                                                              Filed pursuant to
                                                              Rule 424(b)(3)
                                                              File No. 333-39011


                         WESTERN NATIONAL CORPORATION

                                PROXY STATEMENT

                               ----------------

                         AMERICAN GENERAL CORPORATION

                                  PROSPECTUS

                               ----------------

                          PROXY STATEMENT/PROSPECTUS

  This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") relates to the proposed merger (the "Merger") of Astro Acquisition Corp. ("Merger Sub"), a Delaware corporation and an indirect wholly-owned subsidiary of American General Corporation, a Texas corporation ("American General"), with and into Western National Corporation, a Delaware corporation ("Western National" or the "Company"), pursuant to an Agreement and Plan of Merger, dated as of September 11, 1997 and amended as of January 15, 1998 (the "Merger Agreement"), by and among the Company, American General and Merger Sub. In the Merger, Merger Sub will be merged with and into the Company, which will continue in existence as an indirect wholly-owned subsidiary of American General (the "Surviving Corporation").

  Upon the terms and conditions set forth in the Merger Agreement, in the Merger, each share of common stock, par value $.001 per share, of the Company ("Company Common Stock"), outstanding at the Effective Time (as defined herein) of the Merger (other than shares of Company Common Stock owned by American General or any direct or indirect subsidiary of American General (collectively, the "AGC Companies") or shares of Company Common Stock owned by the Company or any direct or indirect subsidiary of the Company) will be converted into, and become exchangeable for, at the election of the holder of shares of Company Common Stock, (i) $29.75 in cash (the "Cash Consideration"), or (ii) the number of shares (the "Stock Consideration") of common stock, par value $.50 per share, of American General (together with the attached American General Preferred Share Purchase Rights, "American General Common Stock") equal to the ratio (the "Exchange Ratio") determined by dividing $29.75 by the average of the per share high and low sales prices, regular way (rounded to four decimal points, the "Average AGC Price") of American General Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten trading days (the "Averaging Period") ending on (and including) the fifth trading day (the "Determination Date") prior to the Closing (as defined herein) (the Cash Consideration or the Stock Consideration, as applicable, being hereinafter referred to as the "Merger Consideration"), provided, that (x) if the Average AGC Price is equal to or less than $47.00,
(A) the Cash Consideration will be adjusted to an amount equal to the sum of
(aa) the product of .3165 multiplied by such Average AGC Price, plus (bb) $14.875, and (B) the Exchange Ratio will be adjusted to equal the sum of (aa)
 .3165 plus (bb) the ratio of $14.875 to such Average AGC Price; and (y) if the Average AGC Price is equal to or greater than $53.00 and less than $60.00, (A) the Cash Consideration will be adjusted to an amount equal to the sum of (aa) the product of .2807 multiplied by such Average AGC Price, plus (bb) $14.875, and (B) the Exchange Ratio will be adjusted to equal the sum of (aa) .2807 plus (bb) the ratio of $14.875 to such Average AGC Price. If the Average AGC Price is equal to or greater than $60.00, the Cash Consideration shall be $31.71 per share of Company Common Stock and the Exchange Ratio shall equal the ratio of $31.71 to such Average AGC Price. The Board of Directors of the Company has the right to elect to abandon the Merger and terminate the Merger Agreement following the Determination Date and prior to the Effective Time if the Average AGC Price is less than $40.00; provided, however, that American General has the right, but not the obligation, to increase the Merger Consideration in such circumstance such that the per share value of the Cash Consideration shall be $27.53 and the Exchange Ratio shall equal the ratio of $27.53 to such Average AGC Price, whereupon no abandonment or termination of the Merger or the Merger Agreement shall be deemed to have occurred. The
Merger Agreement also provides that, notwithstanding anything in the Merger Agreement to the contrary, the number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger, and the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger, shall in each case be equal to fifty percent (50%) of (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, less (ii) the number of Excluded Shares (as defined herein). See "THE PROPOSED MERGER--Conversion of Shares."

  A Form of Election and Letter of Transmittal (together, the "Form of Election") with which Company stockholders can elect to receive Stock Consideration and/or Cash Consideration for their shares of Company Common Stock accompanies this Proxy Statement/Prospectus. In order to elect Stock Consideration and/or Cash Consideration, each holder of Company Common Stock must submit a Form of Election to First Chicago Trust Company of New York (the "Exchange Agent") by no later than 5:00 p.m. New York City time on the business day that is two trading days prior to the Closing (the "Election Deadline"). The Exchange Ratio will be determined prior to the Election Deadline. Company stockholders who wish to obtain information regarding the Exchange Ratio prior to making their elections should call the Exchange Agent at (800) 524-7072 or Morrow & Company, Inc., the Information Agent for the Merger, at (800) 662-5200. The Form of Election accompanying this Proxy Statement/Prospectus contains important information concerning the timing and procedures for making an election. Please read such materials carefully. The Election Deadline will be announced in a news release delivered to the Dow Jones News Service as soon as practicable, but in no event less than five trading days prior to the Closing.

  Fractional shares of American General Common Stock will not be issued in the Merger, and any holder of Company Common Stock entitled to receive a fraction of a share of American General Common Stock will be entitled to receive a cash payment in lieu thereof equal to the product of such holder's proportionate interest in a share of American General Common Stock and the Average AGC Price.

  On January 23, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of American General Common Stock as reported on the NYSE Composite Tape was $56 1/2 per share, and the closing price of Company Common Stock as reported on the NYSE Composite Tape was $30 5/16 per share. Assuming an Average AGC Price of $56.50, and 37,521,543 shares of Company Common Stock (the number of outstanding shares of Company Common Stock on January 23, 1998, less the 32,201,964 shares of Company Common Stock beneficially owned by American General and its subsidiaries as of such date) to be converted into the right to receive the Merger Consideration in the Merger, the aggregate Merger Consideration would have a value of approximately $1,153,235,898. As noted above, holders of Company Common Stock would receive an aggregate 50% Cash Consideration and 50% Stock Consideration, and each holder of Company Common Stock receiving Cash Consideration would receive approximately $30.73 per share of Company Common Stock and each holder of Company Common Stock receiving Stock Consideration would receive .5440 of a share of American General Common Stock per share of Company Common Stock. The accompanying Proxy Statement/Prospectus contains a chart showing the amount of the Cash Consideration and the value of the Stock Consideration to be issued pursuant to the Merger in exchange for each share of Company Common Stock at various Average AGC Prices. The actual amount of the Cash Consideration to be paid and the value of the Stock Consideration to be issued may differ from the example because they will not be determined until immediately prior to the Closing.

  This Proxy Statement/Prospectus constitutes (i) the proxy statement of the Company relating to the solicitation of proxies by its Board of Directors for use at a special meeting of the Company stockholders to be held on February 25, 1998, at 9:00 a.m., local time, at 5555 San Felipe, Suite 900, Houston, Texas to approve the Merger Agreement (the "Special Meeting"), and (ii) the prospectus of American General included as part of a Registration Statement filed with the Securities and Exchange Commission (the "Commission") with respect to the shares of American General Common Stock to be issued in the Merger (the "Merger Shares").

  Approval of the Merger Agreement at the Special Meeting of the holders requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. As of January 7, 1998, the record date for the Special Meeting (the "Record Date"), American General, through AGC Life Insurance Company ("AGC Life"), a direct wholly-owned subsidiary of American General and the direct parent of Merger Sub, owns approximately 46% of the outstanding shares of Company Common Stock and, pursuant to the Merger Agreement, is required to vote (or cause to be voted) such shares for approval of the Merger Agreement.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being sent to Company stockholders on or about January 27, 1998.

  THE ABOVE MATTERS ARE DESCRIBED IN DETAIL IN THE PROXY STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO AND SHOULD READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS DESCRIBED UNDER THE HEADINGS "RISK FACTORS " AND "SPECIAL FACTORS" BEGINNING ON PAGES 25 AND 34, RESPECTIVELY.

                               ----------------

  NEITHER THIS TRANSACTION NOR THE SHARES OF AMERICAN GENERAL COMMON STOCK TO BE ISSUED IN CONNECTION THEREWITH HAS BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY STATE INSURANCE DEPARTMENT. NONE OF THE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY STATE INSURANCE DEPARTMENT HAVE PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 26, 1998.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERICAN GENERAL OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF AMERICAN GENERAL OR THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. HOWEVER, IF ANY MATERIAL CHANGE OCCURS DURING THE PERIOD THAT THIS PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED ACCORDINGLY. EXCEPT AS OTHERWISE DESCRIBED HEREIN, ALL INFORMATION REGARDING AMERICAN GENERAL AND ITS SUBSIDIARIES IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY AMERICAN GENERAL, AND ALL INFORMATION REGARDING WESTERN NATIONAL AND ITS SUBSIDIARIES IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY WESTERN NATIONAL.

                             AVAILABLE INFORMATION

  Each of American General and Western National is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Western National, Merger Sub and American General have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the transactions described in this Proxy Statement/Prospectus (the "Schedule 13E-3"). As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain exhibits contained in the Schedule 13E-3. Copies of the Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site at http://www.sec.gov which contains reports and other information regarding registrants that file electronically with the Commission. In addition, materials filed by American General and Western National may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Materials filed by American General may also be inspected at the offices of the Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014.

  American General has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of American General Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by American General (File No. 1-7981) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

  (1) Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997 (the "American General 10-Qs").

  (2) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "American General 10-K"), filed on March 20, 1997.

  (3) Proxy Statement relating to American General's 1997 annual meeting of shareholders.

  (4) Current Reports on Form 8-K dated February 12, February 21, August 15, September 11 and October 10, 1997 and January 26 and January 27, 1998.

  (5) The description of American General Common Stock contained in the Registration Statement on Form 8-B dated June 25, 1980, as amended by Amendment No. 1 on Form 8 dated December 22, 1983.

  (6) The description of American General Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A dated July 31, 1989, as amended by Amendment No. 1 on Form 8 dated August 7, 1989.

  (7) Registration Statement on Form S-4 (and Joint Proxy Statement/Prospectus dated May 19, 1997) relating to the acquisition of USLIFE Corporation.

  (8) All documents subsequently filed by American General pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the final adjournment of the Special Meeting.

  The following documents filed with the Commission by Western National (File No. 1-12540) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

  (1) Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997 (the "Western National 10-Qs").

  (2) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Western National 10-K"), filed on March 17, 1997.

  (3) Current Reports on Form 8-K, dated September 11, 1997, as amended by Current Report on Form 8-K/A, filed on September 15, 1997.

  (4) Proxy Statement relating to Western National's 1997 annual meeting of stockholders (the "Western National Proxy Statement").

  (5) All documents subsequently filed by Western National pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the final adjournment of the Special Meeting.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  This Proxy Statement/Prospectus incorporates by reference documents relating to American General and the Company that are not presented herein or delivered herewith. These documents (not including exhibits to such documents other than exhibits specifically incorporated by reference into such documents) are available without charge to any person, including any beneficial owner of Company Common Stock, to whom this Proxy Statement/Prospectus is delivered, upon written or oral request of such person. Requests for such documents relating to American General should be directed to American General Corporation, 2929 Allen Parkway, Houston, Texas 77019-2155, Attention: Investor Relations, telephone number (800) 242-1111. Requests for documents relating to Western National should be directed to Western National Corporation, 5555 San Felipe, Suite 900, Houston, Texas 77056, Attention: Investor Relations, telephone number (800) 501-7848. To assure timely delivery of such documents, requests for such documents should be made no later than February 16, 1998.

               INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

  Certain of the statements contained in this Proxy Statement/Prospectus and in documents incorporated herein by reference may be considered forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act, including, without limitation, (i) the statements in "Summary Pro Forma Per Share and Other Data", (ii) the statements in "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company after the Merger," including, but not limited to, American General's belief that certain operations of American General and the Company may be combined, (iii) the statements in "SPECIAL FACTORS--Recommendation of the Board of Directors and the Special Committee of the Company; Fairness of the Merger,"--"Opinion of Western National's Financial Advisor," and "--Opinion of American General's Financial Advisor" concerning, among other things, prospective considerations that the Board of Directors of Western National (hereinafter sometimes referred to as the "Western National Board") and the Board of Directors of American General (hereinafter sometimes referred to as the "American General Board") took into account in arriving at their respective recommendations in favor of the Merger, (iv) the statements in "SPECIAL FACTORS--Certain Projections" concerning, among other things, certain financial projections prepared by management of the Company and (v) variations in the foregoing statements whenever they appear in this Proxy Statement/Prospectus and the documents incorporated herein by reference. Forward-looking statements are made based upon either American General or Western National management's current expectations and beliefs concerning future developments and their potential effects upon American General or Western National, respectively. There can be no assurance that future developments affecting either American General or Western National will be those anticipated by their respective managements. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; customer responsiveness to both new products and distribution channels; competitive, regulatory, or tax changes that affect the cost of or demand for American General's products; adverse litigation results; American General's failure to achieve anticipated levels of earnings or operational efficiencies related to recently acquired companies, as well as other cost-saving initiatives; and difficulties in combining the operations of American General with the operations of each of Western National, USLIFE Corporation ("USLIFE") and Home Beneficial Corporation ("Home Beneficial"), and the potential loss of key personnel in connection with each of these transactions.

  While Western National and American General each reassess material trends and uncertainties affecting each company's financial condition and results of operations, in connection with its preparation of management's discussion and analysis of financial condition and results of operations contained in each company's quarterly and annual reports, neither Western National nor American General intends to review or revise in light of future events any particular forward-looking statement referenced in this Proxy Statement/Prospectus or incorporated herein by reference.

  The information referred to above should be considered by Western National stockholders when reviewing any forward-looking statements contained in this Proxy Statement/Prospectus, in any documents incorporated herein by reference, in any of Western National's or American General's public filings or press releases or in any oral statements made by either Western National or American General or any of their respective officers or other persons acting on their behalf. By means of this cautionary note, each of Western National and American General intends to avail itself of the safe harbor from liability with respect to forward-looking statements that is provided by Section 27A and
Section 21E referred to above.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................   iv
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................    v
  Information Concerning Forward-Looking Statements.......................   vi
SUMMARY OF PROXY STATEMENT/PROSPECTUS.....................................    1
  Special Factors.........................................................    1
  The Companies...........................................................    8
  The Special Meeting.....................................................    9
  The Proposed Merger.....................................................   11
  Summary Historical Financial Data of American General...................   18
  Summary Historical Financial Data of Western National...................   20
  Summary Pro Forma Per Share and Other Data..............................   22
ILLUSTRATION OF POTENTIAL AVERAGE AGC PRICES AND EFFECT ON EXCHANGE RATIO,
 CASH CONSIDERATION, VALUE OF STOCK CONSIDERATION AND PERCENTAGE OF
 OUTSTANDING SHARES OF AMERICAN GENERAL COMMON STOCK EXCHANGEABLE IN THE
 MERGER...................................................................   24
RISK FACTORS..............................................................   25
  Risks if Merger Not Consummated.........................................   25
  Interests of Certain Persons in the Merger; Potential Adverse Effects of
   the Merger on Stockholders of the Company..............................   25
  Determination of Exchange Ratio.........................................   26
  Allocation and Proration................................................   27
  Non-Election Shares.....................................................   27
  Uncertainties in Integrating Operations and Achieving Cost Savings......   27
  Ownership of Company Common Stock by American General...................   28
  Certain Federal Income Tax Consequences of the Merger...................   28
CERTAIN INFORMATION CONCERNING AMERICAN GENERAL...........................   29
  General.................................................................   29
  Rating Agencies.........................................................   29
CERTAIN INFORMATION CONCERNING WESTERN NATIONAL...........................   30
  General.................................................................   30
  Rating Agencies.........................................................   30
SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL....................   31
SELECTED HISTORICAL FINANCIAL DATA OF WESTERN NATIONAL....................   33
SPECIAL FACTORS...........................................................   34
  Background of the Merger................................................   34
  Source and Amount of Funds..............................................   38
  Purpose and Structure of the Merger.....................................   39
  Certain Effects of the Merger; Plans for the Company after the Merger...   39
  Recommendation of the Board of Directors of the Company and the Special
   Committee;
   Fairness of the Merger.................................................   39
  Opinion of Western National's Financial Advisor.........................   44
  Certain Projections.....................................................   48
  Opinion of American General's Financial Advisor.........................   49
  Certain Litigation......................................................   52
  Interests of Certain Persons in the Merger..............................   53
  Western National Employment Agreements with Executives..................   53
  Post-Acquisition Compensation and Benefits..............................   58
  Certain Transactions in Company Common Stock............................   59
  Accounting Treatment....................................................   59
  Regulatory Filings and Approvals........................................   60
  Certain Other Transactions..............................................   60
  Certain Federal Income Tax Consequences of the Merger...................   61
THE SPECIAL MEETING.......................................................   62
  General.................................................................   62
  Record Date.............................................................   62
  Quorum..................................................................   62

  Votes Required; Voting Rights............................................  62
  Dissenters' Rights.......................................................  63
  Solicitation of Proxies..................................................  63
  Revocability of Proxies..................................................  64
  Availability of Principal Accountants....................................  64
THE PROPOSED MERGER........................................................  65
  General..................................................................  65
  Closing; Effective Time..................................................  65
  Conversion of Shares.....................................................  65
  Fractional Shares........................................................  67
  Procedures for Stockholder Elections.....................................  67
  Stockholder Elections....................................................  67
  Allocation Rules.........................................................  68
  The Merger Agreement.....................................................  71
  State Anti-Takeover Statutes.............................................  77
  Restrictions on Sales of Shares by Affiliates............................  78
  Stock Exchange Listing...................................................  78
  Rights of Dissenting Stockholders........................................  78
MARKET PRICE DATA AND DIVIDENDS............................................  81
COMPARISON OF STOCKHOLDER RIGHTS...........................................  82
  Authorized Capital Stock.................................................  83
  Voting Rights............................................................  83
  American General Preferred Share Purchase Rights.........................  83
  Amendments to Charter and Bylaws.........................................  85
  Preemptive Rights; Cumulative Voting.....................................  86
  Boards of Directors......................................................  86
  Removal of Directors.....................................................  86
  Newly-Created Directorships and Vacancies................................  87
  Nomination of Directors..................................................  87
  Advance Notice of Stockholder Proposals..................................  88
  Special Meetings of Stockholders.........................................  89
  Stockholder Action by Written Consent....................................  89
  Vote Required for Mergers................................................  90
  Vote Required for Sales of Assets........................................  90
  Anti-Takeover Statutes...................................................  91
  Supermajority Voting Provisions..........................................  92
  Constituency Provisions..................................................  92
  Dissenters' Rights.......................................................  93
  Limitation on Directors' Liability.......................................  93
  Indemnification..........................................................  94
  Dividends................................................................  94
SECURITY OWNERSHIP.........................................................  96
  Security Ownership of Certain Beneficial Owners of American General......  96
  Security Ownership of Certain Beneficial Owners of Western National
   Common Stock............................................................  97
LEGAL MATTERS..............................................................  97
EXPERTS....................................................................  97
FUTURE STOCKHOLDER PROPOSALS...............................................  97
MANAGEMENT AND ADDITIONAL INFORMATION......................................  98

ANNEX A--Agreement and Plan of Merger

ANNEX B--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

ANNEX C--Opinion of Goldman, Sachs & Co.

ANNEX D--Section 262 from the Delaware General Corporation Law Regarding Appraisal Rights

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                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. It is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto that are a part of this Proxy Statement/Prospectus. Stockholders are encouraged to read carefully all of the information contained in this Proxy Statement/Prospectus.

  WESTERN NATIONAL STOCKHOLDERS SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH HEREIN UNDER THE HEADINGS "RISK FACTORS" AND "SPECIAL FACTORS" IN ADDITION TO THE OTHER INFORMATION PRESENTED HEREIN.

SPECIAL FACTORS

Background of the
Merger..................  For a description of events leading to the approval and adoption of the Merger Agreement by the Boards of Directors of the Company and American General, see "SPECIAL FACTORS--Background of the Merger."

Source and Amount of
Funds...................  Approximately $577 million will be required to pay the Cash Consideration in the Merger, and American General will incur approximately $250 million of additional short- and long-term debt through the assumption of outstanding indebtedness of Western National, and approximately $10 million in fees and expenses associated with the Merger. The cash required in connection with the Merger will be provided by the issuance of short-term promissory notes to institutional accredited investors and qualified institutional buyers under Section 4(2) of the Securities Act. See "SPECIAL FACTORS--Source and Amount of Funds."

Purpose and Structure
of the Merger...........  The purpose of the Merger is for American General to acquire the entire equity interest in the Company. Because holders of Company Common Stock have the right to elect to receive Stock Consideration, they will have the opportunity to maintain an indirect equity interest in the Company through an investment in American General. See "SPECIAL FACTORS--Purpose and Structure of the Merger", "THE PROPOSED MERGER-- Stockholder Elections" and "--Procedures for Stockholder Elections."

Certain Effects of the
Merger; Plans for the
Company Following the
Merger..................  Following the Merger, American General (through AGC
                          Life) will own 100% of the capital stock of the Surviving Corporation. As such, American General will be the direct beneficiary of any future earnings and growth of the Surviving Corporation, and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Upon the consummation of the Merger, the stockholders of the Company other than AGC Life will cease to have any direct ownership interest in the Company or other rights as stockholders of the Company. Such stockholders will only benefit from any increases in the value of the Company or any

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                          payment of dividends on the Company Common Stock, and will only bear the risk of any decreases in value of the Company indirectly through their ownership of American General Stock if they receive Stock Consideration in the Merger. As a result of the Merger, (i) the Surviving Corporation will be privately held, (ii) there will be no public market for the Company Common Stock, (iii) the Company
                          Common Stock will cease to be listed on the NYSE, and
                          (iv) the registration of the Company Common Stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic reports with the Commission. See "SPECIAL FACTORS-- Certain Effects of the Merger; Plans for the Company After the Merger."

Recommendation of the
Board of Directors and
the Special Committee
of the Company;
Fairness of the
Merger................  The Board of Directors of the Company, based upon the unanimous recommendation of the Special Committee, determined that the terms of the proposed Merger are fair to and in the best interests of the Company's stockholders (other than American General and its affiliates) from both a substantive and procedural point of view and unanimously approved the Merger Agreement. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors, including the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Special Committee. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. See "SPECIAL FACTORS--Recommendation of the Board of Directors of the Company and the Special Committee; Fairness of the Merger."

                        In the event the Average AGC Price is less than $40.00, the Board of Directors of the Company will, in light of then existing facts and circumstances and their fiduciary duties under applicable law, determine whether to give notice to American General of the Company's election to abandon the Merger and terminate the Merger Agreement (subject to the right of American General to increase the Merger Consideration such that the per-share value of the Cash Consideration is $27.53 and the Exchange Ratio is equal to the ratio of $27.53 to such Average AGC Price, whereupon the Merger will not be deemed abandoned and the Merger Agreement will not be terminated). Among the factors that will be considered by the Board of Directors in determining whether to give such notice will be the then current strategic and financial position and prospects for long-term growth of the Company and American General, respectively, and the various factors considered by the Board in initially determining that the terms of the proposed Merger were fair to and in the best interests of the Company's stockholders (other than American General and its affiliates). See "SPECIAL FACTORS--Recommendation of the Board of Directors of the Company and the Special Committee; Fairness of the Merger." If the Board of Directors of the Company has the right to give such notice, but determines not to do so, it does not currently intend to resolicit proxies from stockholders of the Company with respect to their approval of the Merger Agreement.

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                          The Board of Directors of American General, based on the considerations set forth in "SPECIAL FACTORS-- Recommendation of the Board of Directors of the Company and the Special Committee; Fairness of the Merger--American General and Merger Sub," considers the Merger to be both substantively and procedurally fair to the stockholders of the Company other than AGC Life. The Board of Directors of Merger Sub, a wholly-owned subsidiary of American General, adopts the conclusions as to fairness reached by American General.

Opinions of Financial
Advisors................  The Company. On September 11, 1997, DLJ delivered its written opinion to the Special Committee and the Board of Directors of the Company to the effect that as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the stockholders of the Company other than American General was fair, from a financial point of view. DLJ subsequently confirmed such opinion by delivery of its written opinion, dated as of the date of this Proxy Statement/Prospectus (the "DLJ Opinion"). A copy of the DLJ Opinion which sets forth the assumptions made, procedures followed, other matters considered and limits of its review is attached hereto as Annex B and is incorporated herein by reference. Pursuant to the terms of an engagement letter dated September 2, 1997, Western National has paid DLJ $500,000 for its services to date, including the delivery of the DLJ Opinion, and has agreed to pay DLJ $2.6 million upon consummation of the Merger, as a financial advisory fee. Stockholders are urged to and should read the DLJ Opinion in its entirety. See "SPECIAL FACTORS--Opinion of Western National's Financial Advisor."

                          American General. On September 11, 1997, Goldman, Sachs & Co. ("Goldman Sachs") delivered its oral opinion, subsequently confirmed in writing, to the Board of Directors of American General that as of such date the Merger Consideration to be paid by American General pursuant to the Merger Agreement was fair to American General. The full text of the written opinion of Goldman Sachs, dated September 11, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. See "SPECIAL FACTORS--Opinion of American General's Financial Advisor."

Interests of Certain
Persons in the Merger...  Certain members of Western National's management and
                          Board of Directors have interests in the Merger in addition to their interests as stockholders of Western National generally. Those interests relate to, among other things, provisions in the Merger Agreement regarding indemnification and the treatment of outstanding options with respect to Company Common Stock, and to new employment agreements and severance agreements. The Special Committee and the Western National Board of Directors were aware of those interests and considered those interests, among other matters, in recommending and approving the Merger Agreement. In particular, during the negotiations with American General, the Special Committee and the Company's Board were made

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                          aware of discussions between American General and Messrs. Poulos, Scott and Graf regarding the possibility that such individuals would enter into employment agreements and other arrangements with American General.

                          The Merger Agreement provides that American General will indemnify (and advance expenses to) each present and former director, officer and employee of Western National and its subsidiaries (the "Indemnified Parties") to the fullest extent permitted under applicable law against any costs incurred in connection with any claim, proceeding or investigation relating to matters occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement. In addition, American General has agreed to, and to cause the Surviving Corporation to, maintain in effect for not less that six years from the Effective Time policies of directors' and officers' liability insurance on terms and conditions that are no less favorable to the Indemnified Parties than those in effect on the date of the Merger Agreement, provided that in no event shall American General or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums paid by Western National for such coverage. In the event the payment of such amount for any year is insufficient to maintain such insurance, American General will purchase as much insurance as may be purchased for the amount indicated. These obligations survive the consummation of the Merger and are intended to benefit each of the Indemnified Parties. See "THE PROPOSED MERGER--The Merger Agreement-- Indemnification and Insurance."

                          The Merger Agreement provides that all options to acquire Company Common Stock outstanding at the Effective Time under the Western National 1993 Stock and Incentive Plan (the "Western National Stock Plan"), whether vested or unvested, including those options held by management of Western National, will be converted into an option to acquire shares of American General Common Stock. See "SPECIAL FACTORS-- Interests of Certain Persons in the Merger."

                          American General has entered into an employment agreement with Richard W. Scott, and Western National has entered into an employment agreement with John A. Graf, pursuant to which each will receive a base annual salary of $300,000, an annual performance bonus as may be determined by the Personnel Committee of the American General Board for each of calendar years 1998, 1999 and 2000, and benefits similar to those provided to other senior executives of American General, or Western National, as the case may be. In addition, American General has entered into severance agreements with each of Messrs. Scott and Graf pursuant to which each will receive a severance payment in the event of an Involuntary Termination or a Voluntary Termination following the occurrence of a Change of Control of American General (each as defined in the severance agreements). The severance payment is an amount equal to (i) 2.99x the executive's base salary in the event of an Involuntary Termination and (ii) 2.0x the executive's base salary in the event of a Voluntary Termination. The severance agreements also provide for the continuation of medical and dental coverage for a period of 30 months

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                          from the date of such terminations of employment, and for a gross-up payment to eliminate the effects of the imposition of any excise tax under Section 4999 of the Code. Each of Mr. Scott and Mr. Graf received a performance bonus of $300,000 in December 1997 for the 1997 calendar year. See "SPECIAL FACTORS-- Interests of Certain Persons in the Merger."

                          At the Effective Time, American General shall increase the size of its Board of Directors in order to cause Mr. Poulos to be appointed to its Board of Directors, and, subject to applicable law, shall use its best efforts to cause him to be elected at the first annual meeting after the consummation of the Merger.

                          American General, Western National and Michael J. Poulos have entered into a letter agreement (the "Poulos Letter Agreement") regarding the treatment of benefits payable to Mr. Poulos under the terms of Mr. Poulos' employment agreement and awards under the Western National Stock Plan, upon his resignation as Chairman of the Board, President and Chief Executive Officer of Western National upon consummation of the Merger. The Poulos Letter Agreement provides for a lump sum cash payment (the "Severance Payment") in an amount equal to the sum of an amount equivalent to salary payments for 36 calendar months and an amount equivalent to 36 calendar months of bonus; provided, that the Severance Payment will be reduced by approximately $150,000 (subject to further adjustment upon mutual agreement) so that none of the payments and benefits provided to Mr. Poulos in connection with the Merger will be nondeductible or subject Mr. Poulos to an excise tax. Assuming a reduction for tax purposes of $150,000, the Severance Payment to Mr. Poulos under the Poulos Letter Agreement will be approximately $4.4 million. In addition, the Poulos Letter Agreement provides that Mr. Poulos' options to purchase shares of Company Common Stock that are converted into options to purchase shares of American General Common Stock pursuant to the Merger Agreement shall continue to be exercisable for the remainder of the original ten-year term of such options. The Poulos Letter Agreement further provides that Mr. Poulos may elect to receive a lump sum cash payment in return for his surrender of (i) all or any portion of the options to acquire shares of American General Common Stock then outstanding and received by Mr. Poulos in accordance with the terms of the Merger Agreement in exchange for his options to acquire shares of Company Common Stock (the "Unexercised Exchange Options") and (ii) all or any portion of the American General Common Stock then owned by Mr. Poulos and received by him in accordance with the terms of the Merger Agreement in exchange for his shares of Company Common Stock (the "Owned Exchange Stock"). Mr. Poulos will receive, in exchange for each surrendered Unexercised Exchange Option, an amount equal to the difference, if any, between (x) the NYSE closing sales price of one share of American General Common Stock on the date of his surrender election (or on the next preceding trading day if the election is made on a non-trading day) and (y) the exercise price for such share of American General Common Stock pursuant to the terms of the Unexercised Exchange Option. Mr. Poulos will receive, in exchange for each surrendered share

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                          of Owned Exchange Stock, an amount equal to the NYSE closing sales price of one share of American General Common Stock on the date of his surrender election (or on the next preceding trading day if the election is made on a non-trading day). See "SPECIAL FACTORS-- Interests of Certain Persons in the Merger."

                          In addition to the agreements described above, Western National has agreements with five other executive officers that provide for severance payments and certain other benefits if the officer's employment terminates under certain circumstances after a Change of Control (as defined in such agreements) of Western National. The consummation of the Merger would constitute a Change in Control for purposes of those agreements. Assuming all five executive officers terminated employment immediately following the Merger under circumstances entitling such officers to severance payments, the aggregate severance amounts payable under the five agreements would be approximately $2.8 million. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

Accounting Treatment....  The Merger is intended to be accounted for as a purchase by American General for accounting and financial reporting purposes. See "SPECIAL FACTORS-- Accounting Treatment."
Certain Transactions in
Company Common Stock....  As of the date of this Proxy Statement/Prospectus,
                          American General beneficially owned 32,201,964 shares of Company Common Stock (representing approximately 46% of the outstanding Company Common Stock). In December 1994, AGC Life Insurance Company ("AGC Life"), a Missouri domiciled life insurer and a direct wholly-owned subsidiary of American General, purchased 24,947,500 shares of Company Common Stock (representing approximately 40% of the issued and outstanding Company Common Stock as of such date) held by Conseco Investment Holding Company ("Conseco") for an aggregate purchase price of approximately $274 million (or $11.00 per share). On September 17, 1996, the Company issued 7,254,464 shares of convertible preferred stock to AGC Life for an aggregate purchase price of approximately $130 million (or $17.92 per share), less a 3% fee in lieu of an underwriting discount. The convertible preferred stock was not entitled to any dividend unless a dividend was declared with respect to the Company Common Stock, and had no voting power except to the extent required by law. The convertible preferred stock automatically converted into an equal number of shares of Company Common Stock on May 14, 1997, (representing approximately 6% of the outstanding Company Common Stock as of such date) upon the approval of the holders of Company Common Stock at the Company's 1997 Annual Meeting of Stockholders. See "SPECIAL FACTORS--Certain Transactions in Company Common Stock."

                          On March 2, 1995, the Company purchased 7,976 shares of Company Common Stock for an aggregate purchase price of $91,525 (or $11.475 per share) in connection with fulfilling its obligations under certain employee benefit plans. Additionally, upon the approval of the Merger Agreement by the Company's Board of Directors, 166,000 restricted

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                          shares of Company Common Stock previously issued to certain officers under the Company's Stock and Incentive Plan vested and such officers transferred 68,142 of such shares to the Company to satisfy tax withholding requirements.

Certain Litigation......  On September 12, 1997, purported class actions captioned, Weisz v. Baker et al., Del. Ch., C.A. No. 15927; Simon v. Western National Corp., et al., Del. Ch., C.A. No. 15928; Crandon Capital Partners v. Baker et al., Del. Ch., C.A. No. 15929; Vogel v. Poulos, et al., Del. Ch., C.A. No. 15930; Dennis E. Murray and Susan Murray v. Poulos, et al., Del. Ch., C.A. No. 15931; Ericksen/Basloe Adv., Ltd. v. Poulos, Del. Ch., C.A. No. 15932; Fassbender v. Baker et al., Del. Ch., C.A. No. 15933; Samuel Kronenberg and Samuel Bamdas Revocable Trust v. Western National Corp., et al., Del. Ch., C.A. No. 125935 were filed in the Court of Chancery of the State of Delaware in and for New Castle County by stockholders of the Company against the Company, American General Corporation, a Delaware corporation, and certain officers and directors of the Company. These complaints allege, among other things, that the defendants had breached their fiduciary duties by taking actions that would permit the acquisition of the outstanding shares of Company Common Stock at an unfair price, by failing to exercise independent business judgment and by acting to the detriment of the purported class in order to benefit American General. The complaints seek, among other things, preliminary and permanent injunctive relief and unspecified damages. An order consolidating the cases described above was entered on October 31, 1997. The consolidated case is captioned In Re Western National Corporation Shareholders Litigation, Del. Ch., Consolidated C.A. No. 15927NC. See "SPECIAL FACTORS-- Certain Litigation."

                          Also on September 12, 1997, a purported class action captioned, Crandon Capital Partners v. Baker et al., was filed in Harris County, Texas by stockholders of the Company against the Company, American General and certain officers and directors of the Company. The claims and the relief requested are substantially similar to the claims and relief requested in the actions filed in Delaware. See "SPECIAL FACTORS-- Certain Litigation."

Regulatory Filings and
Approvals...............  State Insurance Regulatory Approvals. The insurance holding company laws and regulations of the State of Texas applicable to the Company generally provide that no person may acquire control of the Company unless such person has provided certain required information to, and the Merger has been approved by, the Texas Department of Insurance. American General filed with the Texas Department of Insurance a request to exempt the proposed Merger from the insurance holding company laws and regulations of Texas governing an acquisition of control of a Texas insurer, and on October 15, 1997, the Texas Department of Insurance issued the requested exemption. The insurance holding company laws and regulations of the State of Missouri applicable to AGC Life require that the proposed Merger also be approved by the Missouri Department of Insurance. Such approval is required when a merger of a foreign insurer with a Missouri domestic insurer does not involve a change in control in the domestic insurer. American General filed with the Missouri

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                          Department of Insurance a request for the approval of the proposed Merger and on November 25, 1997, the Missouri Department of Insurance issued the requested approval. The insurance holding company laws and regulations of the State of Georgia applicable to the Company and AGC Life require preacquisition notice of acquisitions involving licensed insurers when the percentage of combined business exceeds certain thresholds. American General filed with the Georgia Department of Insurance the required notice and on October 2, 1997, the Georgia Department of Insurance issued a no objection letter concerning the proposed Merger.

                          HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, provide that certain transactions (including the Merger) may not be consummated until required information and materials have been furnished by the parties to such transactions to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. The Company and American General made their respective filings with the DOJ and the FTC on October 3, 1997, and received notice of early termination of the waiting period on October 20, 1997.

Certain Federal Income
Tax Consequences of the
Merger..................  In the opinion of Skadden, Arps, Slate, Meagher &
                          Flom (Illinois) (tax counsel to American General) and Sullivan & Cromwell (tax counsel to Western National) the receipt of the Merger Consideration for shares of Company Common Stock will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. A Western National stockholder will generally recognize gain or loss equal to the difference between (i) the amount of cash, and, in the case of Western National stockholders receiving Stock Consideration, the fair market value of American General Common Stock, that the stockholder receives as a result of the Merger and (ii) the stockholder's adjusted tax basis in the shares of Company Common Stock that the stockholder exchanges in the Merger. The Company will not recognize any gain or loss as a result of the Merger for U.S. federal income tax purposes. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences of the Merger."

THE COMPANIES

American General
Corporation.............  American General, with assets of $79.4 billion and shareholders' equity of $7.3 billion as of September 30, 1997, is the parent company of one of the nation's largest diversified financial services organizations. American General provides financial services directly to consumers, emphasizing personal service and frequent customer contact. American General's operating subsidiaries are leading providers of retirement services, life insurance and consumer loans. The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111. All references to American General Common Stock to be issued pursuant to the Merger

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                          are deemed to include the corresponding American General Preferred Share Purchase Rights. See "CERTAIN INFORMATION CONCERNING AMERICAN GENERAL."

Western National          Western National was organized in 1993 to serve as
Corporation.............  the holding company for Western National Life
                          Insurance Company ("WNLI"), a Texas life insurance company founded in 1944 and a leading provider of retirement annuity products with $11.5 billion in assets at September 30, 1997. WNLI develops, markets and issues annuity products through niche distribution channels. WNLI sells deferred annuities, including its proprietary fixed annuities, to the savings and retirement markets through financial institutions (principally banks and thrifts), and sells deferred annuities to both the tax-qualified and nonqualified retirement markets through personal producing general agents. The principal executive offices of Western National are located at 5555 San
                          Felipe, Suite 900, Houston, Texas 77056, and its telephone number is (713) 888-7800. See "CERTAIN
                          INFORMATION CONCERNING WESTERN NATIONAL."

Astro Acquisition
Corp....................  Astro Acquisition Corp. ("Merger Sub"), a Delaware
                          corporation and an indirect wholly-owned subsidiary of American General, was incorporated in September 1997 for purposes of entering into the Merger Agreement and consummating the transactions contemplated thereby. Merger Sub engages in no other business. The mailing address of Merger Sub's principal executive offices is c/o American General Corporation, 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111.
Trading Markets and
Market Price Data.......  Shares of Company Common Stock are listed and traded on the NYSE under the symbol "WNH." Shares of American General Common Stock are listed and traded on the NYSE, The Pacific Stock Exchange, The London Stock Exchange, The Basel Stock Exchange, The Geneva Stock Exchange and The Zurich Stock Exchange under the symbol "AGC." The closing price of Company Common Stock on September 11, 1997, the last full trading day prior to the public announcement of the Merger, as reported by the NYSE Composite Tape, was $28 1/8 per share. The closing price of American General Common Stock on September 11, 1997, the last full trading day prior to the public announcement of the Merger, as reported by the NYSE Composite Tape, was $49 15/16 per share. On January 23, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of Company Common Stock, as reported by the NYSE Composite Tape, was $30.3125 per share, and the closing price of American General Common Stock, as reported by the NYSE Composite Tape, was $56.50 per share. See "MARKET PRICE DATA AND DIVIDENDS."

THE SPECIAL MEETING

Time, Date and Place....  The Special Meeting will be held on February 25,
                          1998, at 9:00 a.m., local time, at 5555 San Felipe, Suite 900, Houston, Texas.

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Purpose of the Special
Meeting.................  Holders of Company Common Stock will consider and vote upon a proposal to approve the Merger Agreement among the Company, American General and Merger Sub. Holders of Company Common Stock will also consider and vote upon all other matters as may properly be brought before the Special Meeting. See "THE SPECIAL MEETING" and "THE PROPOSED MERGER."

Record Date.............  Only stockholders of record of Company Common Stock at the close of business on January 7, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On such date, there were outstanding 69,715,157 shares of Company Common Stock held by 187 holders of record of which 37,059,067 shares of Company Common Stock (representing approximately 53% of the outstanding shares of Company Common Stock) were held by persons other than American General and the directors and officers of the Company. See "THE SPECIAL MEETING--Record Date."

Quorum..................  The presence, in person or by proxy, at the Special
                          Meeting of the holders of a majority of the shares of Company Common Stock outstanding will be necessary to constitute a quorum. See "THE SPECIAL MEETING-- Quorum."

Voting Rights; Votes
Required................  Each share of Company Common Stock is entitled to one vote with respect to all matters presented at the Special Meeting. See "THE SPECIAL MEETING--Votes Required; Voting Rights."

                          The affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock (or 34,857,579 shares) is required to approve the Merger Agreement.

                          AGC Life currently owns 46% of the outstanding shares of Company Common Stock and, pursuant to the Merger Agreement, American General is required to vote or cause such shares to be voted in favor of the Merger.

                          If AGC Life and each of the directors and executive officers of the Company votes their respective shares of Company Common Stock in favor of the Merger Proposal, the Merger Proposal will be approved if 2,201,489 shares of Company Common Stock held by other stockholders (representing approximately 3.2% of the outstanding shares of Company Common Stock) are voted in favor of the Merger Proposal.

Security Ownership of
Western National's
Management..............  As of the Record Date, the directors and executive officers of Western National (12 persons) owned beneficially an aggregate of approximately 454,126 shares of Company Common Stock (constituting approximately 0.7% of the outstanding shares). To the knowledge of the Company, of directors and executive officers intend to vote the Company Common Stock beneficially owned by them for approval of the Merger Agreement. See "THE SPECIAL MEETING--Votes Required; Voting Rights."

Revocability of Proxy...  Any Western National stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of Western National at 5555 San Felipe, Suite

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                          900, Houston, Texas 77056, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

Procedural Fairness.....  The separate vote of stockholders not affiliated with the Company or American General is not sought for approval of the Merger Agreement. The Company and American General believe that such approval is not required to ensure the procedural fairness of the Merger in light of, among other things, the appointment of the Special Committee and the arm's length nature of the negotiations surrounding the Merger.

THE PROPOSED MERGER

General.................  At the Effective Time (as defined below), pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"). Western National will continue in existence as an indirect wholly-owned subsidiary of American General.

Closing; Effective
Time....................  The closing of the Merger (the "Closing") will take place on the first business day after the conditions to the Merger shall be satisfied or waived in accordance with the Merger Agreement or at such other place and time and/or on such other date as the Company and American General may agree in writing (the "Closing Date"). The Merger will become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Effective Time"). It is anticipated that the Closing Date will occur on the same day as the Special Meeting. See "THE PROPOSED MERGER--Closing; Effective Time."
Conversion of Shares;
Allocation Rules........  In the Merger, each share of Company Common Stock issued and outstanding at the Effective Time (other than shares of Company Common Stock owned by the AGC Companies or owned by the Company or any direct or indirect subsidiary of the Company) will be converted into, and become exchangeable for, at the election of the holder of shares of Company Common Stock: (i) $29.75 in cash, or (ii) the number of shares of American General Common Stock equal to the Exchange Ratio determined by dividing $29.75 by the Average AGC Price; provided, however, that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Cash Consideration and the Stock Consideration will be adjusted if the Average AGC Price is equal to or less than $47.00 or equal to or greater than $53.00. Pursuant to the Merger Agreement, the Cash Consideration and the Stock Consideration will also be adjusted if the Average AGC Price is equal to or greater than $60.00 and may be subject to a further adjustment if the Average AGC Price is less than $40.00. ALTHOUGH THE MERGER CONSIDERATION WILL BE BASED ON THE AVERAGE AGC PRICE DURING THE AVERAGING PERIOD, THE MARKET PRICE OF AMERICAN GENERAL COMMON STOCK WILL FLUCTUATE AND, ON AND AFTER THE DATE OF RECEIPT OF

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                          SHARES OF AMERICAN GENERAL COMMON STOCK BY HOLDERS OF COMPANY COMMON STOCK WHO RECEIVE STOCK CONSIDERATION IN THE MERGER, MAY BE MORE OR LESS THAN THE AVERAGE AGC PRICE.

                          The Merger Agreement also provides that, notwithstanding anything in the Merger Agreement to the contrary, the number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger, and the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger, shall in each case be equal to fifty percent (50%) of
                          (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time less (ii) the number of shares owned by AGC Companies (except for shares owned on behalf of third parties) and dissenting shares (collectively, "Excluded Shares"). See "THE PROPOSED MERGER--Conversion of Shares."

                          The section entitled "Illustration of Potential Average AGC Prices and Effect on Exchange Ratio, Cash Consideration, Value of Stock Consideration, and Percentage of Outstanding Shares of American General Common Stock Exchangeable in the Merger" of this Proxy Statement/Prospectus sets forth an illustration of potential Average AGC Prices and the effect such prices would have on the amount of Cash Consideration, the Exchange Ratio, and the percentage of outstanding shares of American General Common Stock exchangeable in the Merger. The information set forth in such section is for illustrative purposes only. The actual amount of the Cash Consideration to be paid and the value of the Stock Consideration to be issued may differ from the example because they will not be determined until immediately prior to the Closing.

                          BECAUSE OF THE LIMITATIONS ON THE NUMBER OF SHARES OF COMPANY COMMON STOCK TO BE CONVERTED INTO THE RIGHT TO RECEIVE CASH CONSIDERATION AND STOCK CONSIDERATION UNDER THE ELECTION AND ALLOCATION PROCEDURES DESCRIBED HEREIN, THE MERGER CONSIDERATION WILL ONLY BE PAID 50% IN STOCK AND 50% IN CASH, REGARDLESS OF THE NUMBER OF STOCKHOLDERS ELECTING STOCK CONSIDERATION OR CASH CONSIDERATION. ACCORDINGLY, NO ASSURANCE CAN BE GIVEN THAT HOLDERS OF COMPANY COMMON STOCK WILL RECEIVE THEIR REQUESTED FORM OF MERGER CONSIDERATION.

Fractional Shares.......  Fractional shares of American General Common Stock will not be issued in the Merger. Holders of Company Common Stock will be paid cash in lieu of such fractional shares. See "THE PROPOSED MERGER-- Fractional Shares."

Stockholder Elections;
Procedures..              Subject to certain allocation procedures, record
                          holders of Company Common Stock as of the Record Date
                          (other than Excluded Shares) will be entitled to (A) elect to receive for each share of Company Common
                          Stock (x) Cash Consideration (a "Cash Election") or
                          (y) Stock Consideration (a "Stock Election") or (B) indicate that such record holder

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                          has no preference as to the receipt of Cash
                          Consideration or Stock Consideration (a "Non-Election"). Shares of Company Common Stock in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made, "Non-Election Shares") shall, as nearly as possible, be deemed (A) shares in respect of which Stock Elections have been made in an amount equal to fifty percent (50%) of the total number of such shares and (B) shares in respect of which Cash Elections have been made in an amount equal to fifty percent (50%) of the total number of such shares. The Company will use its best efforts to make a Form of Election available to all persons who become holders of record of Company Common Stock between the date of mailing of this Proxy Statement/Prospectus and the Election Deadline. See "THE PROPOSED MERGER-- Allocation Rules."

                          All such elections shall be made on the Form of Election mailed to holders of Company Common Stock as of the Record Date along with this Proxy Statement/Prospectus. To be effective, a Form of Election must be returned, properly completed and accompanied by the stock certificate(s) as to which the election is being made, to the Exchange Agent no later than the Election Deadline. A record holder that fails to submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election. If the Merger is not approved at the Special Meeting (and the Special Meeting is not adjourned to a later date), stock certificates that have previously been delivered to the Exchange Agent will be returned to the stockholder of record.

                          Elections may be revoked or amended upon written notice to the Exchange Agent prior to the Election Deadline. See "THE PROPOSED MERGER--Stockholder Elections" and "--Procedures for Stockholder Elections."

Conditions to the
Merger..................  The respective obligations of Western National,
                          Merger Sub and American General to consummate the Merger are subject to a number of conditions, including, among others (i) the expiration or early termination of the waiting period under the HSR Act, which waiting period was terminated on October 20, 1997; (ii) the absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger;
                          (iii) the making or obtaining of filings, permits, authorizations, consents or approvals required by the Texas Department of Insurance and the Missouri Department of Insurance and any other governmental entity; (iv) the approval of the Merger Agreement by the requisite vote of each of the Western National stockholders and the sole stockholder of Merger Sub;
                          (v) the Registration Statement having become
                          effective and not being the subject of any stop order or stop order proceedings; (vi) the authorization for listing on the NYSE of the American General Common Stock issuable in the Merger; (vii) the performance in all material respects by the parties to the Merger Agreement of their obligations under such agreement and the parties' respective representations and warranties being true and correct in all material respects; and (viii) the obtaining of all requisite consents and
--------------------------------------------------------------------------------
                                     13

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                          approvals in order to consummate the Merger. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. The Company and American General may determine to modify or waive any condition to the consummation of the Merger, provided that no modification or waiver by the Company that requires stockholder approval under applicable law, the Western National
                          Certificate of Incorporation (the "Western National Charter"), or the Western National Bylaws (the "Western National Bylaws") will occur unless such approval is obtained, in which case Western National will resolicit proxies from the Company's stockholders with respect to their approval. In the event a modification or waiver by Western National or American General is contemplated that requires stockholder approval under applicable law, a supplement to this Proxy Statement/Prospectus will be distributed to Western National stockholders, and proxies will be resolicited. See "SPECIAL MEETING OF WESTERN NATIONAL STOCKHOLDERS--Solicitation of Proxies." While neither American General nor Western National currently contemplates waiving or modifying any of the foregoing conditions, each reserves the right to do so in accordance with the terms of the Merger Agreement and applicable law. In the event Western National determines to so waive or modify any of the foregoing conditions, it does not currently intend to resolicit proxies from stockholders of the Company with respect to their approval of the Merger Agreement except in the circumstances described above. See "THE PROPOSED MERGER--The Merger Agreement--Conditions to the Merger."

Other Acquisition
Proposals...............  The Merger Agreement provides that, subject to certain exceptions, prior to the consummation of the Merger or termination of the Merger Agreement, Western National and its subsidiaries and representatives and agents will not (i) solicit, initiate or encourage the submission of an Acquisition Proposal (defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, in each case subject to certain exceptions that enable the Western National Board to fulfill its fiduciary obligations to the Western National stockholders. An "Acquisition Proposal" means any tender or exchange offer involving the capital stock of Western National or any of its subsidiaries, any proposal for a merger, consolidation, or other business combination involving Western National or any of its subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, Western National or any of its subsidiaries, any proposal or offer with respect to any recapitalization or restructuring of the Company or any of its subsidiaries, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to Western National or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. See "THE PROPOSED MERGER--The Merger Agreement--Other Acquisition Proposals."

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Termination.............  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time,
                          (i) by mutual written consent of Western National and American General; (ii) by either the American General Board or the Western National Board, if (a) the approval of the stockholders of Western National shall not have been obtained, (b) the Merger shall not have been consummated on or before June 30, 1998 subject to certain conditions, or (c) any judicial or governmental decree or other order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the Western National stockholders); (iii) by the Western National Board, if (a) if there has been a material breach by American General or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement that is not curable or, if curable, is not cured within thirty (30) days of written notice of such breach by Western National to the party committing such breach, (b) the Western National Board shall, or shall have resolved to, (1) withdraw or modify, in a manner adverse to American General or Merger Sub, its approval or recommendation of the Merger, (2) approve or recommend any Acquisition Proposal, (3) enter into any agreement (other than a confidentiality agreement) with respect to any Acquisition Proposal or (4) terminate the Merger Agreement in response to an Acquisition Proposal, or (c) subject to the rights of American General to increase the aggregate Merger Consideration, the Western National Board shall have elected to abandon the Merger in the event that the Average AGC Price is less than $40.00; and (iv) by the American General Board, if (a) there has been a material breach by Western National of any representation, warranty, covenant or agreement set forth in the Merger Agreement that is not curable or, if curable, is not cured within thirty (30) days of written notice of such breach by American General to Western National, or (b) the Western National Board shall, or shall have resolved to, (1) withdraw or modify, in a manner adverse to American General or Merger Sub, its approval or recommendation of the Merger, (2) approve or recommend any Acquisition Proposal, (3) enter into any agreement (other than a confidentiality agreement) with respect to any Acquisition Proposal or (4) terminate the Merger Agreement in response to an Acquisition Proposal. See "THE PROPOSED MERGER--The Merger Agreement-- Termination." If the Western National Board elects to terminate the Merger Agreement in accordance with clause (iii) (c), above, American General shall have the right to increase the aggregate Merger Consideration such that the Cash Consideration shall be $27.53 per share and the Exchange Ratio shall equal the ratio of $27.53 to the Average AGC Price, whereupon no abandonment or termination of the Merger or the Merger Agreement shall be deemed to have occurred, and the aggregate Merger Consideration to be paid to Western National stockholders shall be approximately $1,032,968,079.

Termination Fees........  In the event (a) the Merger Agreement is terminated by either Western National or American General after the Western National Board (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to American General or Merger Sub, its approval or

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                          recommendation of the Merger Agreement or the Merger,
                          (ii) approves or recommends, or proposes to approve or recommend, any Acquisition Proposal, (iii) enters into any agreement (other than a confidentiality agreement) with respect to any Acquisition Proposal or (iv) terminates the Merger Agreement in response to an Acquisition Proposal, or (b) prior to the termination of the Merger Agreement, any person or entity shall have commenced a tender or exchange offer that would, if successful, result in the acquisition by such person or entity of 51% or more of the outstanding shares of Western National Common Stock and such tender or exchange offer is completed not later than six months following the termination of the Merger Agreement, Western National has agreed to pay to American General, not later than two business days after the date of such termination (or the date of completion of such tender or exchange offer, as the case may be), an amount not to exceed $7.5 million in reimbursement of American General's reasonably documented out-of-pocket expenses incurred in connection with the Merger, including fees and expenses of financial advisors and legal counsel.

Dissenters' Rights......  Holders of Company Common Stock who comply with the requirements of Section 262 of the DGCL may dissent from the Merger and obtain payment for the fair value of their Company Common Stock (the "Dissenting Shares"). Excerpts from the DGCL relating to dissenters' rights are attached to this Proxy Statement/Prospectus as Annex D. See "THE PROPOSED MERGER--Rights of Dissenting Stockholders."

Comparison of
Stockholder Rights......  The rights of Western National stockholders are currently governed by the DGCL, the Western National Charter and the Western National Bylaws. Upon consummation of the Merger, Western National stockholders who receive American General Common Stock in the Merger will become shareholders of American General, and their rights will be governed by the Texas Business Corporation Act (the "TBCA"), the American General Articles of Incorporation (the "American General Articles") and the American General Bylaws (the "American General Bylaws"). The material differences between the rights of Western National stockholders and the rights of American General shareholders include, among other things: (i) shares of American General Common Stock have associated preferred share purchase rights that entitle the holder, under certain limited circumstances, to purchase American General Common Stock at a discount, while Western National stockholders do not have similar rights with respect to Company Common Stock;
                          (ii) amendments to the American General Articles generally require the approval of the holders of two-thirds of the shares entitled to vote thereon, while, except with respect to amendments to certain provisions that require the approval of 80% of the outstanding shares entitled to vote thereon, amendments to the Western National Charter generally require the approval of the holders of a majority of the outstanding shares entitled to vote thereon;
                          (iii) amendments of the Western National Bylaws generally require the approval of holders of 80% of the outstanding shares entitled to vote thereon, while amendments of the American General Bylaws generally require the approval of holders of 75% of the outstanding

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                          shares entitled to vote thereon; (iv) directors of Western National can be removed with or without cause by the affirmative vote of the holders of a majority of outstanding shares entitled to vote in the election of directors, while directors of American General can be removed with or without cause by the affirmative vote of the holders of at least 75% of outstanding shares entitled to vote in the election of directors; (v) the unanimous written consent of all shareholders is required for action to be taken by the written consent of shareholders of American General, while action may be taken by the written consent of the holders of Company Common Stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted; and (vi) unless one of the exceptions under the DGCL applies, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required in order to effect a merger or the sale of all or substantially all of the assets of Western National, while, unless one of the exceptions under the TBCA applies, the affirmative vote of two-thirds of the outstanding stock entitled to vote thereon is required in order to effect a merger or the sale of all or substantially all of the assets of American General. See "COMPARISON OF STOCKHOLDER RIGHTS" for a more detailed summary of the material differences between the rights of Western National stockholders and the rights of American General shareholders.

Risk Factors............  In addition to the other information contained in this Proxy Statement/Prospectus, the stockholders of Western National should consider the factors set forth under "RISK FACTORS" on page 25 in deciding whether to vote to approve the Merger. Material risks of the Merger include risks of non-consummation of the Merger, interests of certain persons in the Merger, risk of proration, risks arising out of the determination of the Exchange Ratio, uncertainties in integrating operations and achieving cost savings, ownership of Company Common Stock by American General, and the federal income tax consequences of the Merger.

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             SUMMARY HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL

  The following table presents summary historical financial data of American General and its consolidated subsidiaries for the periods indicated. All data presented includes the operating results and financial position of USLIFE, which was acquired June 17, 1997. The acquisition was accounted for using the pooling of interests method and, accordingly, American General's consolidated financial statements for all periods prior to the acquisition have been restated to include the results of operations, financial position, and cash flows of USLIFE.

  The historical financial data as of December 31, 1996 and 1995 and for the three years ended December 31, 1996 was derived from American General's audited consolidated financial statements included in American General's Current Report on Form 8-K dated October 10, 1997 and incorporated by reference in this Proxy Statement/Prospectus. The historical financial data as of December 31, 1994, 1993 and 1992 and for the two years ended December 31, 1993 was derived from American General's and USLIFE's separate audited consolidated financial statements and, in the opinion of American General's management, reflects all adjustments (relating to conformity of accounting policies) necessary for a fair presentation of such data.

  The financial data as of and for the nine months ended September 30, 1997 and 1996 and the three months ended September 30, 1997 was derived from American General's unaudited quarterly financial statements, which, in the opinion of American General's management, reflect all adjustments necessary for a fair presentation of such data. The data for the nine months ended September 30, 1997 and 1996 and the three months ended September 30, 1997 is not necessarily indicative of results of operations for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of American General included or incorporated by reference in this Proxy Statement/Prospectus.

                          THREE MONTHS      NINE MONTHS
                              ENDED     ENDED SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30, ----------------------    ---------------------------------------------------
                              1997        1997         1996        1996       1995       1994       1993       1992
                          ------------- ---------    ---------    -------    -------    -------    -------    -------
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Total revenues(a).......     $ 2,235      $ 6,603      $ 6,524    $ 8,714    $ 8,236    $ 6,492(f) $ 6,430    $ 6,131
Income before income tax
 expense................         384          689(b)       918(c)   1,080(d)   1,010(e)     949(f)     753(g)     879
Net income..............         226          312(b)       558(c)     653(d)     650(e)     609(f)     178(h)     602
PER SHARE DATA
Net income..............     $   .91    $    1.27(b) $    2.24(c) $  2.63(d) $  2.65(e) $  2.46(f) $   .70(h) $  2.36
Common dividend
 (excluding USLIFE).....         .35         1.05          .98       1.30       1.24       1.16       1.10       1.04
Book value (at end of
 period)(i).............       29.84        29.84        26.70      28.05      29.28      17.99      24.85      22.14
High market price.......       54.75        54.75        38.75      41.75      39.13      30.50      36.50      29.38
Low market price........       46.81        36.50        32.88      32.88      27.50      24.88      26.25      20.13
Closing market price....       51.88        51.88        37.75      40.88      34.88      28.25      28.63      28.50
Average shares
 outstanding............       252.8        251.4        252.4      252.2      247.4      247.6      254.6      255.4

                                           SEPTEMBER 30,                       DECEMBER 31,
                                        ----------------------    ---------------------------------------------------
                                          1997         1996        1996       1995       1994       1993       1992
                                        ---------    ---------    -------    -------    -------    -------    -------
                                                    (IN MILLIONS)
FINANCIAL POSITION
Assets(i)...............                $  79,416    $  72,178    $74,134    $69,083    $53,300    $51,003    $45,837
Corporate debt..........                    2,025        2,557      2,102      2,295      2,381      2,200      2,514
Redeemable equity.......                    1,726          731      1,227        729         47         --         --
Shareholders'
 equity(i)..............                    7,319        6,527      6,844      7,109      4,334      6,274      5,630

--------
(a) Includes realized investment gains (losses) as follows:

                          THREE MONTHS      NINE MONTHS
                              ENDED     ENDED SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30, -------------------       ---------------------------------------------------
                              1997        1997         1996        1996       1995       1994       1993       1992
                          ------------- ---------    ---------    -------    -------    -------    -------    -------
                                                    (IN MILLIONS)
                             $    11    $      25    $      57    $    62    $    18    $  (173)   $    17    $    15

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(b) Includes $272 million ($247 million or $.99 per share aftertax) USLIFE merger-related costs, $113 million ($73 million or $.29 per share aftertax) losses on assets held for sale, and $50 million ($33 million or $.13 per share aftertax) litigation charge.
(c) Includes $50 million ($32 million or $.13 per share aftertax) write-down of USLIFE group business.
(d) Includes $165 million ($111 million or $.44 per share aftertax) losses on assets held for sale and $50 million ($32 million or $.13 per share aftertax) write-down of USLIFE group business.
(e) Includes $216 million ($140 million or $.57 per share aftertax) adjustment to allowance for finance receivable losses.
(f) Includes $173 million ($115 million or $.47 per share aftertax) of realized investment losses, primarily from capital gains offset program.
(g) Includes $300 million write-down of goodwill.
(h) Includes effect of $300 million ($1.18 per share) write-down of goodwill and $169 million ($.66 per share) aftertax charge for cumulative effect of accounting changes.
(i) Includes effect of Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities," which recognizes the impact of unrealized gains and losses on investment securities and related adjustments. To facilitate analysis of period-to-period balances, the effect of SFAS 115, which was adopted at December 31, 1993, on reported balances was as follows:

                              SEPTEMBER 30,              DECEMBER 31,
                            ----------------- -----------------------------------
                              1997     1996    1996     1995      1994     1993
                            --------- ------- ------- --------- --------  -------
                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
   Increase (decrease) in
    assets................. $   1,460 $   456 $   949 $   1,956 $ (1,225) $ 1,303
   Increase (decrease) in
    shareholders' equity...       937     294     610     1,265   (1,105)     847
   Increase (decrease) in
    book value per share...      3.75    1.19    2.47      5.16    (4.55)    3.34

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             SUMMARY HISTORICAL FINANCIAL DATA OF WESTERN NATIONAL

  The following table presents summary historical financial data of Western National and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 was derived from Western National's audited consolidated financial statements. The financial data as of and for the nine months ended September 30, 1997 and 1996 and the three months ended September 30, 1997 was derived from Western National's unaudited quarterly financial statements, which, in the opinion of Western National's management, reflect all adjustments necessary for a fair presentation of such data. The data for the nine months ended September 30, 1997 and 1996 and the three months ended September 30, 1997 is not necessarily indicative of results of operations for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Western National included or incorporated by reference in this Proxy Statement/Prospectus.

                           THREE MONTHS      NINE MONTHS
                              ENDED      ENDED SEPTEMBER 30,        YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30,  --------------------  ----------------------------------------
                               1997         1997      1996      1996     1995      1994    1993   1992
                          -------------- ---------- ---------  -------  ------    ------  ------ ------
                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Total revenues(a).......      $ 233      $      691 $     572  $   790  $  560    $  608  $  768 $  647
Income before income tax
 expense................         47             141       109      153       9(b)    114     205    157
Net income..............         31              90        71       99       7(b)     73     130    102
PER SHARE DATA
Net income..............      $ .44      $     1.27 $    1.12  $  1.53  $  .12(b) $ 1.18  $ 2.17 $ 1.70
Common dividend.........        .04             .12       .12      .16     .16       .12    1.23     --
Book value (at end of
 period)(c).............      15.36           15.36     12.11    13.14   12.59      5.47   12.68  10.37
High market price.......      29.25           29.25     19.50    19.88   16.25     16.00      --     --
Low market price........      26.00           18.63     15.13    15.13   10.88      9.63      --     --
Closing market price....      28.69           28.69     18.63    19.25   16.13     12.88      --     --
Average shares
 outstanding............       70.7            70.6      63.2     64.9    62.5      62.2    60.0   60.0

                                            SEPTEMBER 30,                 DECEMBER 31,
                                         --------------------  ----------------------------------------
                                            1997      1996      1996     1995      1994    1993   1992
                                         ---------- ---------  -------  ------    ------  ------ ------
                                                              (IN MILLIONS)
FINANCIAL POSITION
Assets(c)...............                 $   11,586 $   9,711  $10,096  $9,312    $8,321  $8,370 $7,641
Notes payable...........                        148       148      148     148       148      --     --
Shareholders'
 equity(c)..............                      1,069       843      915     784       339     761    622
--------

(a) Includes realized gains (losses) and net trading income on investments as follows:

                           THREE MONTHS
                              ENDED
                          SEPTEMBER 30,      NINE MONTHS
                               1997      ENDED SEPTEMBER 30,        YEARS ENDED DECEMBER 31,
                          -------------- --------------------  ----------------------------------------
                                            1997      1996      1996     1995      1994    1993   1992
                                         ---------- ---------  -------  ------    ------  ------ ------
                                                   (IN MILLIONS)
                              $ (1)      $        3 $      (3) $    (2) $ (126)   $  (49) $  142 $   97

(b) Includes $32 million ($21 million or $.34 per share aftertax) consisting of charge for future state guaranty fund assessments and an adjustment to the deferred acquisition cost asset.

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(c) Includes effect of SFAS 115. To facilitate analysis of period-to-period balances, the effect of SFAS 115 on reported balances was as follows:

                            SEPTEMBER 30,               DECEMBER 31,
                            --------------  --------------------------------------
                             1997    1996    1996    1995    1994     1993   1992
                            ------- ------  ------- ------- -------  ------ ------
                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
   Increase (decrease) in
    assets................. $   171 $  (18) $    56 $   217 $  (308) $   75 $   46
   Increase (decrease) in
    shareholders' equity...     112     (9)      39     125    (323)     38     14
   Increase (decrease) in
    book value per share...    1.61   (.13)     .56    2.01   (5.16)    .63    .23

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                   SUMMARY PRO FORMA PER SHARE AND OTHER DATA

  The following table presents the consolidated net income, common dividend, and book value per share of American General and Western National, on a pro forma basis for American General and an equivalent pro forma basis for Western National. Pro forma data for American General was derived by combining the historical financial statements of American General with Western National's historical financial information, giving effect to the Merger using the purchase method of accounting. Equivalent pro forma information for Western National is presented on an equivalent share basis, which reflects American General's pro forma amounts multiplied by an assumed Exchange Ratio of .5440 shares of American General Common Stock per share of Western National Common Stock, based on the closing price of American General Common Stock on January 23, 1998 of $56 1/2.

  The American General pro forma amounts will not change materially if other prices are assumed for American General Common Stock. However, the Western National equivalent pro forma amounts will vary as different Exchange Ratios are assumed.

  Pro forma net income per share amounts have been prepared as if the Merger had occurred at the beginning of the earliest period presented and have not been adjusted to reflect any expected expense reductions. Pro forma book value per share amounts give effect to the Merger as though it had been consummated on September 30, 1997 and December 31, 1996, respectively. Pro forma common dividend per share assumes dividends are consistent with American General's historical dividend level.

  The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and notes thereto of American General and Western National, which are incorporated herein by reference. Additional pro forma financial information, including a balance sheet and income statement, are not presented herein since Western National does not fall within the definition of a "significant business" as defined in
Article 11 of Regulation S-X.

                                             NINE MONTHS
                                                ENDED           YEAR ENDED
                                          SEPTEMBER 30, 1997 DECEMBER 31, 1996
                                          ------------------ -----------------
AMERICAN GENERAL COMMON STOCK
Net income per share
  Historical.............................       $ 1.27(a)         $ 2.63(b)
  Pro forma(c)...........................         1.33(a)           2.63(b)
Common dividend per share (excluding
 USLIFE)
  Historical.............................       $ 1.05            $ 1.30
  Pro forma(c)...........................         1.05              1.30
Book value per share (at end of period)
  Historical.............................       $29.84            $28.05
  Pro forma(c)...........................        30.85             29.16
WESTERN NATIONAL COMMON STOCK
Net income per share
  Historical.............................       $ 1.27            $ 1.53
  Equivalent pro forma(d)................          .72              1.43
Common dividend per share
  Historical.............................       $  .12            $  .16
  Equivalent pro forma(d)................          .57               .71
Book value per share (at end of period)
  Historical.............................       $15.36            $13.14
  Equivalent pro forma(d)................        16.78             15.86

--------
(a) Includes effect of $247 million ($.99 per share and $.94 per pro forma share) aftertax USLIFE merger-related costs, $73 million ($.29 per share and $.28 per pro forma share) aftertax losses on assets held for sale, and $33 million ($.13 per share and $.12 per pro forma share) aftertax litigation charge.
(b) Includes effect of $111 million ($.44 per share and $.42 per pro forma share) aftertax losses on assets held for sale and $32 million ($.13 per share and $.12 per pro forma share) aftertax write-down of USLIFE group business.
(c) The unaudited pro forma information is not necessarily indicative of American General's consolidated financial data had the Merger been consummated at the assumed dates, nor is it indicative of American
    General's consolidated financial data for any future period.
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(d) Western National equivalent pro forma amounts calculated using various exchange ratios are as follows:

                                            NINE MONTHS ENDED     YEAR ENDED
                                            SEPTEMBER 30, 1997 DECEMBER 31, 1996
                                            ------------------ -----------------
   EQUIVALENT PRO FORMA NET INCOME PER
    SHARE
   American General Common Stock price
    $40.00 (.6884 exchange ratio).........        $  .92            $ 1.81
    $47.00 (.6330 exchange ratio).........           .84              1.66
    $53.00 (.5613 exchange ratio).........           .75              1.48
    $60.00 (.5285 exchange ratio).........           .70              1.39
   EQUIVALENT PRO FORMA COMMON DIVIDEND
    PER SHARE
   American General Common Stock price
    $40.00 (.6884 exchange ratio).........        $  .72            $  .89
    $47.00 (.6330 exchange ratio).........           .66               .82
    $53.00 (.5613 exchange ratio).........           .59               .73
    $60.00 (.5285 exchange ratio).........           .55               .69
   EQUIVALENT PRO FORMA BOOK VALUE PER
    SHARE
   American General Common Stock price
    $40.00 (.6884 exchange ratio).........        $20.84            $19.67
    $47.00 (.6330 exchange ratio).........         19.34             18.27
    $53.00 (.5613 exchange ratio).........         17.25             16.30
    $60.00 (.5285 exchange ratio).........         16.36             15.47

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  ILLUSTRATION OF POTENTIAL AVERAGE AGC PRICES AND EFFECT ON EXCHANGE RATIO, CASH CONSIDERATION, VALUE OF STOCK CONSIDERATION AND PERCENTAGE OF OUTSTANDING
      SHARES OF AMERICAN GENERAL COMMON STOCK EXCHANGEABLE IN THE MERGER

  The following table sets forth an illustration of potential Average AGC Prices and the effect such prices would have on the amount of Cash Consideration, the Exchange Ratio, and the percentage of outstanding shares of American General Common Stock exchangeable in the Merger.

  The information set forth in this table is for illustrative purposes only. The actual amount of the Cash Consideration to be paid and the value of the Stock Consideration to be issued may differ from the example because they will not be determined until immediately prior to the Closing.

                                                 PERCENTAGE OF
            PER SHARE OF COMPANY COMMON STOCK     OUTSTANDING
                   STOCK CONSIDERATION             SHARES OF
          ------------------------------------- AMERICAN GENERAL
AVERAGE                                           COMMON STOCK
AGC       EXCHANGE     CASH      VALUE OF STOCK EXCHANGEABLE IN
PRICE(1)   RATIO   CONSIDERATION CONSIDERATIONS  THE MERGER(2)
--------  -------- ------------- -------------- ----------------
$35.00     0.741      $25.95         $25.95           5.9%
 36.00     0.730       26.27          26.27           5.8
 37.00     0.719       26.59          26.59           5.7
 38.00     0.708       26.90          26.90           5.6
 39.00     0.698       27.22          27.22           5.6
 40.00     0.688       27.53          27.53           5.5
 41.00     0.679       27.85          27.85           5.4
 42.00     0.671       28.17          28.17           5.3
 43.00     0.662       28.48          28.48           5.3
 44.00     0.655       28.80          28.80           5.2
 45.00     0.647       29.12          29.12           5.2
 46.00     0.640       29.43          29.43           5.1
 47.00     0.633       29.75          29.75           5.0
 48.00     0.620       29.75          29.75           4.9
 49.00     0.607       29.75          29.75           4.8
 50.00     0.595       29.75          29.75           4.7
 51.00     0.583       29.75          29.75           4.7
 52.00     0.572       29.75          29.75           4.6
 53.00     0.561       29.75          29.75           4.5
 54.00     0.556       30.03          30.03           4.4
 55.00     0.551       30.31          30.31           4.4
 56.00     0.546       30.59          30.59           4.4
 57.00     0.542       30.87          30.87           4.3
 58.00     0.537       31.15          31.15           4.3
 59.00     0.533       31.43          31.43           4.2
 60.00     0.529       31.71          31.71           4.2
 61.00     0.520       31.71          31.71           4.1
 62.00     0.511       31.71          31.71           4.1
 63.00     0.503       31.71          31.71           4.0
 64.00     0.495       31.71          31.71           4.0
 65.00     0.488       31.71          31.71           3.9

--------
(1) The Board of Directors of the Company has the right to elect to abandon the Merger and terminate the Merger Agreement following the Determination Date and prior to the Effective Time if the Average AGC Price is less than $40.00; provided, however, that American General has the right, but not the obligation, to increase the Merger Consideration in such circumstance such that the per share value of the Cash Consideration shall be $27.53 and the Exchange Ratio shall equal the ratio of $27.53 to such Average AGC Price, whereupon no abandonment or termination of the Merger or the Merger Agreement shall be deemed to have occurred.
(2) Based on 243,206,215 outstanding shares of American General Common Stock (excluding treasury shares and shares held by a subsidiary) as of December 31, 1997.

                                 RISK FACTORS

  In addition to the other information contained in this Proxy
Statement/Prospectus, the stockholders of Western National should consider the following factors in deciding whether to approve the Merger.

RISKS IF MERGER NOT CONSUMMATED

  If the Merger is not consummated, there can be no assurance that the Company will be able to sustain or improve upon its recent financial performance. Among other things that may adversely effect the Company's future financial performance are (i) the inability of the Company to successfully market new or additional products or develop new or additional distribution channels for its products, (ii) the inability of the Company to obtain higher claims paying ratings and (iii) increased competition from existing and new participants in the insurance and financial services industry, particularly in light of (x) the concentration of the Company's revenues derived from the sales of its principal proprietary annuity product through a single financial institution and (y) the ongoing consolidation occurring in the insurance and financial services industries and (z) the likelihood of reforms in the banking industry which may permit banks to underwrite annuity products. See "SPECIAL FACTORS-- Recommendation of the Board of Directors of the Company and the Special Committee; Fairness of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POTENTIAL ADVERSE EFFECTS OF THE MERGER ON STOCKHOLDERS OF THE COMPANY

  In addition to American General, which currently owns (through AGC Life) 32,201,964 shares of Company Common Stock (representing approximately 46% of the outstanding Company Common Stock), certain members of the Board of Directors and management of the Company have interests in the Merger in addition to their interests as stockholders of the Company. Following the Merger, American General will own 100% of the outstanding capital stock of the Company and will be the direct beneficiary of any future earnings and growth of the Company and any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Upon consummation of the Merger, the stockholders of the Company other than AGC Life will cease to have any ownership interest in the Company or other rights as stockholders of the Company and will only benefit from any increases in the value of the Company or any payment of dividends on the Company Common Stock indirectly through their continued ownership of American General Common Stock to the extent they receive Stock Consideration in the Merger. See "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company after the Merger."

  The interests of certain members of the Board of Directors and management of the Company generally relate to, among other things, provisions in the Merger Agreement regarding indemnification and the treatment of outstanding options with respect to Company Common Stock and to new employment agreements and severance agreements.

  American General has entered into an employment agreement with Richard W. Scott, and Western National has entered into an employment agreement with John
A. Graf, pursuant to which each will receive a base annual salary of $300,000, an annual performance bonus as may be determined by the Personnel Committee of the American General Board for each of calendar years 1998, 1999 and 2000, and benefits similar to those provided to other senior executives of American General, or Western National, as the case may be. In addition, American General has entered into severance agreements with each of Messrs. Scott and Graf pursuant to which each will receive a severance payment in the event of an Involuntary Termination or a Voluntary Termination following the occurrence of a Change of Control of American General (each as defined in the severance agreements). The severance payment is an amount equal to (i) 2.99x the executive's base salary in the event of an Involuntary Termination and (ii) 2.0x the executive's base salary in the event of a Voluntary Termination. The severance agreements also provide for the continuation of medical and dental coverage for a period of 30 months from the date of such terminations of employment, and for a gross-up payment to eliminate the effects of the imposition of any excise tax under Section 4999 of the Code. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

  American General has also entered into a letter agreement with Michael J. Poulos (the "Poulos Letter Agreement") regarding the treatment of benefits payable to Mr. Poulos under the terms of Mr. Poulos' employment agreement and awards under the Western National Stock Plan, upon his resignation as Chairman of the Board, President and Chief Executive Officer of Western National upon consummation of the Merger. The Poulos Letter Agreement provides for a lump sum cash payment (the "Severance Payment") in an amount equal to the sum of an amount equivalent to salary payments for 36 calendar months and an amount equivalent to 36 calendar months of bonus; provided, that the Severance Payment will be reduced by approximately $150,000 (subject to further adjustment upon mutual agreement) so that none of the payments and benefits provided to Mr. Poulos in connection with the Merger will be nondeductible or subject Mr. Poulos to an excise tax. Assuming a reduction for tax purposes of $150,000, the Severance Payment to Mr. Poulos under the Poulos Letter Agreement will be approximately $4.4 million. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

  In addition, Western National has agreements with five other executive officers that provide for severance payments and certain other benefits if the officer's employment terminates under certain circumstances after a Change of Control (as defined in such agreements) of Western National. The consummation of the Merger would constitute a Change in Control for purposes of those agreements. Assuming all five executive officers terminated employment immediately following the Merger under circumstances entitling such officers to severance payments, the aggregate severance amounts payable under the five agreements would be approximately $2.8 million. See "SPECIAL FACTORS-- Interests of Certain Persons in the Merger."

  Under Delaware law, the affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock is required to approve the Merger Proposal. If AGC Life and each of the directors and executive officers of the Company vote their respective shares of Company Common Stock in favor of the Merger Proposal, the Merger Proposal will be approved if 2,201,489 shares of Company Common Stock held by other stockholders (representing approximately 3.2% of the outstanding shares of Company Common Stock) are voted in favor of the Merger Proposal. Pursuant to the Merger Agreement, AGC is required to vote (or cause to be voted) the shares of Company Common Stock owned by AGC Life in favor of the Merger Proposal. To the knowledge of the Company, each of its directors and executive officers intends to vote the Company Common Stock beneficially owned by them for approval of the Merger Agreement. See "THE SPECIAL MEETING--Votes Required; Voting Rights."

DETERMINATION OF EXCHANGE RATIO

  The Exchange Ratio will be determined based on an average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive Trading Days ending on and including the fifth Trading Day prior to the Effective Time. Therefore, no assurance can be given that at the Effective Time the product of the Exchange Ratio and the market value of a share of American General Common Stock will not be higher or lower than $29.75.

  In addition, under the terms of the Merger Agreement, if the Average AGC Price used to calculate the Exchange Ratio is equal to or less than $47.00 per share (subject to certain termination and increase in consideration rights, as described herein), the Exchange Ratio will, in effect, become fixed (although the actual Exchange Ratio will continue to fluctuate in order to keep the value of the Stock Consideration and Cash Consideration equal). Accordingly, if the Average AGC Price is equal to or less than $47.00, the Merger Consideration will be worth less than $29.75 per share of Company Common Stock. Conversely, however, under the terms of the Merger Agreement, if the Average AGC Price used to calculate the Exchange Ratio is equal to or greater than $53.00 but less than $60.00 per share, the Exchange Ratio will also, in effect, become fixed (although the actual Exchange Ratio will continue to fluctuate in order to keep the value of the Stock Consideration and Cash Consideration equal). Accordingly, if the Average AGC Price is equal to or greater than $53.00 and less than $60.00, the Merger Consideration will be worth more than $29.75 per share of Company Common Stock.

  The Merger Agreement further provides that (i) if the Average AGC Price is less than $40.00 (and assuming that the Western National Board has elected to terminate the Merger Agreement and American General has exercised its right to increase the Merger Consideration), then the aggregate per share value of the Merger Consideration shall be $27.53; and (ii) if the Average AGC Price is equal to or greater than $60.00, then the aggregate per share value of the Merger Consideration shall be $31.71.

  The Merger Agreement provides for any such decrease or increase in the value of the Merger Consideration to be split equally between the Cash Consideration and the Stock Consideration. See "THE PROPOSED MERGER--Conversion of Shares."

ALLOCATION AND PRORATION

  The Merger Agreement provides that (i) no more than 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares) may be converted into Stock Consideration, and (ii) the number of shares of Company Common Stock to be converted into the right to receive the Cash Consideration pursuant to the Merger shall not exceed 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares). In the event that the aggregate number of shares of Company Common Stock in respect of which Stock Elections or Cash Elections are received is greater than 50% of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time of the Merger (less the number of Excluded Shares), the shares as to which Stock Elections or Cash Elections (as the case may be) have been made shall be converted into the right to receive Stock Consideration and/or Cash Consideration in the manner described under "THE PROPOSED MERGER--Allocation Rules."

  Because of these limitations on the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration and Stock Consideration under the election and allocation procedures, the Merger Consideration will only be paid 50% in stock and 50% in cash, regardless of the number of stockholders electing Stock Consideration or Cash Consideration. Accordingly, no assurance can be given that holders of Company Common Stock will receive their requested form of Merger Consideration. Stockholders who make a Stock Election but receive Cash Consideration must purchase shares of American General Common Stock in the open market at prevailing prices in order to maintain an ownership interest in the Surviving Corporation.

NON-ELECTION SHARES

  Non-Election Shares are subject to allocation and proration as described under "THE PROPOSED MERGER--Allocation Rules." Stockholders of the Company who fail to make a timely election in accordance with the procedures described under "THE PROPOSED MERGER--Procedures for Stockholder Elections" and "-- Stockholder Elections" will be subject to such allocation and proration, and there can be no assurance as to the form of Merger Consideration that they will receive.

UNCERTAINTIES IN INTEGRATING OPERATIONS AND ACHIEVING COST SAVINGS

  The success of any merger, including the Merger, is in part dependent on the ability following the Merger to consolidate operations, integrate departments, systems and procedures and thereby obtain business synergies and related cost savings. While the management of American General, with the assistance of the management of Western National, intends to work diligently to effectively integrate and rationalize the operations of the two companies following the Merger, there can be no assurance as to the timing or extent to which cost savings and efficiencies will be achieved. American General anticipates projected annual cost savings of approximately $15 million. Principal sources of these projected savings include the elimination of the holding company costs of Western National, reduction of the asset management fees charged by unaffiliated third parties, and elimination of certain standby reinsurance fees, most of which savings are expected to be realized within six months of closing. In addition, American General is continuing to consolidate the operations of USLIFE, the acquisition of which closed on June 17, 1997. There can be no assurance that the cost savings and synergies anticipated to be realized in connection with that transaction will in fact be realized. See "Registration Statement on Form S-4 (and Joint Proxy Statement/Prospectus dated May 19, 1997) relating to the acquisition of USLIFE Corporation" incorporated herein by reference.

OWNERSHIP OF COMPANY COMMON STOCK BY AMERICAN GENERAL

  American General is the beneficial owner of approximately 46% of the shares of Company Common Stock. Accordingly, in the course of negotiating the Merger Agreement (including the determination of the Merger Consideration), the Special Committee, among other things, (i) inquired as to American General's willingness to consider selling its shares of Company Common Stock to a third party and (ii) requested that American General agree to condition the Merger on the approval of a majority of the stockholders of the Company unaffiliated with American General. American General considered and ultimately advised the Special Committee that it was not interested in selling its shares of Company Common Stock to a third party and did not wish to pursue the Special Committee's request that the Merger be conditioned on the approval of the stockholders of the Company unaffiliated with American General. Therefore, the options considered by the Special Committee as alternatives to the Merger were limited by the large beneficial ownership position of American General.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The receipt of the Merger Consideration for shares of Company Common Stock will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. A Western National stockholder will generally recognize gain or loss equal to the difference between (i) the amount of cash and, in the case of Western National stockholders receiving Stock Consideration, the fair market value of American General Common Stock, that the stockholder receives as a result of the Merger and (ii) the stockholder's adjusted tax basis in the shares of Company Common Stock that the stockholder exchanges in the Merger. The Company will not recognize any gain or loss as a result of the Merger for U.S. federal income tax purposes. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences of the Merger."

                CERTAIN INFORMATION CONCERNING AMERICAN GENERAL

GENERAL

  American General, with assets of $79.4 billion and shareholders' equity of $7.3 billion as of September 30, 1997, is the parent company of one of the nation's largest diversified financial services organizations. American General provides financial services directly to consumers, emphasizing personal service and frequent customer contact. American General's operating subsidiaries are leading providers of retirement services, life insurance and consumer loans. The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111.

  The American General Common Stock is listed and traded on the NYSE, Pacific Stock Exchange, London Stock Exchange, Basel Stock Exchange, Geneva Stock Exchange and Zurich Stock Exchange under the symbol "AGC." First Chicago Trust Company of New York is the transfer agent, registrar and dividend disbursing agent for the American General Common Stock. Its address is P.O. Box 2500, Jersey City, New Jersey 07303-2500, and its telephone number is (800) 519-3111.

RATING AGENCIES

  Following the disclosure of the Merger, each of Duff & Phelps Credit Rating Co. ("Duff & Phelps"), Moody's Investors Service, Inc. ("Moody's"), and Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P"), affirmed the ratings of certain securities of American General and certain of its subsidiaries and the claims-paying ability ratings of American General's principal life insurance subsidiaries. Duff & Phelps rates American General's commercial paper and short-term notes "D-1+"; its senior long-term debt "AA-"; the American General preferred securities "A"; the senior long-term debt of its finance subsidiary "A+"; and the claims-paying ability ratings of certain of its life insurance subsidiaries "AAA." S&P rates American General's commercial paper and short-term notes "A-1+"; its senior long-term debt "AA-"; the American General preferred securities "A+"; the senior long-term debt of its finance subsidiary "A+"; and the claims-paying ability ratings of certain of its life insurance subsidiaries "AA+." Moody's rates American General's commercial paper and short-term notes "P-1"; its senior long-term debt "A2"; the American General preferred securities "a2"; the senior long-term debt of its finance subsidiary "A2"; and the claims-paying ability ratings of certain of its life insurance subsidiaries from "Aa2" to "Aa3." A security rating generally represents a rating agency's view of the credit risk associated with a particular security. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

                CERTAIN INFORMATION CONCERNING WESTERN NATIONAL

GENERAL

  Western National was organized in 1993 to serve as the holding company for WNLI, a Texas life insurance company founded in 1944 and a leading provider of retirement annuity products with $11.5 billion in assets at September 30, 1997. WNLI develops, markets and issues annuity products through niche distribution channels. WNLI sells deferred annuities, including its proprietary fixed annuities, to the savings and retirement markets through financial institutions (principally banks and thrifts), and sells deferred annuities to both the tax-qualified and nonqualified retirement markets through personal producing general agents. WNLI currently markets three basic types of fixed annuities: single premium deferred annuities ("SPDA's"), flexible premium deferred annuities ("FPDA's") and single premium immediate annuities ("SPIA's"). WNLI commenced sales of its first variable annuity product in the fourth quarter of 1995. The principal executive offices of the Company are at 5555 San Felipe Road, Houston, Texas 77056, and its telephone number is (713) 888-7800.

  Company Common Stock is listed and traded on the NYSE under the symbol "WNH." Citibank, N.A. is the transfer agent, registrar and dividend disbursing agent for the Company. Its address is 120 Wall Street, 13th Floor, New York, New York 10043, and its telephone number is (212) 412-6209.

RATING AGENCIES

  WNLI is rated "A" (Excellent) by A.M. Best. Ratings for the industry currently range from "A++" (Superior) to "F" (Under Liquidation). Following announcement of the proposed Merger, S & P placed the "A-" senior debt rating of Western National and the "AA-" claims-paying ability rating of WNLI on credit watch with positive implications; and Moody's Investors Service placed the "Baa1" senior debt rating of Western National and the "A2" insurance financial strength rating of WNLI on review for possible upgrade. Duff & Phelps also placed the "A-" senior debt rating of Western National and the "AA-" claims-paying ability rating of WNLI on rating watch with positive implications. A security rating generally represents a rating agency's view of the credit risk associated with a particular security. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

            SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL

  The following table presents selected historical financial data of American General and its consolidated subsidiaries for the periods indicated. All data presented includes the operating results and financial position of USLIFE, which was acquired June 17, 1997. The acquisition was accounted for using the pooling of interests method and, accordingly, American General's consolidated financial statements for all periods prior to the acquisition have been restated to include the results of operations, financial position, and cash flows of USLIFE.

  The historical financial data as of December 31, 1996 and 1995 and for the three years ended December 31, 1996 was derived from American General's audited consolidated financial statements included in American General's Current Report on Form 8-K dated October 10, 1997 and incorporated by reference in this Proxy Statement/Prospectus. The historical financial data as of December 31, 1994, 1993, and 1992 and for the two years ended December 31, 1993 was derived from American General's and USLIFE's separate audited consolidated financial statements and, in the opinion of American General's management, reflects all adjustments (relating to conformity of accounting policies) necessary for a fair presentation of such data.

  The financial data as of and for the nine months ended September 30, 1997 and 1996 and the three months ended September 30, 1997 was derived from American General's unaudited quarterly financial statements, which, in the opinion of American General's management, reflect all adjustments necessary for a fair presentation of such data. The data for the nine months ended September 30, 1997 and 1996 and the three months ended September 30, 1997 is not necessarily indicative of results of operations for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of American General included or incorporated by reference in this Proxy Statement/Prospectus.

                                         NINE MONTHS
                          THREE MONTHS      ENDED
                              ENDED     SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30, ----------------    -----------------------------------------------
                              1997       1997      1996      1996      1995      1994       1993      1992
                          ------------- ------    ------    ------    ------    ------     ------    ------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Premiums and other
 considerations.........     $  839     $2,472    $2,424    $3,244    $2,969    $2,374     $2,371    $2,304
Net investment income...      1,010      2,983     2,812     3,773     3,584     2,955      2,882     2,741
Finance charges.........        315        950     1,093     1,450     1,492     1,248      1,083       994
Realized investment
 gains (losses).........         11         25        57        62        18      (173)(a)     17        15
Equity in earnings of
 investee...............         13         39        27        40        43        --         --        --
Other...................         47        134       111       145       130        88         77        77
                             ------     ------    ------    ------    ------    ------     ------    ------
    Total revenues......      2,235      6,603     6,524     8,714     8,236     6,492      6,430     6,131
                             ------     ------    ------    ------    ------    ------     ------    ------
Insurance and annuity
 benefits...............      1,074      3,197     3,161     4,218     4,085     3,229      3,277     3,152
Operating costs and
 expenses...............        564      1,635     1,584     2,129     1,852     1,538      1,422     1,423
Provision for finance
 receivable losses......         56        187       301       417       574(b)    214        163       135
Write-down of goodwill..         --         --        --        --        --        --        300(c)     --
Merger-related costs....         --        272(d)     --        --        --        --         --        --
Losses on assets held
 for sale ..............         --        113(e)     20(e)    165(f)     --        --         --        --
Litigation and other
 charges................         --         50(g)     50(h)     50(h)     --        --         --        --
Interest expense
  Corporate.............         40        117       121       162       197       146        140       150
  Consumer Finance......        117        343       369       493       518       416        375       392
                             ------     ------    ------    ------    ------    ------     ------    ------
    Total benefits and
     expenses...........      1,851      5,914     5,606     7,634     7,226     5,543      5,677     5,252
                             ------     ------    ------    ------    ------    ------     ------    ------
Income before income tax
 expense................        384        689       918     1,080     1,010       949        753       879
Income tax expense......        135        315       331       387       341       340        406       277
                             ------     ------    ------    ------    ------    ------     ------    ------
Income before net
 dividends on preferred
 securities of
 subsidiaries...........        249        374       587       693       669       609        347       602
Net dividends on
 preferred securities of
 subsidiaries...........         23         62        29        40        19        --         --        --
                             ------     ------    ------    ------    ------    ------     ------    ------
Income before cumulative
 effect.................        226        312       558       653       650       609        347       602
Cumulative effect of
 accounting changes.....         --         --        --        --        --        --        169        --
                             ------     ------    ------    ------    ------    ------     ------    ------
    Net income..........     $  226     $  312(i) $  558(j) $  653(k) $  650(l) $  609     $  178(m) $  602
                             ======     ======    ======    ======    ======    ======     ======    ======
PER SHARE DATA
Net income..............     $  .91     $ 1.27(i) $ 2.24(j) $ 2.63(k) $ 2.65(l) $ 2.46     $  .70(m) $ 2.36
Common dividend
 (excluding USLIFE).....        .35       1.05       .98      1.30      1.24      1.16       1.10      1.04
Book value (at end of
 period)(n).............      29.84      29.84     26.70     28.05     29.28     17.99      24.85     22.14
Average shares
 outstanding............      252.8      251.4     252.4     252.2     247.4     247.6      254.6     255.4

                          SEPTEMBER 30,               DECEMBER 31,
                         --------------- ----------------------------------------
                          1997    1996    1996    1995    1994     1993    1992
                         ------- ------- ------- ------- -------  ------- -------
                                              (IN MILLIONS)
FINANCIAL POSITION
Total assets(n)......... $79,416 $72,178 $74,134 $69,083 $53,300  $51,003 $45,837
Invested assets(n)......  53,589  49,600  50,832  49,598  36,420   37,779  32,836
Finance receivables,
 net....................   7,146   7,743   7,230   7,918   7,694    6,390   6,038
Debt (including short-
 term)
  Corporate.............   2,025   2,557   2,102   2,295   2,381    2,200   2,514
  Consumer Finance......   6,856   7,331   7,630   7,470   7,090    5,843   5,484
Total liabilities
 (excluding debt).......  61,490  55,032  56,331  51,480  39,448   36,686  32,209
Redeemable equity.......   1,726     731   1,227     729      47       --      --
Shareholders'
 equity(n)..............   7,319   6,527   6,844   7,109   4,334    6,274   5,630
--------

(a) Results primarily from capital gains offset program.
(b) See "Management's Discussion and Analysis" within American General's Current Report on Form 8-K dated October 10, 1997, incorporated herein by reference.
(c) Relates to write-down of acquistion-related goodwill in the Life Insurance segment following a strategic review of American General's ordinary life insurance subsidiaries.
(d) See Note 3 to Consolidated Financial Statements within American General's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, incorporated herein by reference.
(e) See Note 4 to Consolidated Financial Statements within American General's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, incorporated herein by reference.
(f) See "Management's Discussion and Analysis" and Note 4.4 to Consolidated Financial Statements within American General's Current Report on Form 8-K dated October 10, 1997, incorporated herein by reference.
(g) See Note 9 to Consolidated Financial Statements within American General's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, incorporated herein by reference.
(h) See "Management's Discussion and Analysis" and Note 5 to Consolidated Financial Statements within American General's Current Report on Form 8-K dated October 10, 1997, incorporated herein by reference.
(i) Includes effect of $247 million ($.99 per share) aftertax USLIFE merger-related costs (see Note (d) above), $73 million ($.29 per share) aftertax losses on assets held for sale (see Note (e) above), and $33 million ($.13 per share) aftertax litigation charge (see Note (g) above).
(j) Includes effect of $32 million ($.13 per share) aftertax write-down of USLIFE group business (see Note (h) above).
(k) Includes effect of $111 million ($.44 per share) aftertax losses on assets held for sale (see Note (f) above) and $32 million ($.13 per share) aftertax write-down of USLIFE group business (see Note (h) above).
(l) Includes effect of $140 million ($.57 per share) aftertax adjustment to the allowance for finance receivable losses (see Note (b) above).
(m) Includes effect of $300 million ($1.18 per share) write-down of goodwill (see Note (c) above) and $169 million ($.66 per share) aftertax charge for cumulative effect of accounting changes.
(n) Includes effect of SFAS 115. To facilitate analysis of period-to-period balances, the effect of SFAS 115, which was adopted at December 31, 1993, on reported balances was as follows:

                          SEPTEMBER 30,           DECEMBER 31,
                         --------------- --------------------------------
                          1997    1996    1996    1995    1994     1993
                         ------- ------- ------- ------- -------  -------
                              (IN MILLIONS, EXCEPT PER SHARE DATA)
  Increase (decrease) in
   assets............... $ 1,460 $   456 $   949 $ 1,956 $(1,225) $ 1,303
  Increase (decrease) in
   invested assets......   2,268     808   1,488   3,071  (1,639)   1,974
  Increase (decrease) in
   shareholders'
   equity...............     937     294     610   1,265  (1,105)     847
  Increase (decrease) in
   book value per
   share................    3.75    1.19    2.47    5.16   (4.55)    3.34

  See "Management's Discussion and Analysis" within American General's Current Report on Form 8-K dated October 10, 1997, incorporated herein by reference.

            SELECTED HISTORICAL FINANCIAL DATA OF WESTERN NATIONAL

  The following table presents selected historical financial data of Western National and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 was derived from Western National's audited consolidated financial statements. The financial data as of and for the nine months ended September 30, 1997 and 1996 and the three months ended September 30, 1997 was derived from Western National's unaudited quarterly financial statements, which, in the opinion of Western National's management, reflect all adjustments necessary for a fair presentation of such data. The data for the nine months ended September 30, 1997 and 1996 and the three months ended September 30, 1997 is not necessarily indicative of results of operations for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of Western National included or incorporated by reference in this Proxy Statement/Prospectus.

                                         NINE MONTHS
                          THREE MONTHS      ENDED
                              ENDED     SEPTEMBER 30,        YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30, --------------  ----------------------------------------
                              1997       1997    1996    1996     1995      1994    1993   1992
                          ------------- ------- ------  -------  ------    ------  ------ ------
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Premiums and other
 considerations.........      $  33     $   104 $   59  $    93  $   29    $   27  $   22 $   48
Net investment income...        201         584    509      692     653       630     604    502
Realized and trading
 gains (losses) on
 investments............         (1)          3     (3)      (2)   (126)      (49)    142     97
Equity in partnerships..         --          --      7        7       4        --      --     --
                              -----     ------- ------  -------  ------    ------  ------ ------
  Total revenues........        233         691    572      790     560       608     768    647
Insurance and annuity
 benefits...............        166         489    409      566     487       463     454    397
Operating costs and
 expenses...............         17          53     46       60      54(a)     21     109     93
Interest expense........          3           8      8       11      10        10      --     --
                              -----     ------- ------  -------  ------    ------  ------ ------
Income before income tax
 expense................         47         141    109      153       9(a)    114     205    157
Income tax expense......         16          51     38       54       2        41      75     55
                              -----     ------- ------  -------  ------    ------  ------ ------
  Net income............      $  31     $    90 $   71  $    99  $    7(a) $   73  $  130 $  102
                              =====     ======= ======  =======  ======    ======  ====== ======
PER SHARE DATA
Net income..............      $ .44     $  1.27 $ 1.12  $  1.53  $  .12(a) $ 1.18  $ 2.17 $ 1.70
Common dividend.........        .04         .12    .12      .16     .16       .12    1.23     --
Book value (at end of
 period)(b).............      15.36       15.36  12.11    13.14   12.59      5.47   12.68  10.37
Average shares
 outstanding............       70.7        70.6   63.2     64.9    62.5      62.2    60.0   60.0

                                        SEPTEMBER 30,              DECEMBER 31,
                                        --------------  ----------------------------------------
                                         1997    1996    1996     1995      1994    1993   1992
                                        ------- ------  -------  ------    ------  ------ ------
                                                          (IN MILLIONS)
FINANCIAL POSITION
Total assets(b).........                $11,586 $9,711  $10,096  $9,312    $8,321  $8,370 $7,641
Invested assets(b)......                 10,713  9,053    9,376   8,845     7,453   7,918  5,788
Notes payable...........                    148    148      148     148       148      --     --
Liabilities (excluding
 debt)..................                 10,369  8,720    9,033   8,380     7,834   7,609  7,019
Shareholders'
 equity(b)..............                  1,069    843      915     784       339     761    622
--------

(a) Includes $32 million ($21 million or $.34 per share aftertax) consisting of a charge for future state guaranty fund assessments and an adjustment to the deferred acquisition cost asset.
(b) Includes effect of SFAS 115. To facilitate analysis of period-to-period balances, the effect of SFAS 115 on reported balances was as follows:

                                        SEPTEMBER 30,              DECEMBER 31,
                                        --------------  ----------------------------------------
                                         1997    1996    1996     1995      1994    1993   1992
                                        ------- ------  -------  ------    ------  ------ ------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
  Increase (decrease) in
   assets...............                $   171 $  (18) $    56  $  217    $ (308) $   75 $   46
  Increase (decrease) in
   invested assets......                    262    (30)     105     353      (606)    232    113
  Increase (decrease) in
   shareholders'
   equity...............                    112     (9)      39     125      (323)     38     14
  Increase (decrease) in
   book value per
   share................                   1.61   (.13)     .56    2.01     (5.16)    .63    .23

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  The Company was organized in October 1993 to serve as the holding company for WNLI. In a series of transactions consummated on February 15, 1994, the Company acquired all of the outstanding capital stock of WNLI from Conseco and issued to Conseco 60 million shares of Company Common Stock and a note in the principal amount of $150 million. Conseco and the Company thereupon sold an aggregate of 37.3 million shares of Company Common Stock (representing approximately 60% of the issued and outstanding Company Common Stock) in an initial public offering. In December 1994, AGC Life purchased the remaining 24,947,500 shares of Company Common Stock (representing approximately 40% of the issued and outstanding Company Common Stock as of such date) held by Conseco for an aggregate purchase price of approximately $274 million (or $11.00 per share). On September 17, 1996, the Company issued 7,254,464 shares of convertible preferred stock to AGC Life for an aggregate purchase price of approximately $130 million (or $17.92 per share), less a 3% fee in lieu of an underwriting discount. The convertible preferred stock was not entitled to any dividend unless a dividend was declared with respect to the Company Common Stock, and had no voting power except to the extent required by law. The convertible preferred stock automatically converted into an equal number of shares of Company Common Stock on May 14, 1997, upon the approval of the holders of Company Common Stock at the Company's 1997 Annual Meeting of Stockholders. As a consequence, as of the date of this Proxy Statement/Prospectus, American General beneficially owns 32,201,964 shares of Company Common Stock representing approximately 46% of the issued and outstanding shares of Company Common Stock.

  In connection with Conseco's sale of its 40% interest in the Company to AGC Life, American General and the Company entered into a Shareholder's Agreement dated as of December 2, 1994 (the "Shareholder's Agreement"). Among other things, the Shareholder's Agreement limits the ability of American General, without the prior approval of the Western National Board, to acquire additional shares of Company Common Stock or propose that the Company and American General engage in an extraordinary transaction such as a merger prior to the earlier of January 1, 1999 or the date on which Michael J. Poulos ceases, as a result of death, disability, or resignation, to serve as Chief Executive Officer of the Company (the "Termination Date"). However, American General may acquire a number of shares of Company Common Stock not in excess of 20% of the total number of shares of Company Common Stock outstanding as of the date such determination is made in any twelve-month period; provided that American General cannot, without the prior approval of the Western National Board, at any time own "beneficially" (within the meaning of the Exchange Act) in excess of 79% of the total number of shares of Company Common Stock outstanding as of the date of determination. In addition, under the Shareholder's Agreement, American General has the right to designate two Board of Director nominees, and the Company agrees to use its best efforts to cause any such nominees to be elected by the stockholders of the Company. To date, American General has not exercised its option to designate any Board of Director nominees. In connection with the issuance of the convertible preferred stock to AGC Life in December 1996, the Shareholder's Agreement was amended to provide, among other things, that such convertible preferred stock would be generally subject to the terms of the Shareholder's Agreement. Under the Shareholder's Agreement, the Company is prohibited from adopting a shareholder's rights plan that could prevent American General from acquiring sufficient shares of Company Common Stock to own a majority of the outstanding shares of Company Common Stock through open market purchases, privately negotiated transactions or otherwise. In connection with entering into the Merger Agreement, the parties executed a further amendment to the Shareholder's Agreement which provides that the Shareholder's Agreement would not be deemed to (a) prohibit the execution and delivery of the Merger Agreement, or (b) prohibit American General from making a competing proposal following receipt by the Company of an "Acquisition Proposal." See "THE PROPOSED MERGER--The Merger Agreement--Other Acquisition Proposals; Certain Fees."

  Under a modified coinsurance joint marketing agreement with American General Life Insurance Company ("AGLIC"), a wholly owned direct subsidiary of American General, WNLI and AGLIC jointly market and coinsure SPIAs through specialty brokers to the structured settlement market. Under the agreement, AGLIC issues the policies, and fifty percent (50%) of each risk is coinsured with WNLI. The parties share expenses and profits under the arrangement pro rata.

  From time to time since AGC Life's acquisition of a substantial equity interest in the Company, representatives of the Company's management have met with representatives of American General's management to discuss various matters relating to the management and operation of the Company. While executives of both companies have from time to time generally discussed the possibility of merging the two companies, no specific plans or proposals were discussed between representatives of the Company and American General.

  On August 21, 1997, at a regularly scheduled meeting of the Western National Board, senior management of the Company made a presentation to the Western National Board regarding the Company, including its current strategic and financial position and prospects for long-term growth. Following such presentation and a discussion of the status of the Company's relationship with American General as a 46% stockholder, the Western National Board determined that it would be advisable to establish a special committee of independent directors (the "Special Committee") comprised of Robert M. Hermance, Don G. Baker and Alan Richards, with Mr. Hermance acting as Chairman, to advise the Western National Board whether the Company should explore a possible sale of the Company and, if so, whether the Company should propose to American General that American General acquire the outstanding shares of Company Common Stock not already owned by American General. In addition, if the Special Committee concluded that such a proposal should be made to American General, and the Western National Board concurred, the Special Committee was authorized to make such proposal and to negotiate the terms and conditions of any such transaction with American General. Thereafter, the Special Committee held a meeting at which it interviewed and engaged DLJ as its financial advisor and Sullivan & Cromwell as its legal counsel. Given DLJ's substantial experience in acting as a financial advisor to companies contemplating transactions similar to the proposed Merger, the Special Committee's review of the proposed terms of DLJ's engagement and the absence of any material relationship between DLJ and American General that the Special Committee believed would pose a conflict of interest, the Special Committee did not find it necessary to interview any other prospective financial advisors. At the August 21 meeting, the Special Committee was advised by DLJ that it would not be feasible to consider a sale of the Company to any other third party buyer unless American General was willing to sell its 46% interest in the Company. As a consequence, the Special Committee determined that it would inquire as to American General's willingness to sell its interest in the Company prior to making any proposal to American General. However, prior to taking any further action, the Special Committee instructed DLJ to gather such additional information and to conduct such due diligence as it deemed necessary in order to advise the Special Committee as to the value of the Company.

  At a meeting of the Special Committee on September 2, 1997, representatives of senior management of the Company were asked for their views as to whether or not they believed it was an appropriate time to consider a sale of the Company. In addition, DLJ presented a variety of analyses regarding the Company and American General. Following a discussion by members of the Special Committee of the information and various analyses presented by the senior management of the Company and DLJ, the Special Committee unanimously determined to recommend to the Western National Board that the Special Committee be authorized to explore a possible sale of the Company, noting the potential advantages that could be obtained in terms of controlling the timing and structure of any transaction while American General was subject to the restrictions of the Shareholder's Agreement prohibiting American General from making a proposal to acquire the Company. The Special Committee considered obtaining but did not request an independent appraisal because it believed that delaying negotiations with American General for the time necessary to obtain such an appraisal would jeopardize the Special Committee's ability to seek negotiating advantages regarding the timing and structure of a transaction prior to the expiration of the restrictions in the Shareholder's Agreement.

  Following the meeting of the Special Committee on September 2, 1997, the members of the Special Committee, together with representatives of its legal and financial advisors, met with representatives of the senior management of American General and, after being advised by American General that American General was not interested in selling its shares of Company Common Stock to a third party, the Special Committee inquired as to American General's interest in acquiring the outstanding shares of Company Common Stock not already owned by American General pursuant to a merger in which holders of the Company Common Stock other than

American General would receive cash or American General Common Stock worth $32.00 per share of Company Common Stock pursuant to a fixed price formula. At this time, no discussions or negotiations regarding such a transaction were conducted, although the Special Committee indicated that it would be available, and would make its legal and financial advisors available, to respond to any questions American General and its advisors had regarding such a proposal. Before determining to enquire as to American General's interest in acquiring the Company, the Special Committee considered alternative transactions that might be pursued by the Company in an effort to improve the Company's strategic and financial position and prospects for long-term growth, including the possibility of achieving greater product and/or market diversification through acquisition in an effort, in part, to obtain higher claims paying ratings. The Special Committee concluded that such alternatives were impractical given (i) American General's unwillingness (because of the potential dilutive effect) to approve the substantial issuance of the additional equity that would be required to effect a meaningful stock-for-stock acquisition and (ii) the likelihood that the relevant state insurance regulators and rating agencies would not approve or favorably view the substantial issuance of additional debt to fund a meaningful cash acquisition. In addition to the foregoing, the Special Committee also concluded that internal attempts to improve product and market diversification would require significant capital expenditures without sufficient assurance of success. On September 4, 1997, the Special Committee's legal advisors provided American General with a draft form of Merger Agreement reflecting the specific terms of the transaction being proposed by the Special Committee.

  On September 3, 1997, American General contacted Mr. Hermance to ask that the Special Committee arrange for representatives of the senior management of the Company to be made available on September 6, 1997, for American General to conduct a due diligence investigation of the Company. The Special Committee agreed to such request and made a reciprocal request for representatives of American General's senior management to be made available on September 8, 1997, so that representatives of the Special Committee's legal and financial advisors, with the assistance of management of the Company, could conduct a due diligence investigation of American General. Following the due diligence meeting on September 6, 1997, representatives of the Special Committee's and American General's financial and legal advisors, and of the two companies' respective managements, met to discuss certain contractual issues raised by American General's counsel regarding the Special Committee's proposed form of Merger Agreement. While price was not mentioned in any of such discussions, American General indicated that it would prefer that any transaction be structured (i) because of its desire not to exceed its target level of leverage, so that the consideration would be payable half in stock and half in cash, (ii) because of its beliefs with regard to the relative values of the two companies, so that the consideration would be based on a fixed exchange ratio rather than a fixed price and (iii) because of potential tax inefficiencies associated with a tax-free transaction, pursuant to a transaction structure that would result in the receipt of consideration pursuant to the Merger by stockholders of the Company other than AGC Life being taxable to such stockholders. American General's counsel also indicated that American General would require a "breakup fee" of approximately 3% of the value of the consideration to be paid in the Merger as compensation upon termination of the Merger Agreement following receipt by the Company of an acquisition proposal by a third party.

  On September 9, 1997, Mr. Devlin, Chairman and Chief Executive Officer of American General, telephoned Mr. Hermance to discuss the Special Committee's proposal. In that call, Mr. Devlin said that the price of $32.00 per share of Company Common Stock proposed by the Special Committee was too high and that he believed the Company was fully valued at its then current market price of approximately $28 3/16. Mr. Devlin stated, among other things, that the Company was trading at approximately 97% of its 52-week high (whereas other companies in similar businesses were trading at a median of 85.8% of their 52-week high), the implied multiple of earnings to Western National's then current market price was approximately equivalent to the highest multiple paid in recent comparable transactions (i.e., the acquisition of Equitable of Iowa Companies by ING Group, N.V.) and analysts' reports indicated that a "takeover premium" was already reflected in the market price of the Company as a result of American General's 46% ownership position. Mr. Devlin reiterated American General's preference for a fixed exchange ratio, for maintaining its target level of leverage, and for a taxable transaction. Mr. Devlin also raised certain valuation issues that had arisen in the course of American General's due diligence investigation of the Company. At the conclusion of such conversation, Mr. Devlin indicated that he would be prepared to recommend that the American General Board approve a transaction based on a fixed conversion ratio that at then current market prices would translate to a value of $28.75 per share of Company Common Stock and that, in response to the Special Committee's request, American General would be willing to accept an expense reimbursement provision in lieu of American General's prior request for a 3% breakup fee. In response, Mr. Hermance told Mr. Devlin that he would respond to Mr. Devlin's suggestion following consultation with the other members of the Special Committee.

  Beginning on September 9, 1997, as part of the negotiation of the terms of the Merger, American General indicated to Western National its desire for Mr. Poulos, Mr. Scott, the Vice Chairman, General Counsel and Chief Investment Officer of the Company, and Mr. Graf, the Vice Chairman and Chief Marketing and Administrative Officer of the Company, to have a continuing role with American General following the Merger. The terms of these arrangements were negotiated with the individuals themselves, but the Special Committee was kept apprised of such negotiations.

  On September 10, 1997, following a telephonic meeting of the Special Committee the night before, Mr. Hermance and representatives of the Company's senior management met with Mr. Devlin and representatives of American General's senior management to discuss, among other things, the price difference between the two sides. At the outset of such discussions, Mr. Hermance advised Mr. Devlin that the Special Committee had considered his proposal involving a fixed exchange ratio valued, on the basis of then current market prices, at $28.75 and that the Special Committee would not be willing to recommend such a transaction. Following further discussions during which Mr. Hermance repeated that the Special Committee would not recommend the transaction as proposed, Mr. Devlin indicated a willingness to recommend a transaction at a fixed value of $29.00 per share of Company Common Stock subject to certain "collars" and other provisions that would result in such value being adjusted, either higher or lower, if the average price of American General Common Stock over a period prior to the Merger were to rise or fall outside a given range. Mr. Hermance responded to this proposal by suggesting that the Special Committee would be willing to consider such a transaction valued at $31.00 per share of Company Common Stock, to which Mr. Devlin replied that a $31.00 per share price was outside the range of values he would be willing to discuss.

  Later that evening, following a discussion among Mr. Hermance, Mr. Richards and the Special Committee's legal and financial advisors, it was determined that Mr. Hermance would ask Mr. Poulos, as the person in the strongest position to counter Mr. Devlin's views as to the value of the Company, to contact Mr. Devlin with a view to seeking to convince Mr. Devlin to increase the value of American General's offer. At Mr. Hermance's request, Mr. Poulos agreed to undertake such assignment and, following a meeting with Mr. Devlin late that evening, reported that Mr. Devlin had said he would be willing to support a transaction at a fixed value, subject to collars, of $29.75 per share of Company Common Stock but that Mr. Devlin had indicated that he would not recommend a higher price. Based on their prior negotiations with Mr. Devlin, Mr. Hermance and Mr. Richards were convinced that the fixed price, subject to collars, of $29.75 per share of Company Common Stock proposed by Mr. Devlin was the highest value that American General was willing to offer and, after consulting with their financial and legal advisors, concluded that they would convene a formal meeting of the Special Committee to consider the proposal. The Special Committee, with the advice and assistance of its financial advisors, proceeded to negotiate the parameters of the collars with senior management of American General and its financial advisors. Following the conclusion of such negotiations, the Special Committee arranged for the Special Committee's legal advisors to meet with American General's counsel to work out the details of a proposed form of Merger Agreement reflecting such proposal with a view to presenting such agreement for consideration at a meeting of the Special Committee.

  At the meeting of the Special Committee on September 11, 1997, Mr. Hermance reviewed the developments of the previous day and that morning with the other members of the Special Committee. The members of the Special Committee were then given a presentation regarding the value of the consideration to be received by holders of Company Common Stock pursuant to the proposed Merger, followed by a detailed presentation by DLJ of its analyses of the Company, American General and the proposed Merger and a presentation by the

Special Committee's legal advisors on the other terms and conditions of the proposed form of Merger Agreement. At the conclusion of its presentation, DLJ advised the Special Committee that it was DLJ's opinion that the Merger Consideration to be received by stockholders of the Company other than American General was fair, from a financial point of view. The Special Committee was also advised of the material terms and conditions of the employment and other arrangements to be entered into by Mr. Scott, Mr. Graf and Mr. Poulos with American General and Western National in connection with the Merger. Following these presentations, and after further discussion among its members, the Special Committee adopted resolutions to the effect that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Company's stockholders (other than American General and its affiliates); approving the Merger Agreement and the transactions contemplated thereby; and recommending that the Western National Board adopt and approve the Merger Agreement and that the proposed Merger Agreement be submitted for approval at a special meeting of the stockholders of the Company. At a meeting of the Western National Board on the afternoon of September 11, 1997, the Special Committee reported its conclusions and recommendations to the Western National Board. Following a discussion of the Special Committee's reasons for such conclusions and recommendations, which were adopted by the Western National Board, and a presentation by DLJ of its valuation analyses and the delivery by DLJ of its fairness opinion, the Western National Board adopted resolutions to the effect that, among other things, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company's stockholders (other than American General and its affiliates); adopting and approving the Merger Agreement and the transactions contemplated thereby; and recommending submission of the Merger Agreement for approval at a special meeting of the Company's stockholders.

  The American General Board held a meeting on the morning of September 11, 1997 at which it adopted and approved the Merger Agreement. The Merger Agreement was executed later that day, and American General and Western National issued a joint press release announcing the transaction prior to the opening of the stock market the following morning.

SOURCE AND AMOUNT OF FUNDS

  Approximately $577 million will be required to pay the Cash Consideration in the Merger, and American General will incur approximately $250 million of additional short- and long-term debt through the assumption of outstanding indebtedness of Western National, and approximately $10 million in fees and expenses associated with the Merger.

  The expenses incurred or estimated to be incurred in connection with the Merger by both the Company and American General include (in addition to reimbursement of fees and expenses): $230,743 for filing fees, approximately $200,000 for accounting fees, approximately $1,500,000 for legal fees, approximately $155,000 for solicitation and printing costs, and approximately $4,600,000 for investment banking fees. American General either has paid or will be responsible for paying any or all of such expenses (with the exception of the filing fees, which were split equally between the Company and American General).

  American General anticipates that the cash required in connection with the Merger will be provided by the issuance of American General's short-term notes. American General will issue short-term, unsecured promissory notes (the "Notes") in minimum denominations of $200,000, to institutional accredited investors and qualified institutional buyers under Section 4(2) of the Securities Act. It is anticipated that the Notes will have maturities of up to 270 days and will be offered at 100% of their face amount, less a discount representing the interest rate agreed upon by the purchaser and American General. Although the Notes are not sold with a right of prepayment, American General may, at its discretion, honor prepayment requests and apply certain rate or fee adjustments accordingly. No plans or arrangements to repay such borrowings have been made, other than repayment in accordance with their terms out of cash flow from operations of American General. The Notes may be refinanced through the issuance of long-term debt.

PURPOSE AND STRUCTURE OF THE MERGER

  The purpose of the Merger is for American General to acquire the entire equity interest in the Company. Because holders of Company Common Stock have the right to elect to receive Stock Consideration, they will have the opportunity to maintain an indirect equity interest in the Company through an investment in American General. Because of the limitations on the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration and Stock Consideration under the election and allocation procedures, the Merger Consideration will only be paid 50% in stock and 50% in cash, regardless of the number of stockholders electing Stock Consideration or Cash Consideration. Accordingly, no assurance can be given that holders of Company Common Stock will receive their requested form of Merger Consideration. Stockholders who make a Stock Election but receive Cash Consideration must purchase shares of American General Common Stock in the open market at prevailing prices in order to maintain an ownership interest in the Surviving Corporation. See "THE PROPOSED MERGER--Stockholder Elections"; "--Procedures for Stockholder Elections" and "--Allocation Rules."

CERTAIN EFFECTS OF THE MERGER; PLANS FOR THE COMPANY AFTER THE MERGER

  Following the Merger, American General (through AGC Life) will own 100% of the outstanding capital stock of the Surviving Corporation. As such, American General will be the direct beneficiary of any future earnings and growth of the Surviving Corporation, and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Following consummation of the Merger, American General will (indirectly through AGC Life) have a 100% interest in the net book value and earnings of the Company. Upon the consummation of the Merger, the stockholders of the Company other than AGC Life will cease to have any ownership interest in the Company or other rights as stockholders of the Company. Such stockholders will only benefit from any increases in the value of the Company or any payment of dividends on the Company Common Stock, and will only bear the risk of any decreases in value of the Company indirectly through their ownership of American General Common Stock if they receive Stock Consideration in the Merger.

  As a result of the Merger, the Company will be privately held and there will be no market for its Common Stock. Upon consummation of the Merger, the Company Common Stock will cease to be listed on the NYSE. In addition, registration of the Company Common Stock under the Exchange Act will be terminated, and accordingly, the Company will no longer be required to file periodic reports with the SEC.

  It is expected that following the Merger the business and operations of the Company will be continued by the Company, as the Surviving Corporation in the Merger, substantially as they are being conducted presently. However, American General and management of the Company will continue to evaluate the Company's business and operations after the consummation of the Merger and make such changes as are deemed appropriate. The Company's corporate headquarters is expected to remain in Houston, Texas. Except as otherwise indicated in this Proxy Statement/Prospectus, American General does not have any plans or proposals subsequent to the Merger that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of the assets of the Company or any material change in the Company's corporate structure. American General intends to consider combining certain operations of American General companies with the Company, including the combination of redundant operations, the elimination of certain corporate operations currently conducted at the Company and the combination of investment operations.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY AND THE SPECIAL COMMITTEE; FAIRNESS OF THE MERGER

  The Company. The Board of Directors of the Company, based upon the unanimous recommendation of the Special Committee, has determined that the terms of the Merger Agreement are fair to and in the best interests of the Company's stockholders (other than American General and its affiliates) from both a substantive and procedural point of view and unanimously approved the Merger Agreement and recommended that the Merger Agreement be submitted for approval at a special meeting of the Company's stockholders. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors, including that the Board had appointed a Special Committee of independent directors who, with the assistance of its independent financial and legal advisors, conducted arm's-length negotiations with American General regarding the terms of the Merger Agreement and the opinion of DLJ, financial advisor to the Special Committee, as to the fairness from a financial point of view of the Merger Consideration to be received by stockholders of the Company other than American General. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

  The Board's fairness determination and approval and recommendation of the Merger Agreement and the Special Committee's recommendation to the Board were based upon the following material factors:

    A. Factors relating to the Company:

      (i) the Company's status as a predominantly single product or "monoline" company, and the current impracticability of product or market diversification as a business strategy;

      (ii) the limitations on the Company's ability to compete more effectively in its markets without a higher claims paying rating, and the difficulties associated with obtaining a rating upgrade while remaining an independent, monoline Company; and

      (iii) the probability of increased competition from existing participants in the insurance and financial services industry, and the Company's vulnerability to product development initiatives of competitors, particularly in light of the concentration of Company revenues derived from sales of its principal proprietary annuity product through a single financial institution.

      The Special Committee and the Board of Directors of the Company generally viewed each of the foregoing factors as supporting their fairness determination and approval and recommendation of the Merger Agreement because such factors, among other things, related to risks that could have an adverse effect on the Company's ability to sustain or improve upon its recent financial performance.

    B. Factors relating to the market and industry conditions:

      (i) the current market prices for the Company's shares relative to historical prices and the market prices for the shares of comparable companies and the prices paid for companies in comparable transactions;

      (ii) the likelihood of further consolidation in the insurance and financial services industries, creating additional larger, better capitalized and more diversified competitors with higher claims paying ratings than the Company; and

      (iii) the possibility of regulatory reforms in the financial services sector permitting banks to underwrite annuity products rather than being limited to selling annuity products issued by insurers.

      The Special Committee and the Board of Directors of the Company generally viewed each of the foregoing factors as supporting their fairness determination and approval and recommendation of the Merger Agreement, (A) in the case of factor (i), based on their review of the analyses presented by DLJ and (B) in the cases of factors (ii) and
    (iii), because such factors, among other things, could have an adverse effect on the Company's ability to sustain or improve upon its recent financial performance.

    C. Factors relating to the negotiation and structure of the transaction:

      (i) the unwillingness of American General to pursue a sale of its 46% interest in the Company in connection with a concurrent sale of the Company;

      (ii) the appointment by the Board of Directors of the Company of a Special Committee comprised of independent directors who, with the assistance of their independent financial and legal advisors, conducted arm's-length negotiations with American General regarding the terms of the Merger Agreement;

      (iii) the ability of stockholders receiving American General Common Stock to continue to participate in the growth of the combined entity resulting from the Merger;

      (iv) the opinion and analyses of DLJ as to the fairness, from a financial point of view, of the Merger Consideration to be received by stockholders other than American General pursuant to the Merger; see "SPECIAL FACTORS--Opinion of Western National's Financial Advisor";

      (v) the fact that the Company's stockholders could choose whether to recognize gain on their shares of Company Common Stock in either 1997 or 1998 by either selling their shares in the market or otherwise on or prior to December 31, 1997 or waiting until the consummation of the Merger in 1998; and

      (vi) the fact that the Merger would not qualify as a tax-free reorganization for U.S. federal income tax purposes.

  With the exception of factors (i) and (vi), the Special Committee and the Board of Directors of the Company generally viewed each of the foregoing factors as supporting their fairness determination and approval and recommendation of the Merger Agreement (A) in the case of factor (ii), because the Special Committee and the Board considered the arm's-length negotiation of the Merger Agreement supported their determination as to procedural fairness,
(B) in the case of factor (iii), because the Merger would permit stockholders receiving shares of American General Common Stock to participate in the growth of a larger, more diversified and better capitalized company with a higher claims paying rating, (C) in the case of factor (iv) because the Special Committee and the Board believed that the opinion and analyses of DLJ supported the Special Committee's and the Board's view that the terms of the Merger were fair from a substantive point of view to the stockholders of the Company (other than American General and its affiliates), and (D) in the case of (v), because such provision provided the stockholders of the Company with additional tax planning flexibility. With respect to factor (i), the Special Committee and the Board of Directors of the Company noted that American General's unwillingness to pursue a sale of its 46% interest in the Company in connection with a concurrent sale of the Company limited the alternatives that they could consider and made it impractical for the Special Committee to explore a possible sale of the Company to a third party. With respect to factor (vi) the Special Committee and the Board of Directors of the Company generally viewed the fact that the Merger would not qualify as a tax free reorganization as a negative factor in that it would require certain stockholders receiving Stock Consideration to recognize gain when they would not otherwise have chosen to do so. With respect to factor (iv) the Special Committee noted (and DLJ agreed) that in contrast to many of the Selected Transactions (as defined herein), there had already been significant public speculation by securities analysts concerning the possibility of a transaction between the Company and American General which would have been reflected in the market value of Company Common Stock for several months prior to the commencement of discussions between the Special Committee and American General.

    D. Factors relating to specific terms and provisions of the Merger Agreement and the Employment Agreements (as defined herein):

      (i) the provisions of the Merger Agreement permitting the Company to elect to terminate the Merger Agreement and abandon the Merger if the Average AGC Price is below $40.00, and giving the Company's stockholders the ability to benefit from an increase in the Average AGC Price above $53.00 in the form of an increase in the value of the Merger Consideration (up to a maximum value of $31.71 per share);

      (ii) the provision of the Merger Agreement requiring the Company in certain circumstances relating to an Acquisition Proposal to reimburse American General for up to $7.5 million of reasonably documented out-of-pocket expenses incurred in connection with the proposed Merger;

      (iii) the provisions of the Merger Agreement regarding election procedures that permit stockholders of the Company to elect, subject to the allocation and proration procedures, to receive either Cash Consideration or Stock Consideration prior to the consummation of the Merger;

      (iv) the provisions of the Merger Agreement that limit the percentage of the outstanding shares of Company Common Stock that will be exchanged for Cash Consideration and Stock Consideration, respectively, and the means of allocating the forms of Merger Consideration if one form of Merger Consideration is oversubscribed;

      (v) the requirement pursuant to the Merger Agreement that the Company execute an amendment to the Shareholder's Agreement permitting American General to enter into the Merger Agreement and make a competing proposal following the receipt by the Company of an Acquisition Proposal from a third party;

      (vi) the provisions of the Merger Agreement that prohibit the Company from soliciting, initiating or encouraging the submission of an Acquisition Proposal by a third party and limiting the ability of the Company to enter into discussions or negotiations with any person that makes an unsolicited bona fide Acquisition Proposal;

      (vii) the lack of a provision in the Merger Agreement that the consummation of the Merger be conditioned upon the approval of a majority of the stockholders of the Company unaffiliated with American General; and

      (viii) the interests of Messrs. Poulos, Scott and Graf in the Merger as a result of the employment agreements and other arrangements entered into by them with American General.

  The Special Committee and the Board of Directors of the Company did not generally form a view with respect to the fairness of these factors individually or whether any such factor individually supported or failed to support a determination that the Merger Agreement was fair to the stockholders of the Company (other than American General and its affiliates). Instead, the Special Committee and the Board of Directors of the Company evaluated the various factors in light of each other and the arm's-length negotiations from which they resulted in ultimately reaching their determinations as to fairness from both a substantive and procedural point of view and to approve and recommend the adoption of the Merger Agreement. The Special Committee noted that (i) the expense reimbursement provision involved an amount substantially less than the "breakup fee" initially proposed by American General and was only payable in limited circumstances, (ii) the potentially negative impact of the allocation limitations (in that stockholders were unlikely to receive all of their Merger Consideration in the form they elected) was at least partially offset by (A) the features of the formulae for calculating the Merger Consideration that ensured that the value of the Stock Consideration (based on the Average AGC Price) and the Cash Consideration would be equal and (B) the features of the election procedures that would permit stockholders of the Company to receive the Merger Consideration as promptly as practicable following the consummation of the Merger and thereby permit stockholders of the Company who were required under the allocation and proration procedures to receive Merger Consideration in a form other than the form elected or desired to adjust their respective holdings of American General Common Stock and cash while minimizing the time period during which the market value of American General Common Stock could deviate from the Average AGC Price and (iii) American General had consistently rejected and ultimately refused the Special Committee's demand that the consummation of the Merger be conditioned upon the approval of a majority of the stockholders of the Company unaffiliated with American General. Notwithstanding American General's determination not to include a provision in the Merger Agreement that the consummation of the Merger be conditioned upon the approval of a majority of the stockholders of the Company unaffiliated with American General, the Special Committee and the Board of Directors of the Company believe that the Merger is procedurally fair because: (i) the Special Committee consisted of disinterested Directors authorized to negotiate on an arm's-length basis with American General on behalf of the stockholders of the Company, (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained and was advised by an independent financial advisor; (iv) the Special Committee possessed the ability and power to negotiate on an arm's-length basis with American General, an ability that was enhanced by the restrictions in the Shareholders Agreement; and (v) the conduct and outcome of the Special Committee's arm's-length bargaining with American General. Neither the Special Committee nor the Board of Directors generally viewed the employment agreements and other arrangements entered into by Messrs. Poulos, Scott or Graf with American General or Western National, as the case may be, as having either a positive or negative impact on their respective determinations to approve and recommend the Merger Agreement given the lack of any substantive participation by such individuals in the negotiation of the Merger Agreement.

  While the Special Committee and the Board of Directors of the Company did not, at their meetings on September 11, 1997, formally resolve to adopt the analyses of DLJ more fully described under "SPECIAL FACTORS--Opinion of Western National's Financial Advisor," such analyses were reviewed and relied upon by the Special Committee and the Board in reaching their respective determinations and recommendations and, as more fully set forth below, accepted in full as a basis for decision-making. The members of the Special Committee and the Board of Directors of the Company generally viewed DLJ's public market valuation analysis, merger market valuation analysis, analysis of current and historical information relating to the market prices of Company Common Stock and American General Common Stock and analysis of the effect of the Merger on American General's historical and projected financial position and earnings as providing, in the context of their own personal knowledge and views of the Company, the material financial information necessary to evaluate the Company as a going concern and determine the substantive fairness of the Merger. In particular, the members of the Special Committee and the Board of Directors of the Company noted that, as summarized under "SPECIAL FACTORS-- Opinion of Western National's Financial Advisor," such analyses provided information as to the public market values and merger market values of comparable companies based on historical and projected earnings and other financial information, including book value, as well as historical and pro forma financial information with respect to the combined entity resulting from the Merger. The members of the Special Committee and the Board of Directors of the Company generally believed that analyses based on the liquidation value of the Company did not provide the best means of evaluating the substantive fairness of the Merger because there was no intention by any of the parties to liquidate the Company, it being instead the intention of the parties to grow the Company's business as a wholly-owned subsidiary of American General. In connection with the fairness determination expressed in this Proxy Statement/Prospectus, the Company has adopted the analyses of DLJ.

  In addition to the factors enumerated above, the Special Committee also believed that approaching American General with a proposal sufficiently in advance of the expiration of the Shareholder's Agreement when American General would become free to seek or propose a merger or other business combination involving the Company would put the Company in a better position to control the timing and structure of such a transaction to the advantage of its stockholders other than American General. The Special Committee also believed that, because the Shareholder's Agreement prohibited the Company from adopting a rights plan, American General could acquire sufficient shares of Company Common Stock to own a majority of such shares relatively quickly through open market purchases. In reaching their determination to approve and recommend the Merger Agreement, the Special Committee and the Board of Directors of the Company did not assign any relative or specific weights to the foregoing factors and individual members of the Special Committee and the Board of Directors may have given differing weights to different factors.

  In the event the Average AGC Price is less than $40.00, the Board of Directors will, in light of then existing facts and circumstances and their fiduciary duties under applicable law, determine whether to give notice to American General of the Company's election to abandon the Merger and terminate the Merger Agreement (subject to the right of American General to increase the Merger Consideration such that the per share value is equal to the per share value of the Merger Consideration that would have been received if the Average AGC Price had been equal to $40.00 whereupon the Merger will not be deemed abandoned and the Merger Agreement will not be terminated). Among the factors that will be considered by the Board of Directors in determining whether to give such notice will be the then current strategic and financial position and prospects for long-term growth of the Company and American General, respectively, and the various factors considered by the Board in initially determining that the terms of the proposed Merger were fair to and in the best interests of the Company's stockholders (other than American General and its affiliates). See "SPECIAL FACTORS--Recommendation of the Board of Directors of the Company and the Special Committee; Fairness of the Merger." If the Board of Directors of the Company has the right to give such notice but determines not to do so it does not currently intend to resolicit proxies from stockholders of the Company with respect to their approval of the Merger Agreement.

  American General and Merger Sub. American General has neither requested nor received any opinion of any outside party as to the fairness of the proposed Merger to the Company's public stockholders. However, American General considered the advice of Goldman Sachs in connection with rendering its fairness opinion

(described below). American General believes that the Merger Consideration represents fair value for the shares of Company Common Stock to be acquired in the Merger when compared to other comparable transactions and the market price of the Company Common Stock compared to other comparable companies and that the terms of the Merger are substantively fair to the stockholders of Western National. In addition, American General believes that the premium represented by the Merger Consideration over the market price of the Company Common Stock immediately prior to announcement of the proposed Merger is fair and reasonable, given the range of premiums paid in other comparable transactions and American General's belief that its 46% ownership of Company Common Stock had resulted in a takeover premium already being reflected in the market price of the Company Common Stock, based on analysts' reports and a comparison of comparable companies' current trading levels compared to a 52-week high. American General also considered the fact that the Special Committee had received the written opinion of DLJ to the effect that the Merger Consideration to be received by the stockholders of the Company other than American General was fair, from a financial point of view. The approval of the Merger by the Board of Directors of American General was based on a number of factors, including the opinion of Goldman Sachs.

  American General believes that the manner in which the Merger was considered by the Company was procedurally fair to the stockholders of the Company other than AGC Life. Among other things, the negotiation of the terms of the Merger Agreement was undertaken on an arm's length basis by the Special Committee of independent directors, which retained its own financial advisor and legal counsel. American General further believes that the Merger is procedurally fair to such stockholders as of the date of this Proxy Statement/Prospectus. Although the separate vote of stockholders not affiliated with the Company or American General is not sought for approval of the Merger Agreement, American General believes that such approval is not required to ensure the procedural fairness of the Merger in light of, among other things, the appointment of the Special Committee and the arm's-length nature of the negotiations surrounding the Merger, as well as the availability of appraisal rights under the DGCL.

  The respective Boards of Directors of American General, at its meeting on September 11, 1997, and of Merger Sub did not formally resolve to adopt the analyses of Goldman Sachs described under "SPECIAL FACTORS--Opinion of American General's Financial Advisor." However, the Board of Directors of American General (and of Merger Sub, all of whose directors participated in the deliberations surrounding the American General determinations) reviewed the presentation made by Goldman Sachs and relied on the information contained in such presentation in reaching a determination as to the approval of the Merger Agreement and the fairness of the terms of the Merger. The Board of Directors of American General assessed the Company Common Stock price and trading volume history, pro forma merger analysis, selected transactions analysis and premium analysis contained in the Goldman Sachs presentation, and determined that such analyses provided adequate information for making a determination as to the substantive fairness of the Merger. In addition, the Board of Directors of American General (and of Merger Sub) was aware of the price paid by American General for previous purchases of Company Common Stock, and factored this information into their determination as to fairness. The respective Boards of Directors of American General and of Merger Sub believed that the foregoing information adequately addressed such factors as current market prices, historical market prices, net book value, going concern value, liquidation value, and the purchase price paid in previous purchases of Company Common Stock. In connection with the fairness determination expressed in this Proxy Statement/Prospectus, American General and Merger Sub have adopted the analyses of Goldman Sachs.

  Merger Sub, a wholly-owned subsidiary of American General, did not independently consider the substantive or procedural fairness of the Merger, but adopts the conclusion as to fairness reached by American General.

OPINION OF WESTERN NATIONAL'S FINANCIAL ADVISOR

  In its role as financial advisor to the Special Committee, DLJ was asked by the Special Committee to render its opinion as to the fairness from a financial point of view to the stockholders of Western National, other than stockholders who are affiliates of Western National, of the consideration to be received by such stockholders pursuant to the terms of the Merger
Agreement. On September 11, 1997, DLJ delivered its written opinion to the Special Committee and the Western National Board to the effect that as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the stockholders of the Company other than American General was fair, from a financial point of view. DLJ subsequently confirmed such opinion by delivery of its written opinion dated as of the date of this Proxy Statement/Prospectus (the "DLJ Opinion").

  A COPY OF THE DLJ OPINION WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF ITS REVIEW IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO AND SHOULD READ THE DLJ OPINION IN ITS ENTIRETY.
  The DLJ Opinion was prepared for the Western National Board and the Special Committee and is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders of the Company other than American General, and does not constitute a recommendation to any stockholder as to how to vote at the Special Meeting or whether any such stockholder should elect Cash Consideration or Stock Consideration.

  The DLJ Opinion does not constitute an opinion as to the price at which American General Common Stock will actually trade at any time. The Merger Consideration was determined in arm's length negotiations between the Special Committee and American General, in which negotiations DLJ advised the Special Committee. No restrictions or limitations were imposed by the Special Committee upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

  In arriving at its opinion, DLJ reviewed the Merger Agreement and the exhibits thereto and the Shareholder's Agreement, as amended by Amendment No.1 thereto dated September 13, 1996, and Amendment No. 2 thereto dated September 11, 1997. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by Western National and American General, including information provided during discussions with the respective managements of such companies. Included in the information provided during discussions with management of Western National were certain financial projections of Western National for the years ending December 31, 1997 through December 31, 2000 prepared by the management of Western National. In addition, DLJ compared certain financial data and securities data of Western National and American General with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and American General Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of the DLJ Opinion.

  In rendering the DLJ Opinion, DLJ has relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Western National and American General or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections of Western National supplied to DLJ, DLJ assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Western National as to the future operating and financial performance of Western National. DLJ has not assumed any responsibility for making an independent evaluation of Western National's assets or liabilities or for making any independent verification of any of the information reviewed by it.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Opinion. It should be understood that, although subsequent developments may affect the DLJ Opinion, DLJ does not have any obligation to update, review or reaffirm its opinion.

  The following is a summary of the analyses presented to the Special Committee and the Board of Directors of the Company on September 11, 1997 and utilized by DLJ in preparing its opinion dated September 11, 1997. For purposes of such analyses, DLJ assumed a value for the Merger Consideration equal to $29.75 per share of Company Common Stock.

  Western National Public Market Valuation Analysis. To provide contextual data and comparative market information, DLJ compared selected operating and financial data and ratios for Western National to the corresponding data and ratios of certain publicly traded annuity companies which DLJ deemed relevant. Such comparable companies consisted of: American Annuity Group, Inc., Liberty Financial Companies, Inc., Presidential Life Corporation and SunAmerica, Inc. (the "Publicly Traded Companies"). Such ratios included, among others, the multiples of public stock price to GAAP operating earnings per share ("EPS") for the latest twelve months ("LTM") ended June 30, 1997, estimated GAAP operating EPS for 1997 and 1998 (as estimated by research analysts and compiled by Institutional Brokers Estimating Service) and shareholders' equity per share as of June 30, 1997, as well as the multiples of the aggregate equity market capitalization plus the amount of debt and preferred stock outstanding ("Enterprise Value") to statutory earnings for the last fiscal year ("LFY") and to statutory capital and surplus as of the end of the LFY. For purposes of this analysis, DLJ used the closing stock market prices on September 10, 1997 for the Publicly Traded Companies and a value for the Merger Consideration equal to $29.75 per share of Company Common Stock. The range of public stock price as a multiple of LTM June 30, 1997 GAAP operating EPS for the Publicly Traded Companies was 11.9x to 20.8x, with an average multiple of 15.4x and an adjusted mean multiple which excluded the high and low multiples (the "Adjusted Mean") of 14.5x, as compared to an implied multiple of 18.4x for the Merger. The ranges of public stock price as a multiple of estimated GAAP operating EPS for 1997 and 1998 were 14.0x to 19.6x and 12.7x to 16.6x, respectively, with average multiples of 15.8x and 13.9x and Adjusted Mean multiples of 14.7x and 13.2x, as compared to implied multiples of 17.0x and 14.9x, respectively, for the Merger. The range of public stock price as a multiple of shareholders' equity per share as of June 30, 1997 for the Publicly Traded Companies was 1.33x to 3.42x, with an average multiple of 2.02x and an Adjusted Mean multiple of 1.66x, as compared to an implied multiple of 2.14x for the Merger. Such analysis also indicated that the ranges of Enterprise Value as a multiple of LFY statutory earnings and Enterprise Value as a multiple of LFY statutory capital and surplus were 16.2x to 42.8x and 2.71x to 7.99x, respectively, with average multiples of 29.1x and 4.51x and Adjusted Mean multiples of 28.8x and 3.68x, as compared to implied multiples of 53.8x and 3.88x, respectively, for the Merger. DLJ noted that the implied multiples for the transaction assuming a value for the Merger Consideration of $29.75 per share of Company Common Stock fell within or above the range of values indicated by each of the foregoing analyses.

  Western National Merger Market Valuation Analysis. DLJ reviewed publicly available information for 13 selected transactions involving the acquisition of annuity companies since June 1992 (the "DLJ Selected Annuity Transactions"). In reviewing these transactions, several factors were considered, including: (i) the lack of publicly available information for subsidiary and private company transactions that represent a significant portion of merger and acquisition activity within the annuity industry; and
(ii) the lack of directly comparable transactions. The DLJ Selected Annuity Transactions were not intended to represent the complete list of annuity company transactions that have occurred since June 1992. Rather, such transactions included only selected recent transactions involving annuity companies. Such transactions were used in this analysis because the companies involved were broadly deemed by DLJ to operate in similar businesses or have similar financial characteristics to Western National. DLJ also reviewed publicly available information involving 38 selected transactions since 1990 (the "Selected Transactions"). The Selected Transactions include a broader set of transactions not limited to the annuity industry.

  DLJ reviewed the consideration paid in the DLJ Selected Annuity Transactions and the Selected Transactions in terms of the value of the consideration paid for the common stock (the "Equity Purchase Price") as a multiple of GAAP operating EPS for the LTM or LFY ended prior to the announcement of such transactions and shareholders' equity per share as of the end of the latest fiscal quarter ("LFQ") or LFY ended prior to the announcement of such transactions. DLJ also reviewed the aggregate consideration paid for the common stock plus the amount of debt and preferred stock assumed, repaid or redeemed in such transactions (the "Transaction Value") as a multiple of statutory earnings for the LTM or LFY ended prior to the announcement of such transactions and as a multiple of statutory capital and surplus as of the end of the LFQ or LFY ended prior to the announcement of such transactions. In analyzing acquisitions of annuity companies, the aggregate consideration paid may be analyzed in terms of Equity Purchase Price as a multiple of GAAP operating EPS and shareholders' equity per share, or Transaction Value as a multiple of statutory earnings and statutory capital and surplus. Variances in multiples for different transactions may reflect such consideration as the consistency, quality and growth of earnings of the acquired company and the acquired company's capitalization, asset quality and return on capital. Since statutory earnings and statutory capital and surplus do not reflect the cost of an acquired company's debt or preferred stock financing, which are usually at the holding company level rather than the insurance company level, DLJ deemed it appropriate to analyze Transaction Value (which includes the cost of assuming, repaying or redeeming such debt or preferred stock financing) as a multiple of statutory earnings and statutory capital and surplus. Since GAAP operating EPS and shareholders' equity per share already reflect the cost of an acquired company's debt or preferred stock financing DLJ deemed it appropriate to analyze the Equity Purchase Price for the acquired company's common stock (which excludes the cost of assuming, repaying or redeeming such debt or preferred stock financing) as a multiple of GAAP operating EPS or shareholders' equity.

  The range of Equity Purchase Price as a multiple of LTM GAAP operating EPS for the Selected Annuity Transactions was 7.7x to 36.6x with an average multiple of 16.2x and an Adjusted Mean multiple of 14.9x, as compared to an implied multiple of 18.4x for the Merger. The range of Equity Purchase Price as a multiple of GAAP shareholders' equity per share as of June 30, 1997 for the Selected Annuity Transactions was 0.90x to 2.72x with an average multiple of 1.32x and an Adjusted Mean multiple of 1.18x, as compared to an implied multiple of 2.14x for the Merger. DLJ's analysis indicated ranges of Transaction Value as a multiple of LFY statutory earnings and of LFY and LFQ statutory capital and surplus of 5.2x to 38.1x (with an average multiple of 20.0x and an Adjusted Mean multiple of 19.6x) and 1.20x to 4.00x (with an average multiple of 2.04x and an Adjusted Mean multiple of 1.94x), respectively, as compared to implied multiples of 53.8x and 3.88x for the Merger, respectively. DLJ noted that the implied multiples for the transaction assuming a value for the Merger Consideration of $29.75 per share of Company Common Stock fell within or above the range of values indicated by each of the foregoing analyses.

  Based on the market value of Company Common Stock and on an adjusted value of Company Common Stock (calculated based on the average valuation multiples, excluding the low and high multiples of the Publicly Traded Companies) DLJ analyzed implied valuations for the Company, based on the premiums paid in the Selected Transactions calculated at various times prior to the public announcement of such transactions. Such analysis indicated implied values per share of Company Common Stock ranging from $24.71 to $36.44 depending upon the time period prior to the public announcement of the transaction. DLJ noted that a value for the Merger Consideration of $29.75 fell within the range of values indicated by such analysis.

  Effect of the Acquisition on American General's Historical and Projected Financial Position and Earnings. DLJ analyzed certain pro forma financial effects resulting from the Merger. DLJ analyzed the pro forma effect of the Merger on American General's operating EPS, book value per share and leverage ratio. DLJ noted that the results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. Such analysis indicated that American General's shareholders would realize EPS dilution of 2.8% and 1.3% in 1997 and 1998, respectively; American General's book value per share would realize accretion of 3.8%; and American General's ratio of debt to total capitalization as of June 30, 1997 would be 24.7% (as compared to 20.9% without the transaction).

  Because the Merger Consideration will consist of American General Common Stock and cash, to provide comparative market information, DLJ compared selected historical and projected operating and financial ratios of American General to the corresponding data and ratios of certain selected publicly traded comparable companies that DLJ deemed relevant. Such comparable companies consisted of: Conseco Inc., Equitable Cos., Jefferson Pilot Corp., Lincoln National Corp., Reliastar Financial Corp. and Transamerica Corp. (the "Selected Comparable Companies"). Among other things, DLJ reviewed the multiples of stock price to GAAP operating EPS for 1997 and 1998 (as estimated by research analysts and compiled by Institutional Brokers Estimating Service for the Selected Comparable Companies and management's projections for American General) and shareholders' equity per share as of June 30, 1997. Such analysis indicated that (i) the low, average, Adjusted Mean and high multiples of public stock price to estimated 1997 GAAP operating EPS were 14.8x, 15.8x, 15.7x and 17.1x, respectively, for the Selected Comparable Companies, as compared to a multiple of American

General's public stock price to estimated 1997 GAAP operating EPS of 14.3x,
(ii) the low, average, Adjusted Mean and high multiples of public stock price to estimated 1998 GAAP operating EPS were 12.2x, 13.6x, 13.6x and 14.7x, respectively, for the Selected Comparable Companies, as compared to the multiples of American General's public stock price to estimated 1998 GAAP Operating EPS of 12.6x, and (iii) the low, average, Adjusted Mean and high multiples of public stock price to shareholders' equity per share as of June 30, 1997 were 1.52x, 2.01x, 2.01x and 2.50x, respectively, for the Selected Comparable Companies, as compared to the multiple of American General's public stock price to shareholders' equity per share as of June 30, 1997 of 1.83x.

  Analysis of American General's Stock Trading History. As Western National stockholders will receive American General Common Stock as part of the consideration in the transaction, DLJ analyzed the historical stock price performance of American General. Such analysis indicated that from January 3, 1992 to September 5, 1997, American General Common Stock has realized a 16.1% compound annual return to its common shareholders. From February 18, 1994 to September 5, 1997, the multiple of public stock price-to-forward year's operating earnings has moved in a range from 8.7x to 14.8x, with an average of 10.7x and the multiple of public stock price to book value has moved in a range of 1.07x to 1.91x, with an average of 1.46x.

  General. The summary of the analyses performed by DLJ set forth above does not purport to be a complete description of such analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the Merger and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the result of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

  Engagement and Fees Payable to DLJ. Western National selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with Western National, its business and the insurance industry. Pursuant to the terms of an engagement letter dated September 2, 1997, Western National has paid DLJ $500,000 for its services to date, including the delivery of the DLJ Opinion. In addition, Western National has agreed to pay DLJ $2.6 million upon consummation of the Merger, as a financial advisory fee. Western National also agreed to reimburse DLJ for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. In the ordinary course of business, DLJ may actively trade the securities of Western National and American General for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN PROJECTIONS

  General. In arriving at its opinion, DLJ reviewed, among other things, certain financial projections prepared by management of the Company relating to GAAP operating data for the years ending December 31, 1997 through December 31, 2000. Such projections were also reviewed by the Special Committee and the Board of Directors of the Company in reaching their respective determinations regarding the fairness of the terms of the proposed Merger. See "SPECIAL FACTORS--Recommendation of the Board of Directors of the Company and the Special Committee; Fairness of the Merger" and "--Opinion of Western National's Financial Advisor."

The Company, as a matter of course, does not regularly prepare projected financial information as to future revenues or earnings information that is publicly disclosed. Accordingly, the projections were not prepared with a view toward compliance with any published guidelines regarding forward-looking information or GAAP. Underlying the projections are a variety of assumptions, all of which are difficult to predict and many of which are beyond the control of the Company and may not have been, or may no longer be, accurate. Additionally, the projections were prepared in May of 1997 for use in connection with presentations to rating agencies and have not been revised to reflect, among other things, actual financial results of the Company to date, revised prospects for the Company's business or changes in economic or business conditions in the insurance and annuity industries or the United States economy, generally. The projections are not necessarily indicative of future performance, which may be significantly more favorable or less favorable, and the Company should not be regarded as having made a representation that such projected results will be achieved. Because of the inherent uncertainties in making such projections, there can be no assurance that the Company's actual future operating performance will not be significantly higher or lower than that projected.

  Projections. Based on actual 1996 total premiums of $1,818 million, the projections indicated that projected operating earnings per share for the Company would increase from $1.75 in 1997 to (i) $2.67 in 2000 assuming a 15% growth rate in total premiums, (ii) $2.74 in 2000 assuming a 20% growth rate in total premiums and (iii) $2.82 in 2000, assuming a 25% growth rate in total premiums, in each case, as compared to actual operating earnings per share of $1.56 in 1996. Similarly, the projections also indicated projected earnings per share growth rates increasing from 12.2% in 1997 to (i) 17.1% in 2000 assuming a 15% growth rate in total premiums, (ii) 18.6% in 2000 assuming a 20% growth rate in total premiums and (iii) 20.5% in 2000, assuming a 25% growth rate in total premiums, in each case, as compared to an actual earnings per share growth rate of 7.6% in 1996.

  Significant Assumptions. The material assumptions relating to the projections summarized above were: (i) constant 1996 dollars, (ii) tax provisions based on current rates, (iii) the Company's continuation as a public company and (iv) no acquisitions or divestitures. See also "RISK FACTORS--Risks if Merger Not Consummated" for a description of other factors that may adversely affect the future financial performance of the Company.

OPINION OF AMERICAN GENERAL'S FINANCIAL ADVISOR

  On September 11, 1997, Goldman Sachs delivered its oral opinion to the Board of Directors of American General that as of such date the Merger Consideration to be paid by American General pursuant to the Merger Agreement was fair to American General. Goldman Sachs subsequently delivered its written opinion dated September 11, 1997 to the Board of Directors of American General that as of such date the Merger Consideration to be paid by American General pursuant to the Merger Agreement was fair to American General. The written opinion of Goldman Sachs, dated September 11, 1997, will not be updated prior to consummation of the Merger.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED SEPTEMBER 11, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C HERETO AND IS INCORPORATED HEREIN BY REFERENCE.

  In connection with its opinion, Goldman Sachs reviewed, among other things, the Merger Agreement and, the Shareholder's Agreement, as amended; Annual Reports to Shareholders and Annual Reports on Form 10-K of American General and Western National for the five years ended December 31, 1996; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of American General and Western National; certain other communications from American General and Western National to their respective shareholders; and certain internal financial analyses and forecasts of certain cost savings (the "Synergies") expected by American General to be achieved as a result of the Merger. In addition, Goldman Sachs reviewed financial and operational information for Western National, which included, among other things, audited financial statements for the years 1994, 1995 and 1996, and certain internal financial analyses and forecasts for Western National prepared by its management. Goldman Sachs also held discussions with members of the senior management of American General and Western National regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies and the strategic rationale for, and the potential benefits of, the transactions contemplated by the Merger Agreement. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of American General Common Stock and Company Common Stock, compared certain financial and stock market information for American General and Western National with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the annuity and insurance industries specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of American General, that the financial forecasts, including, without limitation, the Synergies and projections, had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of American General and Western National and that such forecasts would be realized in the amounts and at the times contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of American General or Western National or any of their subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal.

  The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its oral opinion to the American General Board on September 11, 1997 and its written opinion dated September 11, 1997. The written opinion of Goldman Sachs is attached hereto as Annex C.

    (i) Company Common Stock Price and Trading Volume History. Goldman Sachs reviewed trading volumes at various prices for the shares of Company Common Stock during the period from March 6, 1997 to September 5, 1997. Such analysis indicated a weighted average market price during such period of $26.29 per share of Company Common Stock.

    (ii) Pro Forma Merger Analysis. Based upon information received from American General and Western National, a pro forma earnings analysis of the financial impact of the Merger on American General was prepared. Assuming that (a) the number of shares of American General Common Stock to be issued in the Merger would, in the aggregate, be equal to such number that would constitute 50% of the Merger Consideration, (b) the average closing price of American General Common Stock would be equal to $50.00, (c) the expected pre-tax cost savings of $13 million would be realized in 1998, (d) the goodwill of $617.45 million would be amortized over 40 years, (e) the marginal tax rate was 35%, and (f) the opportunity cost of cash was 7.5%, and using earnings estimates for American General and Western National prepared by Institutional Broker Estimate System, the analysis compared the earnings of American General Common Stock, on a stand alone basis, to the earnings of the combined companies on a pro forma basis. Based on such analysis, the proposed transaction would be accretive to American General's shareholders on an EPS basis in each of the estimated years 1998 and 1999 in an amount of 0.5% and of 1.1%, respectively, would slightly increase return on average equity in the estimated year 1998, and would be slightly dilutive to book value per share in the estimated year 1998 (based on a base book value per share of American General Common Stock of $28.04).

    (iii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the annuity industry since 1993 (the "Goldman Sachs Selected Annuity Transactions") and in the life insurance industry since 1996 (the "Selected Life Insurance Transactions"). The Goldman Sachs Selected Annuity Transactions were Metropolitan Life Insurance Co./Security First Group (London Insurance Group), AmerUs Life Holdings/Delta Life Corp., ING Group N.V./Equitable of Iowa Cos., SunAmerica Life Insurance/John Alden Financial (Annuity Operations), Conseco, Inc./American Life Holdings, Inc. (remaining 62%), General Electric Capital Corp./First Colony Corp., Knightbridge Capital Fund I/United Companies Life Insurance, SunAmerica, Inc./Ford Life Insurance, Conseco Capital Partners II, L.P./Statesman Group, Inc. and General Electric Capital Corp./United Pacific Life Insurance.

  The Selected Life Insurance Transactions were MetLife/Security First Group, AmerUS/Delta Life Corp., ING Group/Equitable of Iowa, Unitrin Inc./Reliable Life Insurance Co., Conseco/Colonial Penn Life (Leucadia National), PennCorp/Washington National, ReliaStar Financial/Security-Connecticut, American General/USLIFE, AEGON N.V./Providian, Jefferson-Pilot/Chubb Corporation (life insurance operations), American General/Home Beneficial, Great Southern Life Insurance/Investors Guaranty Life, Ohio State Life, SunAmerica/John Alden Financial (annuity business), Conseco/Capitol American, Provident Life & Accident/Paul Revere Corp., Conseco/Pioneer Financial, Conseco/Bankers Life (remaining 10%), Conseco/Transport Holdings, Conseco/American Travellers, General Electric Capital Corp./First Colony Corporation, Conseco/American Life (remaining 62%), Metropolitan Life/New England Mutual, Conseco/Life Partners, Knightsbridge Capital Fund I L.P./United Companies Life Insurance Co. (of United Companies Financial Corp.), General Electric Capital Corp./Life Insurance Co. of Virginia (of Aon Corp.), General Electric Capital Corp./Union Fidelity (of Aon Corp.), Massachusetts Mutual/Connecticut Mutual, SunAmerica Inc./Ford Life, American General/Independent Insurance Group and Zurich Insurance Group/Insurance Partners/Kemper Corporation.

    The analysis of Goldman Sachs Selected Annuity Transactions indicated that, with several data points being unavailable, aggregate consideration as a multiple of (x) last 12 months ("LTM") operating earnings ranged from 9.4x to 19.2x, with a median of 12.3x, (y) tangible GAAP book value (excluding SFAS 115 adjustment) ranged from 1.4x to 2.9x, with a median of 1.5x, and (z) statutory surplus ranged from 1.2x to 5.4x, with a median of 2.3x. The analysis of Selected Life Insurance Transactions indicated that, with several data points being unavailable, aggregate consideration as a multiple of (x) LTM operating earnings ranged from 10.6x to 30.5x, with a median of 17.2x, (y) tangible GAAP book value ranged from 0.8x to 4.6x, with a median of 1.8x, and (z) statutory surplus ranged from 1.2x to 6.1x, with a median of 3.0x. Goldman Sachs noted that, based on the Merger Consideration of $29.75, the implied multiples of the Merger Consideration to LTM operating earnings, estimated 1997 operating earnings, tangible GAAP book value (excluding SFAS 115 adjustment) and statutory surplus would be 19.5x, 16.9x, 2.3x and 3.7x, respectively.

    (iv) Premium Analysis. Goldman Sachs compared the premium represented by the Merger Consideration per share over the closing price of the Company Common Stock one day immediately prior to the announcement of the Merger to the premiums offered in comparable acquisitions of minority shareholdings during the last seven years generally (the "Selected Buyouts") and in financial industry companies specifically (the "Selected Financial Industry Buyouts"). The analysis of 47 Selected Buyouts indicated that the premiums paid ranged from (11.1%) to 68.9% with a median premium of 19.4%. The analysis of four Selected Financial Industry Buyouts indicated that the premiums paid ranged from 1.2% to 25.6% with a median premium of 17.9%. The Merger Consideration per share of $29.75 represents a 5.8% premium over the closing price of Company Common Stock on the day immediately prior to the announcement of the Merger.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to American General or Western National or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the American General Board as to the fairness to American General of the Merger Consideration to be paid by American General pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of American General, Western National, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' opinion to the American General Board was one of many factors taken into consideration by the American General Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex C hereto. Goldman Sachs' advisory services for American General and the opinions of Goldman Sachs discussed herein were provided exclusively for the information and assistance of the Board of Directors in connection with its consideration of the transactions contemplated by the Merger Agreement.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with American General, having provided certain investment banking services to American General from time to time, including acting as its financial advisor in connection with its joint venture project with Grupo Nacional Provincial, S.A., having sold 6,400,000 shares of American General Common Stock to American General in connection with an accelerated stock buyback on April 15, 1997, having acted as lead manager or as Initial Purchaser in five issues of fixed income or convertible securities in 1995 and 1996, including a public offering of 6.00% Convertible Monthly Income Preferred Securities issued by American General Delaware, L.L.C. on May 24, 1995, and having acted as American General's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. American General selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to those contemplated by the Merger Agreement. Goldman Sachs may provide investment banking services to American General in the future.

  Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of American General and/or Western National for its own account and for the account of customers. As of September 10, 1997, Goldman Sachs had in the course of its normal trading activities (including the foregoing stock buyback) accumulated (i) an aggregate net long position of 1,406,640 shares of Company Common Stock, and (ii) an aggregate net short position of 1,139,317 shares of American General Common Stock.

  Pursuant to a letter agreement dated as of September 9, 1997 (the "Engagement Letter"), American General engaged Goldman Sachs to act as its financial advisor in connection with a possible acquisition by American General of Western National. American General has agreed to pay Goldman Sachs upon the execution of the Engagement Letter an initial fee of $250,000 and, upon the transfer to American General of at least 80% of the Company Common Stock (including stock already owned by American General) or at least 80% of the assets of Western National, a transaction fee of $1,250,000. The Engagement Letter also provides that if American General enters into an agreement to acquire stock or assets of Western National and such agreement provides for a payment to American General if the transactions contemplated by such agreement are not consummated, Goldman Sachs will be paid a transaction fee of $500,000. American General has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

CERTAIN LITIGATION

  On September 12, 1997, purported class actions captioned, Weisz v. Baker et al., Del. Ch. C.A. No. 15927; Simon v. Western National Corp., et. al., Del. Ch., C.A. No. 15928; Crandon Capital Partners v. Baker et. al., Del. Ch., C.A. No. 15929; Vogel v. Poulos, et. al., Del. Ch., C.A. No. 15930; Dennis E. Murray and Susan Murray v. Poulos, et. al., Del. Ch., C.A. No. 15931; Ericksen/Basloe Adv., Ltd. v. Poulos, Del. Ch., C.A. No. 15932; Fassbender v. Baker et. al., Del. Ch., C.A. No. 15933 and Samuel Kronenberg and Samuel Bamdas Revocable Trust v. Western National Corp. et. al., Del. Ch., C.A. No. 15935 were filed in the Court of Chancery of the State of Delaware in and for New Castle County by stockholders of the Company against the Company,

American General Corporation, a Delaware corporation, and certain officers and directors of the Company. These complaints allege, among other things, that the defendants had breached their fiduciary duties by taking actions that would permit the acquisition of the outstanding shares of Company Common Stock at an unfair price, by failing to exercise independent business judgment and by acting to the detriment of the purported class in order to benefit American General. The complaints seek, among other things, preliminary and permanent injunctive relief and damages. An order consolidating the cases described above was entered on October 31, 1997. The consolidated case is captioned, In Re Western National Corporation Shareholders Litigation, Del. Ch., Consolidated C.A. No. 15927NC.

  Also on September 12, 1997, a purported class action captioned, Crandon Capital Partners v. Baker et al., was filed in Harris County, Texas by stockholders of the Company against the Company, American General and certain officers and directors of the Company. The claims and the relief requested are substantially similar to claims and relief requested in the actions filed in Delaware.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of the Board of Directors and management of Western National, in addition to their interests generally as stockholders of Western National, may receive benefits under one or more of Western National's employee, director and executive benefit plans and programs, which to the extent material, are described below. To the best of Western National's knowledge, such persons have no other material interests in the Merger apart from those of stockholders generally. The Special Committee and Western National's Board were aware of these interests of their directors and officers and considered them, among other matters, in recommending and approving the Merger Agreement and the transactions contemplated thereby. In particular, at an early stage of the negotiations with American General, the Special Committee and the Company's Board were made aware of discussions between American General and Messrs. Poulos, Scott and Graf regarding the possibility that such individuals would enter employment agreements with American General companies to be effective following the Merger.

  At the Effective Time, American General shall increase the size of its Board of Directors in order to cause Mr. Poulos to be appointed to its Board of Directors, and, subject to applicable law, shall use its best efforts to cause him to be elected at the first annual meeting. Each non-employee member of American General's Board of Directors receives an annual retainer of $32,000, plus a fee of $1,500 for attendance at each meeting of the Board of Directors or a committee thereof. Additionally, non-employee directors are eligible for certain awards pursuant to the American General Corporation 1997 Stock and Incentive Plan. As an employee of Western National, Mr. Poulos received no additional compensation for serving on Western National's Board of Directors. Mr. Poulos' salary for 1997 was $750,000, and he received bonus payments totaling $1.75 million in December 1997. Mr. Poulos did not receive any awards under Western National's 1993 Stock and Incentive Plan, as amended, for 1997.

  Equity Incentive Plans. The Merger Agreement provides that all options to acquire Western National Common Stock outstanding at the Effective Time under the Western National Stock Plan, including those held by management, will be assumed by American General. Each such stock option will thereafter constitute an option to acquire shares of American General Common Stock. As of January 23, 1998, there were options to acquire 2,583,150 shares of Western National Common Stock outstanding under the Western National Stock Plan. See "THE PROPOSED MERGER--The Merger Agreement--Stock Options."

WESTERN NATIONAL EMPLOYMENT AGREEMENTS WITH EXECUTIVES

  Employment Agreements with Richard W. Scott and John A. Graf. American General has entered into an employment agreement with Richard W. Scott, Vice Chairman, General Counsel and Chief Investment Officer of Western National (the "Scott Employment Agreement"), and Western National has entered into an employment agreement with John A. Graf, Vice Chairman and Chief Marketing and Administrative Officer of Western National (the "Graf Employment Agreement") (collectively, the "Employment Agreements"). Each of Mr. Scott and Mr. Graf are referred to herein as "executives." The Employment Agreements become effective as of 48 hours after the Effective Time and remain in effect for three years. If the Merger Agreement is terminated without consummation of the Merger, the Employment Agreements will be void ab initio. Pursuant to the terms of the Scott Employment Agreement and the Graf Employment Agreement, respectively, Mr. Scott will serve in a senior executive or officer capacity with American General or one of its significant subsidiaries, and Mr. Graf will serve in a senior executive or officer capacity with Western National or one of its significant subsidiaries. Pursuant to the Employment Agreements, Mr. Scott and Mr. Graf will each be paid a base annual salary of $300,000, and will each receive for each of calendar years 1998, 1999 and 2000 an annual performance bonus as may be determined by the Personnel Committee of the American General Board. (Each of Mr. Scott and Mr. Graf received a performance bonus of $300,000 in December 1997 for the 1997 calendar year.) During his employment, Mr. Scott will be allowed to participate in all general employee and executive benefit plans and programs, on the same basis generally as other American General executives, which as of the Effective Time or thereafter are made available to American General's comparable executives. During his employment, Mr. Graf will be allowed to participate in all general employee and executive benefit plans and programs, on the same basis generally as other Western National executives, which as of the Effective Time or thereafter are made available to Western National's comparable executives.

  Pursuant to the Employment Agreements, in the event of a termination of employment by American General (or, in the case of Mr. Graf, Western National) other than for Cause (as defined in the Employment Agreements), or a termination of employment by the executive for Cause (as defined in the Employment Agreements), the executive will be entitled to receive his then-current base annual salary as if employment had continued for the full term of the Employment Agreement. Provided that the executive complies with certain noncompetition and nonsolicitation obligations (described below) after such termination of employment, he will be entitled to performance bonuses for each of calendar years 1998, 1999 and 2000 as follows: (i) if such termination of employment occurs before the bonus for the 1998 calendar year has been awarded, the bonus for the 1998 calendar year will be equal to the bonus paid by American General (or Western National, in the case of Mr. Graf) to the executive for the 1997 calendar year; (ii) if such termination of employment occurs before the bonus for the 1999 calendar year has been awarded, the bonus for the 1999 calendar year will be equal to the average of the bonuses paid by American General (or Western National, in the case of Mr. Graf) to the executive for the 1997 and 1998 calendar years; and (iii) if such termination of employment occurs before the bonus for the calendar year 2000 has been awarded, the bonus for the calendar year 2000 will be equal to the average of the bonuses paid by American General (or Western National, in the case of Mr.
Graf) to the executive for the 1997, 1998 and 1999 calendar years. In addition, in the event the executive terminates his employment for Cause, he will be entitled to bonuses or other incentive compensation, if any, awarded but not yet paid as of the date of such termination.

  The Employment Agreements provide that in the event of termination of employment due to the death of the executive prior to the expiration of the term, the administrators, heirs or legatees of such executive will be entitled to receive (i) the then-current base annual salary as if such executive's employment had continued for the duration of the term, and (ii) any individual bonuses or any individual incentive compensation awarded but not yet paid to such executive as of the date of such termination. The Employment Agreements provide that in the event of termination of employment upon becoming permanently and totally unable to perform his duties as a result of any medically determinable physical or mental impairment, such executive will receive 60% of his then-current base annual salary for the duration of the term as if his employment had not terminated, reduced by any benefits he may receive under American General's (or Western National's, in the case of Mr.
Graf) disability benefit plans. In addition, such executive will be entitled to any individual bonuses or any individual incentive compensation awarded but not yet paid as of the date of such executive's termination.

  The Employment Agreements provide that during the term of the executive's employment and for the two-year period thereafter, each executive agrees that he will not, anywhere in the United States or any other country in which American General (or, in the case of Mr. Graf, Western National or the American General company for whom Mr. Graf may be working at the time of termination of employment) is offering financial services as of the date of his termination of employment, directly or indirectly for himself or others: (i) in any manner compete with American General (or Western National, in the case of Mr. Graf) or any subsidiary of affiliate of American General by whom he was employed at any time during the twelve months preceding his termination of his employment, (ii) solicit or attempt to convert to other financial service companies providing the same or similar products or services provided by American General (or Western National, in the case of Mr. Graf), any customers or policyholders of American General or its subsidiaries or affiliates (or Western National, in the case of Mr. Graf), or (iii) solicit for employment or employ any employee of American General (or Western National, in the case of Mr. Graf); provided, however, that in the event that the employment of the executive is terminated by American General (or Western National, in the case of Mr. Graf), without Cause or the executive terminates his employment for Cause, the noncompetition obligation of such affected executive described in clause (i) shall extend only to the date on which the Employment Agreements would have otherwise expired.

  Upon the occurrence of a Change in Control (as defined in the Severance Agreements, described below), the employment relationship under the Employment Agreements will immediately automatically convert to an at-will relationship, Mr. Scott and Mr. Graf are released from their post-employment noncompetition and nonsolicitation obligations, and the provisions of the Severance Agreements will be applicable.

  Finally, the Employment Agreements provide for a gross-up payment to be made to the executive, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on any payments made to such executives under the Employment Agreements, under their current employment agreements with Western National, or in respect of the acceleration of the vesting of such executive's stock options and the lapse of restrictions on such executive's restricted stock in Western National.

  Letter Agreement with Mr. Poulos. American General, Western National and Michael J. Poulos have entered into the Poulos Letter Agreement regarding the treatment of benefits payable to Mr. Poulos under the terms of (i) the employment agreement (the "Poulos Employment Agreement") between Mr. Poulos and Conseco, Inc. and assumed by Western National, as amended, and (ii) any and all agreements (the "Poulos Award Agreements") evidencing awards under the Western National Stock Plan, upon Mr. Poulos' resignation as Chairman of the Board, President and Chief Executive Officer of Western National upon consummation of the Merger. If the Merger Agreement is terminated without consummation of the Merger, the Poulos Letter Agreement will be of no further force and effect and will be void ab initio. Western National is a third party beneficiary of the Poulos Letter Agreement.

  Pursuant to the Poulos Letter Agreement, American General has agreed that it will cause Western National to treat Mr. Poulos' resignation as a "Control Termination" for purposes of the Poulos Employment Agreement and the Poulos Award Agreements in exchange for certain modifications and amendments to the Poulos Employment Agreement and the Poulos Award Agreements. The Poulos Letter Agreement provides that, in lieu of receiving certain payments under the Poulos Employment Agreement, within 10 days following Mr. Poulos' resignation, Mr. Poulos will receive a lump sum cash payment (the "Severance Payment") in an amount equal to the sum of (i) an amount equivalent to salary payments for 36 calendar months at the rate of base salary in effect immediately prior to Mr. Poulos' resignation, and (ii) an amount equivalent to 36 calendar months of bonus at the greater of (x) the monthly rate of the bonus payment for the bonus period ended immediately prior to the date of Mr. Poulos' resignation, or (y) the monthly rate of the estimated amount of the bonus Mr. Poulos would have received for the bonus period in which Mr. Poulos' resignation date occurs; provided, that the Severance Payment will be reduced by approximately $150,000 (such amount is subject to adjustment if both American General and Mr. Poulos mutually agree) so that none of the payments and benefits provided to Mr. Poulos in connection with the Merger will be nondeductible or subject Mr. Poulos to an excise tax; provided, further, that neither Western National nor American General will have the right to reduce the Severance Payment in excess of the reduction amount agreed prior to the Merger or receive a refund or reimbursement of any portion of the Severance Payment. The Severance Payment to Mr. Poulos under the Poulos Letter Agreement will be approximately $4.4 million, which (i) assumes a reduction for tax purposes of $150,000 and
(ii) is based on a $750,000 bonus received by Mr. Poulos in December 1997, that related specifically to the period just ended. In aggregate, Mr. Poulos received bonus payments totaling $1.75 million in December 1997.

  In addition, pursuant to the Poulos Letter Agreement, Mr. Poulos' options to purchase shares of Western National that are converted into options to purchase shares of American General pursuant to the Merger Agreement shall continue to be exercisable for the remainder of the original ten-year term of such options.

  In lieu of Mr. Poulos' right under the Poulos Employment Agreement to surrender shares or options to acquire shares in Western National that Mr. Poulos owns, the Poulos Letter Agreement provides that Mr. Poulos may elect, within sixty (60) days after his resignation, to receive a lump sum cash payment (the "Surrender Payment"), within 10 days of such election, in return for his surrender of (i) all or any portion of the options to acquire shares of American General then outstanding and received by Mr. Poulos in accordance with the terms of the Merger Agreement in exchange for his options to acquire shares in Western National (the "Unexercised Exchange Options") and (ii) all or any portion of the American General Common Stock then owned by Mr. Poulos and received by him in accordance with the terms of the Merger Agreement in exchange for his shares of Company Common Stock (the "Owned Exchange Stock"). The Poulos Letter Agreement provides that Mr. Poulos will receive, in exchange for each surrendered Unexercised Exchange Option to purchase one share of American General Common Stock, an amount equal to the difference, if any, between (x) the NYSE closing sales price of one share of American General Common Stock on the date of his surrender election (or on the next preceding trading day if the election is made on a non-trading day) and (y) the exercise price for such share of American General Common Stock pursuant to the terms of the Unexercised Exchange Option. The Poulos Letter Agreement further provides that Mr. Poulos will receive, in exchange for each surrendered share of Owned Exchange Stock, an amount equal to the NYSE closing sales price of one share of American General Common Stock on the date of his surrender election (or on the next preceding trading day if the election is made on a non-trading day).

  Except for the extension of the exercise period of Mr. Poulos' options to purchase shares of American General Common Stock, the compensation and benefits to be provided to Mr. Poulos under the Poulos Letter Agreement are less than that which he would have been entitled to receive under the Poulos Employment Agreement if his employment terminated under circumstances constituting a "Control Termination" (as defined in the Poulos Employment Agreement). Upon a Control Termination under the Poulos Employment Agreement, Mr. Poulos could have elected to receive a lump sum cash severance payment equal to the sum of (i) 60 calendar months of salary and bonus and (ii) the value of 60 months of additional employee benefits and incentive compensation. Mr. Poulos would also have been entitled to an additional lump sum cash payment in the amount necessary to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on his termination benefits. Further, upon a Control Termination under the Poulos Employment Agreement, Mr. Poulos could have elected to receive a lump sum payment in return for his surrender of shares or options to acquire shares in Western National similar to that described in the preceding paragraph with respect to Mr. Poulos' right to elect to surrender Unexercised Exchange Options and Owned Exchange Stock, except that (x) with respect to each such surrendered option, the exercise price would have been deemed to be zero and (y) the purchase price would have been based on the highest fair market value of the stock during the six months preceding such election.

  Other Agreements. Pursuant to an existing employment agreement between Western National and Arthur R. McGimsey (the "McGimsey Employment Agreement"), in the event Mr. McGimsey's employment is terminated under circumstances constituting a Control Termination (as defined in the McGimsey Employment Agreement), (i) Mr. McGimsey would be entitled to receive a lump sum severance payment in an amount equivalent to salary payments for 36 calendar months at the rate of base salary which Mr. McGimsey would have been entitled to receive pursuant to the McGimsey Employment Agreement, plus an amount equivalent to 36 calendar months of bonus at the monthly rate of the bonus payment of the last full calendar year immediately prior to his date of termination of employment and (ii) all non-exercisable outstanding options to acquire Company Common Stock will become exercisable upon termination of employment. The lump sum severance amount payable to Mr. McGimsey, assuming Mr. McGimsey terminated employment under circumstances constituting a Control Termination immediately following the Merger, would be approximately $1.1 million.

  Pursuant to an existing termination agreement between Western National and Michael J. Akers and Bruce R. Abrams, respectively (the "Termination Agreements"), in the event of a termination of employment of Mr. Akers or Mr. Abrams, as the case may be, following a Change in Control under circumstances constituting a Control Termination (each as defined in the Termination Agreements), (i) Mr. Akers or Mr. Abrams, as the case may be, will be entitled to receive a severance payment in an amount equal to 24 months of base salary at the higher of (x) the rate of base salary that was in effect at the date of such termination, or (y) the rate of base salary that was in effect for the calendar year preceding the year in which the Change in Control occurred, and
(ii) all non-exercisable outstanding options held by Mr. Akers or Mr. Abrams, as the case may be, to acquire Company Common Stock will become exercisable upon such termination of employment. In addition, the Termination Agreements provide that Mr. Akers or Mr. Abrams, as the case may be, will receive a gross-up payment for any excise tax imposed under Section 4999 of the Code (and any income and excise taxes imposed on the gross-up payment). The approximate lump sum severance amounts payable to each of Messrs. Akers and Abrams under their termination agreements, assuming each of Messrs. Akers and Abrams terminated employment immediately following the Merger under circumstances constituting a Control Termination, would be $490,000, and $450,000, respectively.

  Western National is a party to existing employment agreements with Tina Baughman (the "Baughman Employment Agreement") and Gregory Yost (the "Yost Employment Agreement"), each of which provide for payments in the event of a termination of employment following a Change in Control under circumstances constituting a Control Termination (each as defined in the Baughman Employment Agreement and the Yost Employment Agreement). The Baughman Employment Agreement provides that Ms. Baughman will receive a lump sum severance allowance in an amount equal to the sum of (i) $100,000, (ii) salary payments for 24 calendar months at the higher of (x) the rate of base salary that was in effect at the date of such termination, or (y) the rate of base salary that was in effect for the calendar year preceding the year in which the Change in Control occurred, and (iii) an amount equal to Ms. Baughman's distribution amount for the prior year under either the Independent Advantage Financial and Insurance Services, Inc. Contingent Equity Participation Plan or Contingent Annual Bonus Pool Plan. The Yost Employment Agreement provides that Mr. Yost will receive a lump sum severance allowance in an amount equal to the sum of
(i) $150,000, (ii) salary payments for 24 calendar months at the higher or (x) the rate of base salary that was in effect at the date of such termination, or
(y) the rate of base salary that was in effect for the calendar year preceding the year in which the Change in Control occurred, and (iii) an amount equal to Mr. Yost's distribution amount for the prior year under either the Independent Advantage Financial and Insurance Services, Inc. Contingent Equity Participation Plan or Contingent Annual Bonus Pool Plan. The approximate lump sum severance amounts payable to each of Ms. Baughman and Mr. Yost under their employment agreements, assuming each of Ms. Baughman and Mr. Yost terminated employment immediately following the Merger under circumstances constituting a Control Termination, would be $350,000 and $450,000, respectively.

  The consummation of the Merger would constitute a Change in Control under the McGimsey Employment Agreement, the Termination Agreements, the Baughman Employment Agreement and the Yost Employment Agreement. As discussed above, each of the executive officers who are parties to such agreements would be entitled to their respective severance benefits in the event of a termination of employment following the Merger under circumstances constituting a Control Termination under such agreements.

  Job Security Plan. Pursuant to the Job Security Plan, employees whose employment with Western National (or with adopting subsidiaries of Western National) is terminated other than for cause within two years following a change in control (as defined in the Job Security Plan) will be entitled to receive certain prescribed severance benefits, depending on such employees' length of service and level of compensation. The amount of any severance payment received by any employee under the Job Security Plan is reduced by any amounts payable to such employee under any other contractual severance arrangement with Western National. The Job Security Plan generally provides for a severance payment to qualifying terminated employees of the greater of one month's salary for each $10,000 of annual base compensation or three weeks' salary for each year of service, subject to a minimum of four months and a maximum of two years salary. The Job Security Plan also provides for the continuation of welfare benefits for the same period as that used to measure the severance payment and contemplates the vesting of any unvested contributions by Western National to the Western National 401(k) plan in respect of such terminated employees.

  Severance Agreements with Messrs. Scott and Graf. American General has entered into severance agreements with Messrs. Scott and Graf (the "Severance Agreements"). The Severance Agreements provide that, in the event of a Voluntary Termination (as defined below) or an Involuntary Termination (as defined below) during the Covered Period (as defined below), the executive will receive (i) payment of the Severance Amount (as defined below), and (ii) to the extent that executive or any of his dependents may be covered under the terms of any medical and dental plans of American General (or any subsidiary thereof or successor thereto) for active employees immediately prior to such termination, equivalent coverage for executive and such dependents for a period of 30 months from the date of such termination, provided that such coverages shall terminate if and to the extent that executive becomes eligible for similar coverages from a subsequent employer, and provided further that such executive must make contributions equal to those required from time to time from employees for equivalent coverages under the aforementioned plans. The Severance Amount is payable within 15 days after such executive's date of termination. The Severance Agreements become effective as of 48 hours after the Effective Time and remain in effect until March 31, 2000; provided, that if a Change in Control (as defined in the Severance Agreements) occurs during the term, the Severance Agreement will remain in effect for the Covered Period. In the case of the Severance Agreement with Mr. Graf, unless a Change of Control has first occurred, the Severance Agreement will automatically terminate on the date American General (or any successor thereto) no longer owns, directly or indirectly through one or more intermediaries, any voting securities of Western National (or any successor thereto). If the Merger Agreement is terminated without consummation of the Merger, the Severance Agreements will be void ab initio. American General has represented that the Severance Agreements are identical to those provided to other senior officers of American General.

  For purposes of the Severance Agreements, an Involuntary Termination means any termination other than (i) a termination for Cause (as defined in the Severance Agreements) or (ii) any termination as a result of death, disability or normal retirement pursuant to a retirement plan to which the executive was subject prior to any Change in Control, in each case that (x) does not result from a resignation by the executive other than a resignation following any Change in Duties (as defined in the Severance Agreements); or (y) results from a resignation following any Change in Duties); a Voluntary Termination means any termination which is not an Involuntary Termination, a termination for Cause, or the result of death, disability or normal retirement pursuant to a retirement plan to which the executive was subject prior to any Change in Control; Severance Amount means an amount equal to (i) in the case of an Involuntary Termination, 2.99x the executive's base annual salary, or (ii) in the case of a Voluntary Termination, two times the executive's base annual salary; and Covered Period means the period of time following the occurrence of a Change of Control equal to the lesser of (i) the executive's period of employment with American General, any subsidiary (including, without limitation, Western National or any of its subsidiaries), or any predecessor of either thereof prior to such Change in Control, or (ii) three years.

  The Severance Agreements provide for a gross-up payment to be made, if necessary, to eliminate the effects of the imposition of the excise tax under
Section 4999 of the Code on any payments made to such executives under the Severance Agreement.

  In no event is it intended that a termination of the employment relationship following a Change in Control will result in an executive receiving post-employment benefits under both his Employment Agreement and his Severance Agreement.

POST-ACQUISITION COMPENSATION AND BENEFITS

  From and after the Effective Time, American General will, or will cause Western National or any subsidiary to, honor and be bound by the terms and conditions of each Western National employee or executive benefit plan, program or arrangement, including, without limitation, severance agreements, sponsored or maintained by

Western National or any subsidiary or to which Western National or any subsidiary is a party or which has been adopted by the Western National Board prior to the date of the Merger Agreement.

  From and after the Effective Time, American General will, or will cause Western National and its subsidiaries to, make available to each person who is an employee of Western National at the Effective Time ("Western National Employees") employee benefit plans and programs that are either (i) the same as are made available to the American General employees, on terms and conditions generally applicable to American General employees (except that no accrued service credit will be given to Western National Employees for service prior to the Effective Time under American General's defined benefit retirement plan), or (ii) no less favorable to the Western National Employees than the terms and conditions of the plans, programs and arrangements in which the Western National Employees were participating immediately prior to the Effective Time.

  Any employee benefit plan or program in which any Western National Employee participates after the Effective Time (x) will waive any pre-existing condition limitation, (y) will credit against any deductible or co-payment requirement subject to a maximum out-of-pocket limitation any costs incurred by such Western National Employee during the comparable period under the terms of the corresponding Western National plan, program or arrangement, and (z) credit service with Western National or its subsidiaries prior to the Effective Time for purposes of meeting any eligibility or vesting waiting periods (except that no accrued service credit will be given to Western National Employees for service prior to the Effective Time under American General's defined benefit retirement plan).

CERTAIN TRANSACTIONS IN COMPANY COMMON STOCK

  As of the date of this Proxy Statement/Prospectus, American General beneficially owns 32,201,964 shares of Company Common Stock (representing approximately 46% of the outstanding Company Common Stock as of such date). In December 1994, AGC Life purchased 24,947,500 shares of Company Common Stock (representing approximately 40% of the issued and outstanding Company Common Stock as of such date) held by Conseco for an aggregate purchase price of approximately $274 million (or $11.00 per share). On September 17, 1996, the Company issued 7,254,464 shares of convertible preferred stock to AGC Life for an aggregate purchase price of approximately $130 million (or $17.92 per share), less a 3% fee in lieu of an underwriting discount. The convertible preferred stock was not entitled to any dividend unless a dividend was declared with respect to the Company Common Stock, and had no voting power except to the extent required by law. The convertible preferred stock automatically converted into an equal number of shares of Company Common Stock (representing approximately 6% of the outstanding Company Common Stock as of such date) on May 14, 1997, upon the approval of the holders of Company Common Stock at the Company's 1997 Annual Meeting of Stockholders.

  On March 2, 1995, the Company purchased 7,976 shares of Company Common Stock for an aggregate purchase price of $91,525 (or $11.475 per share) in connection with fulfilling its obligations under certain employee benefit plans. Additionally, upon the approval of the Merger Agreement by the Company's Board of Directors, 166,000 restricted shares of Company Common Stock previously issued to certain officers under the Company's Stock and Incentive Plan vested and such officers transferred 68,142 of such shares to the Company to satisfy tax withholding requirements.

ACCOUNTING TREATMENT

  It is intended that the Merger will be treated by American General as a purchase transaction for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of Western National will be recorded on the consolidated financial statements of American General. The purchase price will be allocated to specific assets and liabilities based on their respective fair market values at the Effective Time.

REGULATORY FILINGS AND APPROVALS

  The regulatory filings and approvals described below must be made before the Merger can be effected and certain of such approvals may take a significant period of time to obtain. Although Western National and American General believe that such approvals will be obtained, there can be no assurance that this will be the case or that such approvals will be obtained in a timely manner or that such approvals will not be conditioned temporarily or otherwise encumbered.

  State Insurance Regulatory Approvals. The insurance holding company laws and regulations of the State of Texas applicable to the Company generally provide that no person may acquire control of the Company unless such person has provided certain required information to, and the Merger has been approved by, the Texas Department of Insurance. American General filed with the Texas Department of Insurance a request to exempt the proposed Merger from the insurance holding company laws and regulations of Texas governing an acquisition of control of a Texas insurer, and on October 15, 1997, the Texas Department of Insurance issued the requested exemption. The insurance holding company laws and regulations of the State of Missouri applicable to AGC Life require that the proposed Merger also be approved by the Missouri Department of Insurance. Such approval is required when a merger of a foreign insurer with a domestic insurer does not involve a change in control in the domestic insurer. American General filed with the Missouri Department of Insurance a request for approval of the proposed Merger and on November 25, 1997, the Missouri Department of Insurance issued the requested approval. The insurance holding company laws and regulations of the State of Georgia applicable to the Company and AGC Life require preacquisition notice of acquisitions involving licensed insurers when the percentage of combined business exceeds certain thresholds. American General filed with the Georgia Department of Insurance the required notice and on October 1, 1997, the Georgia Department of Insurance issued a no objection letter concerning the proposed Merger.

  HSR Act. The HSR Act, and the rules and regulations thereunder, provide that certain transactions (including the Merger) may not be consummated until required information and materials have been furnished by the parties to such transactions to the DOJ and the FTC and certain waiting periods have expired or been terminated. The Company and American General made their respective filings with the DOJ and the FTC on October 3, 1997, and received notice of early termination of the waiting period on October 20, 1997.

  The DOJ and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. Notwithstanding the early termination of the HSR waiting period, any time before or after the Effective Time, the FTC, the DOJ or others can take action under the antitrust laws, including seeking to enjoin the consummation of the Merger, or seeking the divestiture by American General of all or any part of the stock or assets of Western National. There can be no assurances that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, that it would not be successful.

CERTAIN OTHER TRANSACTIONS

  On December 5, 1997, WNLI sold approximately $60,000,000 in securities to American General Life Insurance Company. The securities were sold at fair market value. This sale of securities was approved by the Texas Department of Insurance by No Action Letter dated December 4, 1997 (HCS #27664).

  On December 5, 1997, WNLI sold approximately $140,000,000 in securities to VALIC. The securities were sold at fair market value. This sale of securities was approved by the Texas Department of Insurance by No Action Letter dated December 4, 1997 (HCS #27665).

  WNLI and American General Investment Management, L.P., a Delaware Limited Partnership that is wholly-owned by American General ("AGIM"), entered into an Advisory Agreement (the "Advisory Agreement") effective January 1, 1998. Under the Advisory Agreement, AGIM will, subject to the limitations, policies, procedures and instructions furnished by WNLI, supervise and direct the composition of WNLI's invested assets. WNLI will pay AGIM a fee of 12 basis points per annum (1 b.p. per month) as compensation for the investment services provided. The Advisory Agreement was approved by the Texas Department of Insurance by No Action Letter dated December 15, 1997 (HCS #27698).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a discussion of the material federal income tax consequences of the Merger under existing federal income tax law, which is subject to change, possibly retroactively.

  In the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) (tax counsel to American General) and Sullivan & Cromwell (tax counsel to Western National), the receipt of the Merger Consideration for shares of Company Common Stock will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for foreign, state and local income tax purposes as well. A Western National stockholder will generally recognize gain or loss equal to the difference between (i) the amount of cash, and, in the case of stockholders receiving Stock Consideration, the value (on the date of the Merger) of American General Common Stock, that the stockholder receives as a result of the Merger and (ii) the stockholder's adjusted tax basis in the shares of Company Common Stock that the stockholder exchanges in the Merger. Such gain or loss will be calculated separately for each block of Company Common Stock exchanged by a stockholder. Such gain or loss will be capital gain or loss if a block of Company Common Stock is held as a capital asset and will be a long-term capital gain or loss if, at the Effective Time, such block of Company Common Stock has been held for more than one year. For an individual stockholder, long-term capital gain is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.

  The foregoing discussion may not apply to stockholders who acquired their Company Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus is being furnished to holders of Company Common Stock in connection with the solicitation of proxies by the Western National Board for use at the Special Meeting and any adjournment or postponement thereof.

  At the Special Meeting, the holders of Company Common Stock will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Merger Agreement and the transactions contemplated thereby. Holders of Company Common Stock will also consider and vote upon all other matters as may properly be brought before the Special Meeting.

RECORD DATE

  The Western National Board has fixed the close of business on January 7, 1998, as the Record Date for the determination of holders of Company Common Stock entitled to vote at and receive notice of the Special Meeting. Only holders of Company Common Stock as of the Record Date will be entitled to vote at the Special Meeting. On the Record Date, there were 69,715,157 shares outstanding of Company Common Stock held by 187 holders of record.

QUORUM

  The presence, in person or by proxy, at the Special Meeting of the holders of a majority of Company Common Stock will be necessary to constitute a quorum.

VOTES REQUIRED; VOTING RIGHTS

  The affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock is required to approve the Merger Proposal. AGC Life owns 32,201,964 shares of Company Common Stock, representing approximately 46% of the outstanding shares, and pursuant to the Merger Agreement will vote such shares in favor of the Merger. As of the Record Date, the directors and executive officers of Western National (12 persons) owned beneficially an aggregate of approximately 454,126 shares of Company Common Stock (constituting approximately 0.7% of the outstanding shares of Company Common Stock). To the knowledge of the Company, each of such directors and executive officers intends to vote the Company Common Stock beneficially owned by them for approval of the Merger Agreement. If AGC Life and each of the directors and executive officers of the Company vote their respective shares of Company Common Stock in favor of the Merger Proposal, the Merger Proposal will be approved if 2,201,489 shares of Company Common Stock held by other stockholders (representing approximately 3.2% of the shares of Company Common Stock outstanding as of the Record Date) are voted in favor of the Merger Proposal.

  If fewer shares of Company Common Stock are voted in favor of the Merger Proposal than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes. If a motion to adjourn the meeting is presented for the purpose of allowing additional time to solicit proxies, shareholders providing proxies that are not voted against the Merger Proposal will be deemed to have conferred discretionary authority to vote for such adjournment, and shares voted against the Merger Proposal shall be voted against a motion to adjourn such meeting. See "--Solicitation of Proxies."

  In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval of the Merger Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to such proposal. Therefore, because the affirmative vote of at least a majority of the shares of Company Common Stock outstanding on the Record Date is required to approve the Merger Proposal, a "broker non-vote" will have the effect of a vote against such proposal. Shares represented by "broker non-votes" will, however, be counted for purposes of determining whether there is a quorum at the Special Meeting.

DISSENTERS' RIGHTS

  Holders of Company Common Stock who comply with the applicable requirements of the DGCL may dissent from the vote on the Merger and obtain payment for the fair value of their Company Common Stock. See "THE PROPOSED MERGER--Rights of Dissenting Stockholders" and the excerpted sections of the DGCL attached hereto as Annex D.

SOLICITATION OF PROXIES

  If a stockholder attends the Special Meeting, he or she may vote by ballot. However, many of Western National's stockholders may be unable to attend the Special Meeting. Therefore, the Western National Board is soliciting proxies so that each holder of Company Common Stock on the Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting.

  When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy. If a stockholder does not return a signed proxy or vote in person at the Special Meeting, his or her shares will not be voted. Stockholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. If a holder of Company Common Stock returns a signed proxy, but does not indicate how his or her shares are to be voted, the shares represented by the proxy will be voted FOR approval and adoption of the Merger Proposal. A properly executed proxy marked "ABSTAIN", although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Special Meeting, will not be voted and will have the effect of a vote against the Merger Proposal.

  The Western National Board does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the Merger or soliciting additional proxies in favor of the Merger Proposal, one or more of the persons named on the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment and consistent with the voting rights of such shares as provided by the Western National Bylaws and the DGCL; provided, however, that no proxy that is voted against the Merger Proposal will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for proxies that have been effectively revoked or withdrawn prior to the time such proxies are voted at such reconvened meeting. See "--Votes Required; Voting Rights."

  In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Western National in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Western National has retained Morrow & Company, Inc., a proxy solicitation firm, to act as Information Agent to assist with soliciting and tabulating proxies for the Special Meeting at an estimated expense of approximately $5,000, plus reasonable out-of-pocket expenses. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Western National will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Western National will bear all costs and expenses of this solicitation other than, if the Merger is not consummated, expenses incurred in connection with printing and mailing of this Proxy Statement/Prospectus, which will be shared equally by Western National and American General. Additional proxy cards are available from the Information Agent.

  PLEASE DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY CARD. YOUR SHARE CERTIFICATES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT WITH A PROPERLY EXECUTED AND COMPLETED FORM OF ELECTION AND LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IN THE PRE-ADDRESSED POSTAGE-PREPAID ENVELOPE MARKED "FORM OF ELECTION AND LETTER OF TRANSMITTAL" SO THAT THEY ARE RECEIVED PRIOR TO THE ELECTION DEADLINE. AN ELECTION TO RECEIVE CASH CONSIDERATION OR STOCK CONSIDERATION IN RESPECT OF ALL OR PART OF YOUR SHARES OF COMPANY COMMON STOCK WILL NOT CONSTITUTE A VOTE IN FAVOR OF THE APPROVAL OF THE MERGER PROPOSAL.

REVOCABILITY OF PROXIES

  Any Western National stockholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of Western National at 5555 San Felipe, Suite 900, Houston, Texas 77056, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

AVAILABILITY OF PRINCIPAL ACCOUNTANTS

  Representatives of Coopers & Lybrand LLP, principal independent accountants to Western National, will be present at the Special Meeting, will have the opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

                              THE PROPOSED MERGER

GENERAL

  The following is a brief summary of all material aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is included in this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. A description of the relative rights, privileges and preferences of Company Common Stock on the one hand, and American General Common Stock on the other hand, including certain material differences between the rights of holders of such stock, is set forth under "COMPARISON OF STOCKHOLDER RIGHTS." The closing price of Company Common Stock on September 11, 1997, the last full trading day prior to the public announcement of the Merger, as reported by the NYSE Composite Tape, was $28 1/8 per share. The closing price of American General Common Stock on September 11, 1997, the last full trading day prior to the public announcement of the Merger, as reported by the NYSE Composite Tape, was $49 15/16 per share. The closing price of Company Common Stock on January 23, 1998, as reported on the NYSE Composite Tape, was $30 5/16 per share. The closing price of American General Common Stock on January 23, 1998, as reported on the NYSE Composite Tape, was $56 1/2 per share.

  Assuming an Average AGC Price of $56 1/2 (the closing price of American General Common Stock on January 23, 1998), a holder of Company Common Stock receiving Cash Consideration would receive approximately $30.73 per share of Company Common Stock and a holder of Company Common Stock receiving Stock Consideration would receive .5440 shares of American General Common Stock per share of Company Common Stock. See "ILLUSTRATION OF POTENTIAL AVERAGE AGC PRICES AND EFFECT ON EXCHANGE RATIO, CASH CONSIDERATION, VALUE OF STOCK CONSIDERATION AND PERCENTAGE OF OUTSTANDING SHARES OF AMERICAN GENERAL COMMON STOCK EXCHANGEABLE IN THE MERGER" for a chart showing the amount of the Cash Consideration to be paid and the value of the Stock Consideration to be issued pursuant to the Merger in exchange for each share of Company Common Stock at various Average AGC Prices. Assuming that approximately 37,521,543 shares of Company Common Stock will be converted into the right to receive the Merger Consideration pursuant to the Merger (the number of outstanding shares of Company Common Stock on January 23, 1998, less the 32,201,964 shares of Company Common Stock beneficially owned by American General and its subsidiaries as of such date) and an Average AGC Price of $56.50 (the closing price of American General Common Stock on January 23, 1998) the aggregate value of the Cash Consideration to be paid by American General pursuant to the Merger would be approximately $576,604,808 and the aggregate value of the approximately 10,205,860 shares of American General Common Stock to be issued as Stock Consideration pursuant to the Merger would be approximately $576,631,090. ALTHOUGH THE MERGER CONSIDERATION WILL BE BASED ON THE AVERAGE AGC PRICE DURING THE AVERAGING PERIOD, THE MARKET PRICE OF AMERICAN GENERAL COMMON STOCK WILL FLUCTUATE AND, ON AND AFTER THE DATE OF RECEIPT OF SHARES OF AMERICAN GENERAL COMMON STOCK BY HOLDERS OF COMPANY COMMON STOCK WHO RECEIVE STOCK CONSIDERATION IN THE MERGER, MAY BE MORE OR LESS THAN THE AVERAGE AGC PRICE. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AMERICAN GENERAL COMMON STOCK.

CLOSING; EFFECTIVE TIME

  The Closing will take place on the first business day after the conditions to the Merger shall be satisfied or waived in accordance with the Merger Agreement or at such other place and time and/or on such other date as the Company and American General may agree in writing. The Merger will become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL. It is anticipated that the Closing Date will occur on the same day as the Special Meeting.

CONVERSION OF SHARES

  Upon the terms and subject to the conditions set forth in the Merger Agreement, each share of Company Common Stock issued and outstanding at the Effective Time (other than shares of Company Common Stock owned by the AGC Companies or shares of Company Common Stock owned by the Company or any direct or indirect subsidiary of the Company) will be converted into, and become exchangeable for, at the election of the holder of shares, (i) $29.75 in cash, or (ii) the number of shares of American General Common Stock equal to the Exchange Ratio determined by dividing $29.75 by the Average AGC Price; provided, however, that (x) if the Average AGC Price is equal to or less than $47.00, (A) the Cash Consideration will be adjusted to an amount equal to the sum of (aa) the product of .3165 multiplied by such Average AGC Price, plus
(bb) $14.875, and (B) the Exchange Ratio will be adjusted to equal the sum of
(aa) .3165 plus (bb) the ratio of $14.875 to such Average AGC Price; and (y) if the Average AGC Price is equal to or greater than $53.00 and less than $60.00, (A) the Cash Consideration will be adjusted to an amount equal to the sum of (aa) the product of .2807 multiplied by such Average AGC Price, plus
(bb) $14.875, and (B) the Exchange Ratio will be adjusted to equal the sum of
(aa) .2807 plus (bb) the ratio of $14.875 to such Average AGC Price. If the Average AGC Price is greater than $60.00, the Cash Consideration shall be $31.71 per share of Company Common Stock and the Conversion Ratio shall equal the ratio of $31.71 to such Average AGC Price. The Board of Directors of the Company has the right to elect to abandon the Merger and terminate the Merger Agreement following the Determination Date and prior to the Effective Time if the Average AGC Price is less than $40.00; provided, however, that American General has the right, but not the obligation, to increase the Merger Consideration in such circumstance such that the per share value of the Cash Consideration shall be $27.53 and the Exchange Ratio shall equal the ratio of $27.53 to such Average AGC Price, whereupon no abandonment or termination of the Merger or the Merger Agreement shall be deemed to have occurred. The Merger Agreement also provides that, notwithstanding anything in the Merger Agreement to the contrary, the number of shares of Company Common Stock to be converted into the right to receive American General Common Stock in the Merger, and the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger, shall in each case be equal to fifty percent (50%) of (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, less (ii) the number of Excluded Shares. Accordingly, stockholders of the Company who make only Stock Elections or only Cash Elections may receive Merger Consideration consisting of a combination of Stock Consideration and Cash Consideration notwithstanding their elections.

  The following paragraphs describe the adjustments to the Merger
Consideration that may occur under certain circumstances.

  . If the Average AGC Price is between $47.00 and $53.00, then the Cash Consideration shall be $29.75 per share and the Exchange Ratio shall be determined by dividing $29.75 by the Average AGC Price.

  .  If the Average AGC Price is $53.00 or more, but less than $60.00, then
     (i) the Cash Consideration shall be adjusted to an amount equal to the sum of (A) the product of .2807 (which is 50% of the ratio of $29.75 to $53.00) times the Average AGC Price, plus (B) $14.875 (which is 50% of $29.75), and (ii) the Exchange Ratio shall be adjusted to equal the sum of (A) .2807 plus (B) the ratio of $14.875 to such Average AGC Price.

  . If the Average AGC Price is $47.00 or less (subject to the Western National termination right and American General's rights, each as described in the following paragraph), then (i) the Cash Consideration shall be adjusted to an amount equal to the sum of (A) the product of .3165 (which is 50% of the ratio of $29.75 to $47.00) times the Average AGC Price, plus (B) $14.875, and (ii) the Exchange Ratio shall be adjusted to equal the sum of (A) .3165 plus (B) the ratio of $14.875 to such Average AGC Price.

  . If the Average AGC Price is less than $40.00, then the Western National Board shall have the right to elect to terminate the Merger Agreement by giving written notice to American General. Upon receiving such notice, American General shall have the right to increase the aggregate Merger Consideration such that the Cash Consideration shall be $27.53 per share and the Exchange Ratio shall equal the ratio of $27.53 to such Average AGC Price, whereupon no abandonment or termination of the Merger or the Merger Agreement shall be deemed to have occurred and the aggregate Merger Consideration to be paid to Western National stockholders shall be approximately $1,032,968,079.

  . If the Average AGC Price is equal to or greater than $60.00, then the Cash Consideration shall be $31.71 and the Exchange Ratio shall equal the ratio of $31.71 to such Average AGC Price.

  The formulas described above will have the effect of fixing the value of the Merger Consideration at $29.75 per share if the Average AGC Price is between $47.00 and $53.00. If the Average AGC Price is equal to or greater than $53.00 and less than $60.00 or equal to or less than $47.00 (subject to the termination and increase in consideration rights described above), the value of the Merger Consideration will fluctuate based on the performance of American General Common Stock. However, the increase or decrease in the value of the Merger Consideration will be equally split between the Cash Consideration and the Stock Consideration and, therefore, the change in price of American General Common Stock should not create any incentive or disincentive to elect Stock Consideration versus Cash Consideration.

FRACTIONAL SHARES

  Fractional shares of American General Common Stock will not be issued in the Merger, and any holder of Company Common Stock entitled to receive a fraction of a share of American General Common Stock will be entitled to receive a cash payment in lieu thereof equal to the product of such holder's proportionate interest in a share of American General Common Stock and the Average AGC Price.

PROCEDURES FOR STOCKHOLDER ELECTIONS

  At the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of holders of shares of Company Common Stock, certificates representing such shares and any cash to be issued or paid pursuant to the allocation rules described below. In accordance with the allocation procedures, record holders of Company Common Stock as of the Record Date (other than Excluded Shares) will be entitled to (A) elect to receive for each share of Company Common Stock (x) Cash Consideration or (y) Stock Consideration or (B) effect a Non-Election by indicating no preference as to the receipt of Cash Consideration or Stock Consideration. Non-Election Shares of Company Common Stock shall, as nearly as possible, be deemed (A) shares in respect of which Stock Elections have been made in an amount equal to fifty percent (50%) of the total number of such shares and (B) shares in respect of which Cash Elections have been made in an amount equal to fifty percent (50%) of the total number of such shares.

STOCKHOLDER ELECTIONS

  All stockholder elections shall be made on the Form of Election that will be provided by the Exchange Agent and mailed to holders of Company Common Stock as of the Record Date along with this Proxy Statement/Prospectus. The Company will use its best efforts to make a Form of Election available to all persons who become holders of record of Company Common Stock between the date of mailing of this Proxy Statement/Prospectus and the Election Deadline. To be effective, a Form of Election must be returned, properly completed and accompanied by the stock certificate(s) as to which the election is being made, to the Exchange Agent no later than the Election Deadline (5:00 p.m., New York City time on the business day that is two trading days prior to the Closing). A record holder that fails to submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election. In the event that any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to have been lost, stolen or destroyed and, if required by American General, the posting of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration and any cash payable and unpaid dividends or other distributions in respect thereof upon due surrender of, and deliverable in respect of, the Company Common Stock represented by such certificate. If the Merger is not approved at the Special Meeting (unless the Special Meeting is adjourned to a later date), stock certificates that have previously been delivered to the Exchange Agent will be returned to the stockholders of record.

  Elections may be revoked or amended upon written notice to the Exchange Agent prior to the Election Deadline. If a holder revokes the Form of Election and does not properly resubmit such form thereafter, the holder's shares will be deemed Non-Election Shares.

ALLOCATION RULES

  The number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger, and the number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger, shall in each case be equal to fifty percent (50%) of (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger less (ii) the number of Excluded Shares.

  BECAUSE OF THE LIMITATIONS ON THE NUMBER OF SHARES OF COMPANY COMMON STOCK TO BE CONVERTED INTO THE RIGHT TO RECEIVE CASH CONSIDERATION AND STOCK CONSIDERATION UNDER THE ELECTION AND ALLOCATION PROCEDURES DESCRIBED HEREIN, NO ASSURANCE CAN BE GIVEN THAT HOLDERS OF COMPANY COMMON STOCK WILL RECEIVE THEIR REQUESTED FORM OF MERGER CONSIDERATION.

 Allocation of American General Common Stock Available for Election

  The Merger Agreement provides that no more than 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares) may be converted into Stock Consideration. If Stock Elections are received for a number of shares of Company Common Stock that is in the aggregate less than 50% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares), each share of Company Common Stock covered by Stock Elections will be converted into the right to receive a fraction of a share of American General Common Stock equal to the Exchange Ratio. In the event that the aggregate number of shares of Company Common Stock in respect of which Stock Elections are received ("Stock Election Shares") is greater than 50% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares), the shares as to which Stock Elections have been made shall be converted into the right to receive Stock Consideration and/or Cash Consideration in the following manner:

    i) Each Non-Election Share and each share of Company Common Stock for which a Cash Election has been received ("Cash Election Shares") will be converted into the right to receive Cash Consideration in the Merger;

    ii) The Exchange Agent will distribute a fraction of a share of American General Common Stock equal to the Exchange Ratio with respect to a number of such shares of Company Common Stock equal to 50% of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time of the Merger (less the number of Excluded Shares);

    iii) Shares of Company Common Stock covered by a Stock Election and not fully converted into the right to receive American General Common Stock as set forth in paragraph ii), above, will be converted in the Merger into the right to receive Cash Consideration multiplied by the number of such shares of Company Common Stock; and

    iv) The distribution of Cash Consideration and of Stock Consideration contemplated by the preceding paragraphs ii) and iii) will be made on a pro rata basis among all shares of Company Common Stock as to which Stock Elections have been made.

 Allocation of Cash Available for Election

  The Merger Agreement provides that the number of shares of Company Common Stock to be converted into the right to receive the Cash Consideration pursuant to the Merger shall not exceed 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares). If Cash Elections are received for a number of shares of Company Common Stock that is 50% or less of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares), each share as to which a Cash Election has been made will be converted into the right to receive the Cash Consideration. In the event that Cash Election Shares exceed 50% of the aggregate number of shares of

Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares), the Cash Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

    i) Each Non-Election Share and Stock Election Share will be converted into the right to receive a fraction of a share of American General Common Stock equal to the Exchange Ratio;

    ii) The Exchange Agent will distribute Cash Consideration with respect to a number of such Cash Election Shares equal to 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares);

    iii) Each share of Company Common Stock covered by a Cash Election and not fully converted into the right to receive the Cash Consideration as set forth in paragraph ii) above will be converted in the Merger into the right to receive a number of shares of American General Common Stock equal to the Exchange Ratio; and

    iv) The distributions of Cash Consideration and of Stock Consideration contemplated by paragraphs ii) and iii) above will be made on a pro rata basis among all shares of Company Common Stock as to which Cash Elections have been made.

 Allocation for Non-Election Shares

  If Non-Election Shares are not converted under the proration procedures described above, the Exchange Agent shall distribute with respect to such Non-Election Shares:

    i) Cash Consideration with respect to a number of such Non-Election Shares that will result in the sum of (A) the number of such shares of Company Common Stock converted into cash and (B) the number of shares of Company Common Stock for which Cash Elections have been received being as close as practicable to 50% of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (less the number of Excluded Shares);

    ii) Non-Election Shares not converted into the right to receive the Cash Consideration as set forth in the preceding clause i) shall be converted in the Merger into the right to receive a number of shares of American General Common Stock equal to the Exchange Ratio multiplied by the number of such shares of Company Common Stock; and

    iii) the distribution of Cash Consideration and Stock Consideration contemplated by the preceding clauses i) and ii) shall be made on a pro rata basis among all Non-Election Shares.

  Illustration of Potential Effects of Allocation and Proration
Procedures. The tables below illustrate the potential effects of the allocation and proration procedures described above on a holder of 100 shares of Company Common Stock who elects, in the case of Table 1, to receive Stock Consideration with respect to all 100 shares and (ii) in the case of Table 2, to receive Cash Consideration with respect to all 100 shares. Both tables assume an Exchange Ratio of .5440 based on the closing price of American General Common Stock of $56 1/2 on January 23, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus. THE TABLES SET FORTH ARE FOR PURPOSES OF ILLUSTRATION ONLY, AND ARE BASED ON THE ASSUMPTIONS DESCRIBED IN THIS PARAGRAPH AND IN THE TABLES. THE ACTUAL AMOUNTS OF STOCK CONSIDERATION AND/OR CASH CONSIDERATION TO BE RECEIVED BY A COMPANY STOCKHOLDER MAY DIFFER BASED ON THE ACTUAL EXCHANGE RATIO AND THE ACTUAL ELECTIONS MADE BY ALL COMPANY STOCKHOLDERS IN THE AGGREGATE.

                                    TABLE 1

  ILLUSTRATION OF POTENTIAL EFFECTS OF ALLOCATION PROCEDURES ON HOLDER OF 100 SHARES OF COMPANY COMMON STOCK WHO MAKES A STOCK ELECTION WITH RESPECT TO ALL
                                  100 SHARES

 PERCENTAGE OF
 ALL SHARES OF
 COMPANY COMMON                    NUMBER OF SHARES OF   NUMBER OF SHARES OF         NUMBER OF
 STOCK MAKING                        COMPANY COMMON         COMPANY COMMON        AMERICAN GENERAL    AMOUNT OF CASH
 STOCK                             STOCK ALLOCATED TO     STOCK ALLOCATED TO     SHARES RECEIVED AS   CONSIDERATION
 ELECTIONS(1)   EXCHANGE RATIO(2) STOCK CONSIDERATION(3) CASH CONSIDERATION(4) STOCK CONSIDERATION(5)  RECEIVED(5)
 -------------- ----------------- ---------------------- --------------------- ---------------------- --------------
       50%            .5440                100                      0                  54.40            $       0
       75%            .5440                 67                     33                  36.45            $1,014.24
       85%            .5440                 59                     41                  32.10            $1,260.12
      100%            .5440                 50                     50                  27.20            $1,536.73

--------
(1) For any percentage below 50%, all of such holder's shares of Company Common Stock would be converted into Stock Consideration.
(2) Based on the closing price of $56 1/2 of American General Common Stock on January 23, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus.
(3) Calculated by dividing the Stock Election threshold (50%) by the percentages in column 1 and multiplying by 100 shares and, for convenience only, rounded to the nearest whole share.
(4) Calculated by subtracting the number of shares in column 3 from 100.
(5) Cash payments in respect of fractional shares are not taken into account in the table.

                                    TABLE 2

  ILLUSTRATION OF POTENTIAL EFFECTS OF ALLOCATION PROCEDURES ON HOLDER OF 100 SHARES OF COMPANY COMMON STOCK WHO MAKES A CASH ELECTION WITH RESPECT TO ALL
                                  100 SHARES

  PERCENTAGE
  OF
  ALL SHARES
  OF COMPANY
  COMMON                           NUMBER OF SHARES OF    NUMBER OF SHARES OF         NUMBER OF
  STOCK MAKING                        COMPANY COMMON        COMPANY COMMON         AMERICAN GENERAL    AMOUNT OF CASH
  CASH                              STOCK ALLOCATED TO    STOCK ALLOCATED TO      SHARES RECEIVED AS   CONSIDERATION
  ELECTIONS(1)   EXCHANGE RATIO(2) CASH CONSIDERATION(3) STOCK CONSIDERATION(4) STOCK CONSIDERATION(5)  RECEIVED(5)
  ------------   ----------------- --------------------- ---------------------- ---------------------- --------------
   50%                 .5440                100                     0                       0            $3,073.46
   75%                 .5440                 67                    33                   17.95            $2,059.22
   85%                 .5440                 59                    41                   22.30            $1,813.34
  100%                 .5440                 50                    50                   27.20            $1,536.73

--------
(1) For any percentage below 50%, all of such holder's shares of Company Common Stock would be converted into Cash Consideration.
(2) Based on the closing price of $56 1/2 of American General Common Stock on January 23, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus.
(3) Calculated by dividing the Cash Election threshold (50%) by the percentages in column 1 and multiplying by 100 shares and, for convenience only, rounded to the nearest whole share.
(4) Calculated by subtracting the number of shares in column 3 from 100.
(5) Cash payments in respect of fractional shares are not taken into account in the table.

  As of the Effective Time, American General shall deposit, or cause to be deposited, in trust with the Exchange Agent, for the benefit of holders of Company Common Stock, (i) certificates representing the number of shares of American General Common Stock and any cash to be issued or paid as Merger Consideration (including cash in lieu of fractional shares) pursuant to the Merger Agreement and (ii) any cash, dividends or other distributions with respect to American General Common Stock to be issued or paid pursuant to the Merger Agreement.

  Upon surrender of each certificate representing shares of Company Common Stock, the Exchange Agent will pay to the holder of such certificate, as soon as practicable after the Effective Time, the Merger Consideration (and cash in lieu of fractional shares) and such certificate will thereafter be cancelled. At the Effective Time, each such certificate representing shares of Company Common Stock (other than Excluded Shares) will thereafter represent solely the right to receive the Merger Consideration (and cash in lieu of fractional shares). No interest will be paid or accrue on the Merger Consideration.

  After the Effective Time, there will be no transfers on the stock transfer books of Western National of any shares of Company Common Stock. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to the Exchange Agent or Western National, as the case may be, they will be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for Merger Consideration (and cash in lieu of fractional shares), as provided above.

  No dividends or other distributions declared or made after the Effective Time with respect to shares of American General Common Stock will be paid to the holder of any unsurrendered certificate with respect to the shares of American General Common Stock represented thereby, until the holder of such certificate surrenders such certificate in accordance with the provisions of the Merger Agreement.

  At the Effective Time, all shares of Company Common Stock that are owned by Western National (other than shares owned on behalf of third parties) will cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and will cease to exist.

THE MERGER AGREEMENT

  The following is a summary of all material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Annex A to this Proxy
Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

  The Merger. The Merger Agreement provides that, as soon as practicable following the approval of the Merger Agreement by Western National's stockholders and the satisfaction or waiver of the other conditions to each party's obligation to consummate the Merger, Merger Sub will be merged with and into Western National in accordance with the DGCL, the separate corporate existence of Merger Sub will cease, and Western National will continue as the Surviving Corporation in the Merger.

  Directors and Officers. Pursuant to the Merger Agreement, the directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

  Charter and Bylaws. Pursuant to the Merger Agreement, the Western National Charter and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation following the Merger until duly amended as provided therein and by applicable law.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties by either or both of Western National and American General concerning (i) organization, standing and corporate power, (ii) capitalization, (iii) ownership of subsidiaries, (iv) authorization of the Merger Agreement and related transactions, (v) governmental consents and approvals and absence of material violations, breaches or defaults under any charter documents or bylaws, agreements, obligations, governmental authorizations, orders, statutes, rules or regulations or other laws due to the Merger Agreement, (vi) absence of material misstatements or omissions in documents and reports filed with the Commission, (vii) statutory financial statements, (viii) the absence of certain undisclosed material changes, (ix) the absence of undisclosed material litigation, (x) the absence of undisclosed material liabilities, (xi) compliance with laws and permits, (xii) the conduct of insurance and other business in compliance with applicable laws, (xiii) regulatory filings, (xiv) absence of brokers fees in connection with the Merger, and (xv) material contracts.

  American General also made representations and warranties concerning the ownership by American General of Company Common Stock and the availability of funds necessary to complete the Merger.

  Western National also made representations regarding: (i) taxes, (ii) employee benefit plans and compliance with ERISA, (iii) labor matters and employee relations and (iv) nonapplicability of anti-takeover statutes and charter and bylaw provisions.

  The respective representations and warranties of each of Western National and American General will terminate at the Effective Time.

  Covenants. Pursuant to the Merger Agreement, Western National and American General have agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or as mutually consented to, each of Western National and American General and each of their respective subsidiaries will conduct its business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their respective business organizations and relationships with third parties. In addition, Western National has agreed not to: (i) issue, dispose of or encumber any capital stock owned by it in any of its subsidiaries (other than transfers between Western National and/or its subsidiaries), (ii) amend its certificate of incorporation or bylaws, (iii) split, combine or reclassify its outstanding shares of capital stock, (iv) declare or pay any dividends (other than dividends from its subsidiaries and regular quarterly dividends), (v) repurchase, redeem or acquire any shares of its capital stock or securities convertible into or exchangeable for such shares, except pursuant to the Merger Agreement, or permit any of its subsidiaries to do so, (vi) issue, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (except pursuant to the Merger Agreement) or permit any of its subsidiaries to do so, (vii) other than in the ordinary course of business, transfer, lease, license, sell, dispose of or encumber any other property or assets, incur or modify any material indebtedness, make, authorize or commit for any capital expenditures in excess of $10,000,000 or incur any funded indebtedness except as set forth in the Merger Agreement, or permit any of its subsidiaries to do so, (viii) subject to certain exceptions set forth in the Merger Agreement, terminate, establish, enter into or modify any compensation or benefits of any officers, directors or employees, or permit any of its subsidiaries to do so, or (ix) settle or compromise any material claims or, except in the ordinary course of business, modify any material contracts, release or assign any material rights, make or change any tax election, settle any material audit, file any amended tax returns, permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated, or permit its subsidiaries to do so. Furthermore, American General has agreed not to declare or pay any dividends (except for regular quarterly dividends).

  Filings; Other Actions; Notification. Pursuant to the Merger Agreement, the parties have agreed that each of Western National and American General will:
(i) promptly prepare, and Western National shall file with the Commission, the Proxy Statement/Prospectus and the Transaction Statement on Schedule 13E-3 (the "Transaction Statement"), and American General shall prepare and file with the Commission the Registration Statement as promptly as practicable,
(ii) use its best efforts to have the Registration Statement declared effective under the Securities Act, and promptly thereafter mail the Proxy Statement/Prospectus to the stockholders of Western National, (iii) use its best efforts to cause to be delivered to the other party a comfort letter by their respective independent auditor, (iv) use reasonable best efforts to timely make all necessary filings and timely seek all necessary consents, approvals, permits or authorizations from the date of the Merger Agreement until the Effective Time, and (v) use reasonable best efforts to take all other actions, make all filings, registrations and submissions, and do all things necessary or appropriate to consummate the transactions contemplated by the Merger Agreement as soon as practicable.

  In addition, each of Western National and American General will furnish each other with information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with the Merger and the transactions contemplated thereby.

  Other Acquisition Proposals; Certain Fees. The Merger Agreement provides that, from the date of the Merger Agreement until the termination thereof, Western National will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director of, employee of, or any investment banker, attorney, accountant or other advisor or representative of, Western National or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of an Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, however, the Western National Board is not prohibited from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that, (A) the Western National Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Western National Board to comply with its fiduciary duties to Western National's shareholders under applicable law and
(B) prior to taking such action, Western National (x) provides reasonable notice to American General to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in customary form.

  Western National has agreed to notify American General as promptly as practicable of the receipt by it of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the identity of the person making any such Acquisition Proposal or inquiry. Western National will keep American General promptly informed of the status of and material changes to any such Acquisition Proposal and promptly provide American General with a copy of any new information delivered to such person. In addition, Western National has agreed to cease and terminate any existing activities, discussions or negotiations (including through its affiliates, subsidiaries or representatives) with any parties with respect to any possible Acquisition Proposal and to notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative with which it has had discussions during the 30 days prior to the date of the Merger Agreement that the Western National Board no longer seeks the making of any Acquisition Proposal.

  The Western National Board has agreed that it will not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to American General or Merger Sub, the approval or recommendation by such Board of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) enter into any agreement (other than a confidentiality agreement) with respect to any Acquisition Proposal or (iv) terminate the Merger Agreement in response to an Acquisition Proposal if such action is necessary, unless, in each case, Western National receives an Acquisition Proposal and the Western National Board determines in good faith, following consultation with independent legal counsel and financial advisors, that in order to comply with its fiduciary duties to the Western National stockholders under applicable law. In the event (A) the Merger Agreement is terminated by either Western National or American General after the Western National Board takes any of the foregoing actions in (i),
(ii), (iii) or (iv), or (B) prior to the termination of the Merger Agreement any person or entity shall have commenced a tender or exchange offer which would, if successful, result in the acquisition by such person or entity of fifty-one percent (51%) or more of the outstanding shares of Company Common Stock and such tender or exchange offer is completed not later than six months following the termination of the Merger Agreement, Western National shall promptly, but not later than two business days after the date of such termination (or the date of completion of such tender or exchange offer, as the case may be) pay to American General an amount not to exceed $7.5 million to reimburse American General for reasonably documented out-of-pocket expenses incurred in connection with the Merger.

Nothing in this paragraph will prohibit Western National from taking and disclosing to the Western National shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Western National's stockholders that, in the good faith reasonable judgment of the Western National Board based on the advice of independent legal counsel, is required under applicable law; provided that, except as otherwise permitted in the Merger Agreement, Western National does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. In addition, nothing in the Merger Agreement requires any director of Western National to violate any applicable law.

  Expenses. The Merger Agreement provides that, except for the reimbursement of expenses described above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that, if the Merger is not consummated, expenses incurred in connection with the filing fee for the Registration Statement and printing and mailing of this Proxy Statement/Prospectus and the Registration Statement will be shared equally by American General and Western National.

  Indemnification and Insurance. The Merger Agreement provides that American General will indemnify (and advance expenses to) each present and former director, officer and employee of Western National and its subsidiaries (the "Indemnified Parties") to the fullest extent permitted under applicable law against any costs incurred in connection with any claim, proceeding or investigation relating to matters occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement. In addition, American General has agreed to, and to cause the Surviving Corporation to, maintain in effect for not less than six years from the Effective Time policies of directors' and officers' liability insurance on terms and conditions that are no less favorable to the Indemnified Parties than those in effect on the date of the Merger Agreement, provided that in no event shall American General or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums paid by Western National for such coverage. In the event the payment of such amount for any year is insufficient to maintain such insurance, American General will purchase as much insurance as may be purchased for the amount indicated. These obligations survive the consummation of the Merger and are intended to benefit each of the Indemnified Parties.

  Affiliates. The Merger Agreement provides that Western National will seek to deliver or cause to be delivered to American General prior to the date of the Special Meeting agreements to the effect that affiliates of Western National will not transfer shares of the American General Common Stock they receive in the Merger unless: (i) such transfer has been registered under the Securities Act, (ii) such transfer is made in conformity with the provisions of Rule 145 under the Securities Act, or (iii) in the opinion of counsel or a no-action letter obtained from the Commission, such transfer is otherwise exempt from registration under the Act.

  Stock Options. The Merger Agreement provides that at the Effective Time each outstanding option to purchase shares under the Western National Stock Plan (a "Company Option"), whether vested or unvested shall be deemed to constitute an option to acquire, on the same terms and conditions, the same number of shares of American General Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time and the shares of American General Common Stock received in such exercise been deemed to be covered by an election for Stock Consideration (without regard to any proration thereof) (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Western National Common Stock otherwise purchasable pursuant to such option, divided by (z) the number of full shares of American General Common Stock deemed purchasable pursuant to such option; provided that in the case of any option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code), the option price, the number of shares purchasable pursuant to such option, and the terms and conditions of the exercise of such option shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Effective at the Effective Time, American General shall assume each Company Option in accordance with the terms of the Stock Plan (as defined in the Merger Agreement) under which it was issued and the stock option agreement by which it was evidenced.

  Employee Benefits. The Merger Agreement provides that American General will honor and be bound by the terms and conditions of each Compensation and Benefit Plan (as defined in the Merger Agreement) and each employee or executive benefit plan, program or agreement of Western National or any of its subsidiaries in effect prior to the date of the Merger Agreement. American General will also, or will cause Western National and its subsidiaries to, make available to each person who is an employee of Western National and its subsidiaries at the Effective Time benefits that are either (a) the same as are made available to the employees of American General, on terms and conditions as are generally applicable to the employees of American General (except that no accrued service credit will be given to Western National Employees for service prior to the Effective Time under American General's defined benefit retirement plan) or (b) no less favorable than those provided under Western National's benefit plans prior to the effectiveness of the Merger. Any employee benefit plan or program in which any Western National Employee participates after the Effective Time will (x) waive any pre-existing condition limitation, (y) credit against any deductible or co-payment requirement subject to a maximum out-of-pocket limitation any costs incurred by such Western National Employee during the comparable period under the terms of the corresponding Western National plan, program or arrangement, and (z) credit service with Western National or its subsidiaries prior to the Effective Time for purposes of meeting any eligibility or vesting waiting periods.

  Stock Exchange Listing. The Merger Agreement provides that American General will use its best efforts to cause the shares of American General Common Stock to be issued in the Merger to be approved for listing on the NYSE.

  Takeover Statute. The Merger Agreement provides that if any takeover statute is or may become applicable to the Merger or the other transactions contemplated by the Merger Agreement, each of American General and Western National and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable and otherwise act to minimize the effects of such statute or regulation.

  Election to American General's Board of Directors. The Merger Agreement provides that at the Effective Time, American General shall promptly increase the size of its Board of Directors in order to cause Mr. Michael J. Poulos to be appointed to its Board of Directors and, subject to applicable law, shall use its best efforts to cause him to be so elected at the first annual meeting with a proxy mailing date after the Effective Time.

  Conditions to the Merger. The Merger Agreement provides that the respective obligations of Western National, Merger Sub and American General to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the waiting period applicable to the Merger under the HSR Act shall have expired or been terminated (which waiting period was terminated on October 20, 1997); (ii) no court or governmental entity shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits consummation of the merger; (iii) such filings, permits, authorizations, consents, or approvals as are required or to be obtained from (a) the Texas Department of Insurance and the Missouri Department of Insurance and (b) any other governmental entity, the failure of which would be reasonably likely to result in a material adverse effect to American General or Western National or in the imposition of criminal sanctions, have been made or obtained, as the case may be; (iv) the Merger Agreement shall have been duly approved by the requisite vote of Western National stockholders and the sole Shareholder of Merger Sub; (v) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings for that purpose which have been initiated or threatened by the SEC; and (vi) the shares of American General Common Stock issuable in the Merger shall have been authorized for listing on the NYSE.

  The obligation of Western National to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (i) each of American General and Merger Sub shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of American General and Merger Sub contained in the Merger Agreement (a) that are qualified by a material adverse effect requirement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) and (b) that are not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), unless the failure to be true and correct would not have, or be reasonably likely to have, a material adverse effect; and (iii) American General shall have obtained all requisite consents and approvals in order to consummate the Merger pursuant to any contract to which American General or any of its subsidiaries is a party, except those for which the failure to obtain such consent is not reasonably likely to have a material adverse effect.

  The obligations of American General and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (i) Western National shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Western National contained in the Merger Agreement (a) that are qualified by a material adverse effect requirement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) and (b) that are not so qualified shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), unless the failure to be true and correct would not have, or be reasonably likely to have, a material adverse effect; (iii) Western National shall have obtained all requisite consents and approvals in order to consummate the Merger pursuant to any contract to which Western National or any of its subsidiaries is a party, except those for which the failure to obtain such consent is not reasonably likely to have a material adverse effect; (iv) no policyholder or contractholder or group thereof accounting for 10% or more of the annual premium or annuity income of Western National and its subsidiaries shall have terminated or given notice of its intention to terminate any agreements or adversely modified any agreements in a manner reasonably likely to result in a material adverse effect to Western National and (v) the employment and severance agreements between American General and certain employees of Western National entered into on the date of the Merger Agreement shall not have been repudiated by such employees.

  While neither American General nor Western National currently contemplates waiving or modifying any of the foregoing conditions, each reserves the right to do so in accordance with the terms of the Merger Agreement and applicable law. In the event a modification or waiver by Western National or American General is contemplated that requires stockholder approval under applicable law, an amendment to the Registration Statement will be filed with the Commission and a supplement to this Proxy Statement/Prospectus will be distributed to Western National stockholders and proxies will be resolicited.

  Termination. The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, (i) by mutual written consent of Western National and American General by their respective Boards of Directors, (ii) by the Board of Directors of either American General or Western National, if (a) the approval of the stockholders of Western National shall not have been obtained, (b) the Merger shall not have been consummated by June 30, 1998, or (c) any judicial or governmental decree or other order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the approval by the Western National stockholders), provided the right to terminate the Merger Agreement pursuant to clause (b) above shall not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that proximately contributed to the failure of the Merger to be consummated; (iii) by the Western National Board, if (a) there has been a material breach by American General or Merger Sub of any representation, warranty, covenant or agreement set forth in the Merger Agreement, that is not curable or, if curable, is not cured within thirty (30) days of written notice of such breach by Western National to the party committing such breach, (b) the Western National Board shall have taken or resolved to take action with respect to an Acquisition Proposal pursuant to a fiduciary duty to the stockholders of Western National (as described above), or (c) subject to the rights of American General to increase the aggregate Merger Consideration, the Western National Board shall have elected to abandon the Merger in the event that the Average AGC Price is less than $40.00; and
(iv) by the Board of American General if (a) there has been a material breach by Western National of any representation, warranty, covenant or agreement set forth in the Merger Agreement that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach by American General to Western National, or (b) the Western National Board shall have taken or resolved to take action with respect to an Acquisition Proposal regarding Western National pursuant to a fiduciary duty to the stockholders of Western National (as described above).

  In the event of termination of the Merger Agreement by either Western National or American General as described above, the Merger Agreement will become void and of no effect with no liability on the part of the parties thereto or their respective officers, directors, employees, agents and representatives and all obligations of the parties shall terminate, except under the circumstances set forth under "--Other Acquisition Proposals; Certain Fees" above and as otherwise provided in the Merger Agreement.

  In the event (a) the Merger Agreement is terminated by either Western National or American General after the Western National Board (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to American General or Merger Sub, its approval or recommendation of the Merger Agreement or the Merger, (ii) approves or recommends, or proposes to approve or recommend, any Acquisition Proposal, (iii) enters into any agreement (other than a confidentiality agreement) with respect to any Acquisition Proposal or
(iv) terminates the Merger Agreement in response to an Acquisition Proposal, or (b) prior to the termination of the Merger Agreement, any person or entity shall have commenced a tender or exchange offer that would, if successful, result in the acquisition by such person or entity of 51% or more of the outstanding shares of Western National Common Stock and such tender or exchange offer is completed not later than six months following the termination of the Merger Agreement, Western National has agreed to pay to American General, not later than two business days after the date of such termination (or the date of completion of such tender or exchange offer, as the case may be), an amount not to exceed $7.5 million in reimbursement of American General's reasonably documented out-of-pocket expenses incurred in connection with the Merger, including fees and expenses of financial advisors and legal counsel.

STATE ANTI-TAKEOVER STATUTES

  As a Delaware corporation, Western National is subject to Section 203 of the DGCL ("Section 203"). Section 203 would prevent an "Interested Stockholder" (generally defined as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "Business Combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person became an Interested Stockholder unless: (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination, (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding stock held by directors who are also officers and by employee stock ownership plans that do not allow plan participants to determine confidentially whether to tender shares) or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. In accordance with the provisions of Section 203, the Western National Board approved the transactions in 1994 pursuant to which American General became an Interested Stockholder. In addition, pursuant to the Merger Agreement, the Merger may not be consummated until at least January 1, 1998, more than three years following the date American General became an Interested Stockholder. Accordingly, the transactions contemplated by the Merger Agreement are not subject to the restrictive provisions of Section 203.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  Western National conducts business, directly or through subsidiaries, in a number of states throughout the United States, some of which have enacted takeover laws. American General does not know whether any of these laws will, by their terms, apply to the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, American General will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, American General and/or Merger Sub might be required to file certain information with, or receive approvals from, the relevant state authorities.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

  The shares of American General Common Stock issuable in connection with the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate, as such term is defined under the Securities Act for purposes of Rule 145 (an "Affiliate"), of Western National or American General at the time of the Special Meeting. Such affiliates may not sell their shares of American General Common Stock acquired in connection with the Merger except pursuant to (i) an effective Registration Statement under the Securities Act covering the resale of such shares, (ii) the conditions contemplated by paragraph (d) of Rule 145, or (iii) any other applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be Affiliates of Western National or American General generally include individuals or entities that may be deemed to control, be controlled by or be under common control with Western National or American General, and may include officers, directors and principal shareholders of Western National or American General.

STOCK EXCHANGE LISTING

  The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the shares of American General Common Stock to be issued in connection with the Merger being authorized for listing on the NYSE. The approval by the NYSE for listing the shares is expected to be obtained prior to the Closing Date, subject to official notice of issuance. See "THE PROPOSED MERGER--The Merger Agreement--Conditions to the Merger."

RIGHTS OF DISSENTING STOCKHOLDERS

  Record holders of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL ("Section 262") in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 which is reprinted in its entirety as Annex D to this Proxy Statement/Prospectus. Except as set forth herein, stockholders of Western National will not be entitled to appraisal rights in connection with the Merger.

  Under Section 262, record holders of shares of Company Common Stock who follow the procedures set forth therein and who have not voted in favor of the Merger will be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

  Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, Western National must notify each of the holders of Company Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement/Prospectus constitutes such notice. Any such stockholder who wishes to exercise appraisal rights should review the following discussion and Annex D carefully because failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

  A holder of shares of Company Common Stock wishing to exercise appraisal rights must deliver to Western National, before the vote is taken on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Company Common Stock. In addition, a holder of shares of Company Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

  Only a holder of record of shares of Company Common Stock is entitled to assert appraisal rights for the shares of Company Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

  If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Company Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Company Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Company Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Company Common Stock held in the name of the record owner. Holders of Company Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Company Common Stock should be mailed or delivered to Corporate Secretary, Western National Corporation, 5555 San Felipe, Suite 900, Houston, Texas 77056 so as to be received before the vote is taken on the approval and adoption of the Merger Agreement at the Special Meeting.

  Within 10 days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation, or any holder of shares of Company Common Stock entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. Western National is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Company Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the Effective Time, any record holder of shares of Company Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of the Company Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Surviving Corporation.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Company Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined under Section 262 could be more than, the same as or less than the value of the consideration that they would otherwise receive in the Merger if they did not seek appraisal of their shares of Company Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that:
"Fair value, in an appraisal context, measures that which has been taken from [the shareholder], viz., his proportionate interest in a going concern. In the appraisal process the corporation is valued as an entity, not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Company Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Company Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Company Common Stock entitled to appraisal.

  Any holder of shares of Company Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Company Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Company Common Stock as of a date prior to the Effective Time).

  If any holder of shares of Company Common Stock who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Company Common Stock of such holder will be converted into the Stock Consideration in accordance with the Merger Agreement. A holder of shares of Company Common Stock will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to Western National a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE DGCL, WESTERN NATIONAL STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER MAY WISH TO CONSULT LEGAL COUNSEL.

  The foregoing is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of such Section 262, a copy of which is attached hereto as Annex D.

                        MARKET PRICE DATA AND DIVIDENDS

   Company Common Stock is listed and traded on the NYSE under the symbol "WNH." American General Common Stock is listed and traded on the NYSE, Pacific Stock Exchange, London Stock Exchange, Basel Stock Exchange, Geneva Stock Exchange and Zurich Stock Exchange under the symbol "AGC." The table below sets forth, for the quarters indicated, (i) the quarterly per share cash dividends paid (a) to holders of American General Common Stock and (b) to holders of Company Common Stock, (ii) the high and low sales prices of American General Common Stock as reported by the NYSE Composite Tape and (iii) the high and low sales prices of Company Common Stock as reported by the NYSE Composite Tape.

                                             DIVIDEND
                                             DECLARED                  DIVIDEND
                                               PER                     DECLARED
                           PRICE OF AMERICAN AMERICAN                    PER
                            GENERAL COMMON   GENERAL  PRICE OF COMPANY COMPANY
                                 STOCK        COMMON    COMMON STOCK    COMMON
                             HIGH     LOW     SHARE    HIGH     LOW     SHARE
                           ----------------- -------- ---------------- --------
Year ended December 31,
 1992
  First Quarter...........   $22.38   $20.13  $  .26  $   --  $    --    $--
  Second Quarter..........    24.63    20.50     .26      --       --     --
  Third Quarter...........    25.19    23.69     .26      --       --     --
  Fourth Quarter..........    29.38    23.63     .26      --       --     --
Year ended December 31,
 1993
  First Quarter...........   $32.88   $27.31  $ .275  $   --  $    --    $--
  Second Quarter..........    33.25    27.75    .275      --       --     --
  Third Quarter...........    36.50    30.13    .275      --       --     --
  Fourth Quarter..........    34.75    26.25    .275      --       --     --
Year ended December 31,
 1994
  First Quarter...........   $29.63   $25.50  $  .29   $14.38 $  11.88   $--
  Second Quarter..........    29.38    24.88     .29    13.75    10.88    .04
  Third Quarter...........    30.50    26.88     .29    16.00    11.88    .04
  Fourth Quarter..........    28.88    25.63     .29    13.63     9.63    .04
Year ended December 31,
 1995
  First Quarter...........   $33.25   $27.50  $  .31   $13.13 $  10.88   $.04
  Second Quarter..........    35.50    31.13     .31    13.25    10.88    .04
  Third Quarter...........    38.88    33.63     .31    14.25    11.63    .04
  Fourth Quarter..........    39.13    31.00     .31    16.25    13.50    .04
Year ended December 31,
 1996
  First Quarter...........   $37.88   $33.25  $ .325   $17.13 $  15.13   $.04
  Second Quarter..........    37.63    32.88    .325    19.50    16.13    .04
  Third Quarter...........    38.75    34.00    .325    19.25    15.88    .04
  Fourth Quarter..........    41.75    35.75    .325    19.88    17.13    .04
Year ended December 31,
 1997
  First Quarter...........   $44.63   $39.38  $  .35   $27.25 $  18.63   $.04
  Second Quarter..........    49.63    36.50     .35    27.75    23.13    .04
  Third Quarter...........    54.75    46.81     .35    29.25    26.00    .04
  Fourth Quarter..........    56.25    46.56     .35    30.19    27.63    .04
Year ended December 31,
 1998
  First Quarter (through
   January 23, 1998)...... $  56.75 $  52.31  $  --   $ 30.38 $  29.25   $--

  The following table sets forth the closing prices of American General Common Stock and Company Common Stock as reported on the NYSE Composite Tape on September 11, 1997, the last full trading day prior to the public announcement of the Merger, and on January 23, 1998 and the equivalent per share prices (as explained below) of Company Common Stock on such dates.

                                    AMERICAN GENERAL   COMPANY    EQUIVALENT PER
                                      COMMON STOCK   COMMON STOCK  SHARE PRICE
                                    ---------------- ------------ --------------
September 11, 1997................. $49 15/16          $28 1/8        $29.80
January 23, 1998................... $56 1/2            $30 5/16       $31.27

  The equivalent per share price of a share of Company Common Stock represents the closing price of a share of American General Common Stock on such date multiplied by the Exchange Ratio computed as of a Determination Date of September 11, 1997 and January 23, 1998 respectively.

  Because the market price of American General Common Stock that holders of Company Common Stock will receive in the Merger may increase or decrease prior to the Merger, stockholders are urged to obtain current market quotations.

  American General has paid cash dividends on American General Common Stock in each year since 1929. The regular dividend has been increased in each of the last 22 years. On October 23, 1997, American General declared a quarterly cash dividend on common stock of $.35 per share for the fourth quarter of 1997 (an annual rate of $1.40 per share) payable on December 1, 1997, to holders of record as of November 3, 1997. Future payment of dividends on the American General Common Stock will depend on earnings, financial condition, capital requirements and other relevant factors. Because American General is a holding company, its capacity to pay dividends is limited by the ability of its subsidiaries to pay dividends. Since many of American General's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to American General without prior regulatory approval is limited by applicable laws and regulations. Furthermore, certain non-insurance subsidiaries are restricted in their ability to make dividend payments by long-term debt agreements. At December 31, 1996, the amount of dividends available to American General from subsidiaries during 1997 not limited by such restrictions was approximately $750 million.

  The Company has paid quarterly cash dividends of $.04 per share on Company Common Stock since the second quarter of 1994. As a result of the Company's holding company structure, its ability to pay dividends depends upon dividends and fees received from its wholly-owned subsidiaries. WNLI, the Company's principal subsidiary, is an insurance company, and thus its ability to pay dividends to the Company without prior regulatory approval is limited by applicable laws and regulations. The maximum dividend payment that WNLI was permitted to make without prior regulatory approval in 1997 was approximately $57 million.

  On January 23, 1998, there were approximately 179 holders of record of Company Common Stock. On January 23, 1998, there were approximately 32,051 holders of record of American General Common Stock.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The rights of stockholders of Western National are currently governed by the DGCL, the Western National Charter and the Western National Bylaws. Upon consummation of the Merger, Western National stockholders who receive Stock Consideration will become shareholders of American General and their rights will be governed by the TBCA, the American General Articles and the American General Bylaws, which differ in certain respects from the DGCL, the Western National Charter and the Western National Bylaws. The following is a summary of certain differences between the rights of Western National stockholders and those of American General shareholders.

  The following summary does not purport to be a complete description of the rights of stockholders of Western National or the rights of shareholders of American General or a comprehensive comparison of such rights, and is qualified in its entirety by reference to the DGCL and the TBCA, to the Western National Charter and Western National Bylaws, and to the American General Articles and American General Bylaws. For more information on reviewing or obtaining a copy of the charter documents or bylaws of either company, see "AVAILABLE INFORMATION."

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of Western National consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of Western National preferred stock. As of January 23, 1998, there were outstanding 69,723,507 shares of Company Common Stock, and no shares of Western National Preferred Stock. The authorized capital stock of American General consists of 300,000,000 shares of American General Common Stock and 60,000,000 shares of American General preferred stock. As of January 23, 1998, there were outstanding 243,252,096 shares of American General Common Stock and 2,317,701 shares of American General 7% Convertible Preferred Stock ("American General 7% Preferred Stock").

VOTING RIGHTS

  Holders of Company Common Stock are entitled to one vote per share on all matters upon which stockholders are entitled to vote.

  All holders of American General Common Stock have the right to one vote per share with respect to all matters submitted to a vote of American General shareholders.

  Holders of American General 7% Preferred Stock will generally be entitled to vote together as a single class with holders of American General Common Stock on all matters requiring a shareholder vote, on the basis of 4/5 of a vote per share of American General 7% Preferred Stock. In addition, if full cumulative dividends on the American General 7% Preferred Stock are not paid for six quarterly dividend periods, the number of directors of American General constituting the entire American General Board shall be increased by two persons and the holders of shares of American General 7% Preferred Stock, voting separately as a class together with the holders of shares of all other series of capital stock of American General ranking on a parity with the American General 7% Preferred Stock as to the payment of dividends and having the then present right to elect one or more directors as a result of a dividend arrearage but not then entitled to other separate voting rights to elect one or more directors in the event of such an arrearage ("Class Voting Stock"), shall have the right to elect such directors to fill such positions. Such right, when vested, will continue until all dividends in arrears and payable on the shares of American General 7% Preferred Stock have been paid in full, whereupon the terms of office of all persons previously elected as directors by the holders of shares of American General 7% Preferred Stock and such other Class Voting Stock shall forthwith terminate and the number of the American General Board shall be reduced accordingly.

AMERICAN GENERAL PREFERRED SHARE PURCHASE RIGHTS

  On July 27, 1989, the American General Board authorized the issuance of one preferred share purchase right (a "Right") for each share of American General Common Stock outstanding on August 7, 1989 and for each share of American General Common Stock issued thereafter but prior to the earlier of the Distribution Date and the Termination Date (as each such term is defined below). A Right is attached to each share of American General Common Stock and entitles the registered holder to purchase from American General one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.50 per share, of American General (the "American General Junior Preferred Shares") at a price of $120 per one one-hundredth of an American General Junior Preferred Share, subject to certain adjustments.

  The Rights will expire on August 7, 1999, unless the expiration date is extended or the Rights are redeemed earlier (any such date being the "Termination Date"). The Rights are not exercisable or transferable separately from the shares of American General Common Stock until the "Distribution Date" which will occur on the earlier of (i) 10 business days following the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding American General Common Stock and any other shares of capital stock of American General entitled to vote generally in the election of directors or entitled to vote in respect of any merger, consolidation, sale of all or substantially all of American General's assets, liquidation, dissolution or winding up of American General (the "Voting Stock") or (ii) 10 business days following the commencement of, or the first public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 25% or more of the then outstanding Voting Stock.

  In the event American General is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power should be sold or otherwise transferred, each holder of a Right will have the right to receive, upon payment of the right's then current exercise price, common stock of the acquiring company which has a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive upon exercise thereof that number of shares of American General Common Stock (or under certain circumstances, Common Stock-equivalent American General Junior Preferred Shares) having a market value of two times the exercise price of the Rights.

  At any time 10 business days after a person or group of affiliated or associated persons has become an Acquiring Person and prior to the acquisition by any person or group of 50% or more of the outstanding Voting Stock, the American General Board may exchange the Rights (other than Rights acquired or beneficially owned by such Acquiring Person, which Rights held by such Acquiring Person shall then be null and void), in whole or in part, at an exchange ratio of one share of American General Common Stock (or one one-hundredth of a share of American General Junior Preferred Stock), appropriately adjusted to reflect any stock split, stock dividend or similar transaction, for each two shares of American General Common Stock for which the Right is then exercisable.

  At any time prior to the close of business on the tenth day following the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, the American General Board may redeem the then outstanding Rights in whole, but not in part, at a price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction (the "Rights Redemption Price"). Any such redemption of the Rights may be made effective at such time, on such basis and with such conditions as the American General Board in its sole discretion may establish.

  The purchase price payable, and the number of American General Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the American General Junior Preferred Shares.

  The number of outstanding Rights and the number of one one-hundredth of an American General Junior Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of reclassification of securities, or recapitalization or reorganization of American General or other transaction involving American General which has the effect, directly or indirectly, of increasing by more than one percent the proportionate share of the outstanding shares of any class of equity securities of American General or any of its subsidiaries beneficially owned by any Acquiring Person, in any such case, prior to an exchange by American General as described above.

  The terms of the Rights may be amended, including extending the expiration date, by the American General Board without the consent of the holders of the Rights, except in certain circumstances.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire American General on terms not approved by the American General Board. The Rights should not interfere with any merger or other business combination approved by the American General Board since the Rights may be redeemed by American General at the Rights Redemption Price prior to the time that a person or group has acquired beneficial ownership of 50% or more of the Voting Stock. The rights under the shareholders rights plan will cause substantial dilution to a person or group that attempts to acquire American General on terms not approved by the American General Board. The Rights should not interfere with any merger or other business combination approved by the American General Board since the Rights may be redeemed by American General at a specified price prior to the time that a person or group has acquired beneficial ownership of 50% or more of the Voting Stock. See also "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

  American General Junior Preferred Shares will be non-redeemable and rank junior to all other series of the American General Preferred Stock. Each whole American General Junior Preferred Share will be entitled to receive a quarterly preferential dividend in an amount equal to the greater of (i) $.25 or (ii) subject to certain adjustments, 100 times the dividend declared on each share of American General Common Stock. In the event of the liquidation, dissolution or winding up of the Company, each whole American General Junior Preferred Share will be entitled to receive a preferential liquidation payment in an amount equal to the greater of (i) $1.50, or (ii) 100 times the aggregate amount to be distributed per share to holders of American General Common Stock, plus, in either case, an amount equal to all accrued and unpaid dividends thereon. In the event of any merger, consolidation or other transaction in which American General Common Stock is exchanged for or changed into other stock or securities, cash or other property, each whole American General Junior Preferred Share will be entitled to receive 100 times the amount received per each share of American General Common Stock. Each whole American General Junior Preferred Share will be entitled to 100 votes on all matters submitted to a vote of the shareholders of American General, and American General Junior Preferred Shares will generally vote together as one class with the American General Common Stock and any other voting capital stock of the Company on all matters submitted to a vote of shareholders of the Company.

  If such registration is then required by applicable law, American General will use its best efforts to cause the offer and sale of American General Junior Preferred Shares issuable upon exercise of the Rights to be registered pursuant to the Securities Act at any such time as the Rights become exercisable.

  The foregoing description of the Rights and the Junior Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, which is an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part, and the Statement of Resolution Establishing Series of Shares of the Junior Preferred Shares.

  Western National stockholders will receive the associated American General Preferred Share Purchase Rights with the shares of American General Common Stock they receive in the Merger.

AMENDMENTS TO CHARTER AND BYLAWS

  As may be fully described below, amendments to the American General Articles generally require the approval of holders of a higher percentage of outstanding shares than do amendments to the Western National Charter, and amendments to the Western National Bylaws require the approval of holders of a higher percentage of outstanding shares than do amendments to the American General Bylaws.

  Under the DGCL, amendments to a Delaware corporation's certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment, and by the affirmative vote of a majority of the outstanding shares entitled to vote. If an amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or other special rights of a class of outstanding shares so as to affect the class adversely, then a majority of shares of that class also must approve the amendment. The DGCL also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment. In that regard, the Western National Charter provides that certain provisions may not be amended without the affirmative vote of 80% of the outstanding shares entitled to vote. The Western National Bylaws may be amended or repealed or new by-laws adopted upon the approval of the Western National Board or by the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.

  Under the TBCA and the American General Articles, an amendment to the American General Articles generally would require the approval of the holders of two-thirds of the shares entitled to vote thereon, or, if any class is entitled to vote separately thereon, the approval of the holders of two-thirds of the shares of such class entitled to vote thereon and two-thirds of the total shares entitled to vote thereon.

  Under the American General Articles, except as expressly provided in the American General Bylaws, the American General Board may alter, amend or repeal the American General Bylaws without shareholder approval, although bylaws made by the American General Board, and the power conferred upon the American General Board to amend such bylaws, may be altered or repealed by the shareholders. The American General Bylaws provide that, unless otherwise provided in the American General Articles, the power to alter, amend, or repeal the Bylaws or adopt new bylaws is vested in the American General Board, subject to repeal or change by action of the affirmative vote of the holders of at least 75% of the then outstanding shares of all classes entitled to vote generally in the election of directors, voting together as a single class.

PREEMPTIVE RIGHTS; CUMULATIVE VOTING

  Neither the stockholders of Western National nor the shareholders American General have any preemptive rights to acquire unissued shares of capital stock or any rights to cumulative voting with respect to the election of directors.

BOARDS OF DIRECTORS

  The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or bylaws. The Western National Bylaws specify that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time-to-time by the Western National Board pursuant to a resolution adopted by a majority of the entire Western National Board. Members of the Western National Board are elected at each annual meeting of stockholders for terms expiring at the succeeding annual meeting. Western National currently has eight directors. Western National does not have a classified board of directors. Western National has agreed in the Merger Agreement that the directors of Merger Sub at the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed.

  The American General Board consists of eleven directors, which is subject to change by action of the American General Board provided that, pursuant to the American General Bylaws, the American General Board shall consist of at least three members but no more than 25 members. Members of the American General Board are elected at each annual meeting of shareholders for terms expiring at the succeeding annual meeting. American General does not have a classified board of directors.

REMOVAL OF DIRECTORS

  As more fully described below, the approval of holders of a lower percentage of outstanding shares of Company Common Stock is required to remove a director from the Western National Board than the percentage of outstanding shares of American General Common Stock required to remove a director from the American General Board.

  The DGCL provides that a director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors. The Western National Bylaws provide that, subject to the rights of the holders of any series of preferred stock, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.

  Under the TBCA, a corporation's bylaws or articles of incorporation may provide that at any meeting of shareholders called expressly for that purpose, one or more directors may be removed, with or without cause (subject to certain exceptions for a corporation having a classified board of directors), by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote in an election of directors. Subject to the rights of any class or series of stock having a preference over the American General Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the American General Bylaws provide that any director may be removed, with or without cause, by the affirmative vote of the holders of at least 75% of the combined voting power of the outstanding shares of all classes of stock entitled to vote generally in an election of directors, voting together as a single class.

NEWLY-CREATED DIRECTORSHIPS AND VACANCIES

  As more fully described below, subject to certain limitations, vacancies on the boards of directors of both Western National and American General may be filled by a majority of the directors then in office.

  The DGCL provides that unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. If, at the time of filling any vacancy or newly created directorship the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least 10% of the shares outstanding at the time and entitled to vote, summarily order an election to be held to fill any such vacancies or newly created directorships. The Western National Bylaws provide that, subject to the rights of holders of any series of Western National Preferred Stock, and unless the Western National Board otherwise determines, the foregoing rules apply. The Western National Bylaws provide further that no decrease in the number of authorized directors constituting the entire Western National Board shall shorten the term of any incumbent director.

  Under the TBCA and the American General Bylaws, subject to the rights of any holders of a class or series of stock having a preference over the American General Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any vacancy on the American General Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the American General Board then in office, even though less than a quorum, provided that any director so elected shall hold office only for the remainder of the term of the director whose departure caused the vacancy. A directorship created by reason of an increase in the number of directors by action of the American General Board may be filled by the American General Board for a term of office continuing only until the next election of directors (whether at an annual or special shareholders meeting), provided that the American General Board shall not fill more than two such directorships during the period between two successive annual meetings of shareholders.

NOMINATION OF DIRECTORS

  As more fully described below, shareholders of American General must generally provide notice for nomination of directors earlier than must stockholders of Western National.

  The Western National Charter provides that, at any time as such may be permitted under the DGCL, the Western National Bylaws may provide that advance notice of nominations for the Western National Board, other than nominations by the Western National Board itself or a committee thereof, shall be given to Western National in the manner provided in the Western National Bylaws.

  The Western National Bylaws provide that nominations of persons for election to the board of directors shall be brought before the annual meeting (i) pursuant to Western National's notice of meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who, among other things, was a stockholder of record at the time of the giving of notice, is entitled to vote with respect thereto and gives timely notice. To be timely, a stockholder's notice must be received by Western National's Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding annual meeting. In the event, however, that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Western National. Each such notice must contain certain specified information with respect to the shareholder making the proposal, the beneficial owner on whose behalf the proposal is made and the nominee or nominees.

  The American General Bylaws provide that, subject to the rights of any class or series of American General Preferred Stock to nominate and elect a specified number of directors in certain circumstances, nominations of persons for election as directors of American General may be made by a shareholder only if the shareholder is a shareholder of record and such shareholder gives timely written notice of such shareholder's intent to make such nomination or nominations to the secretary of American General, in accordance with the American General Bylaws. To be timely, the notice must be given (a) in the case of an annual meeting, not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, that in the event that such annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so given not later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made, whichever first occurs; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of such special meeting is mailed or public disclosure of the date of such special meeting is made, whichever first occurs. Each such notice must contain certain specified information with respect to the shareholder making the proposal, and the nominee or nominees.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

  As more fully described below, shareholders of American General must generally provide notice of shareholder proposals earlier than must stockholders of Western National.

  The Western National Bylaws establish procedures that must be followed for a stockholder to submit a proposal for a vote of the stockholders of Western National at the annual meeting of stockholders. The provisions regarding timely notice are the same as those relating to nomination of directors. The stockholder's notice must set forth (i) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address of such stockholder, as they appear on Western National's books, and the name and address of such beneficial owner and (B) the class and number of shares of capital stock of Western National that are owned beneficially and of record by such stockholder and such beneficial owner.

  The American General Bylaws provide that no business may be brought before an annual meeting of shareholders by a shareholder unless such shareholder is a shareholder of record and such shareholder gives notice of such business to the secretary of American General in accordance with the American General Bylaws, not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders provided, that in the event that such annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so given not later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made, whichever first occurs. Each such notice must set forth certain specified information and representations concerning the proposal and the shareholder making the proposal.

SPECIAL MEETINGS OF STOCKHOLDERS

  As more fully described below, special meeting of shareholders of American General may only be called by the Chairman, the President or the Secretary or by shareholders holding at least 10% of shares entitled to vote, while special meetings of stockholders of Western National are permitted under the Western National Charter to be called by a majority of the directors then in office and are permitted under the Western National Bylaws to be called by a holder of 35 percent or more of the Company Common Stock.

  The DGCL provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws. The Western National Charter provides that, except as otherwise may be required by the Western National Charter or any resolution or resolutions providing for the issuance of any class or series of Preferred Stock, special meetings of stockholders may be called only by the Western National Board acting by the affirmative vote of a majority of the directors then in office. The Western National Bylaws provide that, in addition to the foregoing, special meetings of stockholders may be called by any holder of 35 percent or more of the Company Common Stock for the purpose of removing and/or electing directors. The Western National Bylaws further provide that business transacted at any special meeting shall be confined to the purposes stated in the notice of such special meeting.

  The DGCL and the Western National Bylaws provide that written notice of every special meeting of stockholders, stating the place, date, time and purposes thereof, shall, except when otherwise required by the Western National Charter, be given at least 10 but not more than 60 days prior to such meeting to each stockholder of record entitled to vote thereat.

  Under the TBCA and the American General Bylaws, special meetings of the shareholders may be called at any time by the chairman of the board, the president or the secretary, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of at least 10% of the shares entitled to vote at the meeting. The American General Bylaws further provide that business transacted at any special meeting shall be confined to the purposes stated in the notice of the meeting.

  Under the American General Bylaws, written or printed notice stating the place, day, and hour of each meeting of shareholders, and in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the officer calling the meeting, to each shareholder of record entitled to vote at such meeting.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  As more fully described below, the written consent of all shareholders is required for action to be taken by the shareholders of American General without a meeting, whereas the written consent of holders of outstanding stock having not less than the minimum number of votes necessary to authorize action to be taken at a meeting at which all shares entitled to vote thereon were present and voted for action to be taken by the stockholders of Western National without a meeting.

  Under the DGCL, unless otherwise provided in the Western National Charter or the Western National Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken, without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

  The TBCA provides that any action required to be taken at an annual or special meeting of shareholders may be taken without a meeting if all shareholders entitled to vote with respect to the action consent in writing to such action or, if the corporation's articles of incorporation so provide, if a consent in writing shall be signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting of shareholders. The American General Articles do not contain such a provision.

VOTE REQUIRED FOR MERGERS

  As more fully described below, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is generally required in order to effect a merger of Western National, whereas the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon is generally required in order to effect a merger of American General.

  The DGCL requires approval of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon in order to effect a merger. Notwithstanding the foregoing, unless required by its certificate of incorporation, no shareholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) either no shares are to be issued by the surviving corporation or the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The DGCL contains provisions allowing mergers and consolidations of domestic with foreign corporations, so long as the other jurisdictions allow such a combination and the Delaware corporation follows the procedures applicable to it.

  Unless the board of directors requires a greater vote, the TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve a merger, or if any class of shares is entitled to vote as a class on the approval of a merger, the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. Similar voting requirements apply for share exchanges or conversions. The TBCA does not require a vote by the shareholders of the surviving corporation if after the merger (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (iii) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the voting power of the total number of voting shares of the surviving corporation before the merger; (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger; and (v) the board of directors of the surviving corporation adopts a resolution approving the plan of merger. The American General Articles do not contain any provisions relating to shareholder approval of mergers.

VOTE REQUIRED FOR SALES OF ASSETS

  As more fully described below, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is generally required in order to approve the sale, lease or exchange of all or substantially all of Western National's assets, while the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon is generally required in order to approve the sale, lease or exchange of all or substantially all of American General's assets.

  The DGCL requires approval of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon in order to approve the sale, lease or exchange of all or substantially all of the corporation's assets, including its goodwill and its corporate franchise.

  The TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve the sale, lease, exchange or other disposition of all or substantially all the corporation's assets if other than in the usual and regular course of business, or if any class of shares is entitled to vote as a class on the approval of a sale, lease, exchange or other disposition of all or substantially all the corporation's assets, the vote required for approval of such transaction is the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. The TBCA does not require shareholder approval of a sale of assets in the usual and regular course of business unless otherwise specified in the articles of incorporation. Under the TBCA, a sale of assets shall be deemed to be in the usual and regular course of business if the corporation shall, directly or indirectly, either continue to engage in one or more businesses or apply a portion of the consideration received in connection with the transaction to the conduct of a business in which it engages following the transaction. The American General Articles do not contain any provisions relating to shareholder approval of such dispositions.

ANTI-TAKEOVER STATUTES

  Certain provisions of the DGCL and the TBCA may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Western National or American General by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Western National or American General first to negotiate with Western National or American General, as the case may be.

  As more fully described below, the DGCL and the TBCA both contain provisions that, subject to certain exceptions, prohibit certain business combinations with interested shareholders.

  The DGCL prohibits a corporation which has securities traded on a national securities exchange, authorized for quotation on the NASDAQ/NMS or held of record by more than 2,000 stockholders from engaging in certain business combinations, including a merger, sale of a threshold percentage of the corporation's assets, loan or issuance of stock, with an interested stockholders, or an interested stockholder's affiliates or associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if (i) the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, (ii) the interested stockholder became an interested stockholder in a transaction (x) in which it became the holder of 85% of the corporation's stock (excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to vote) or (y) under certain circumstances, at a time when the statutory restrictions did not apply, or (iii) the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. An interested stockholder includes the beneficial owner of 15% or more of the outstanding voting stock of the corporation and an affiliate or associate of the corporation that was such a beneficial owner at any time within the previous 3 years. In addition, the Western National Charter contains provisions prohibiting similar business combinations with a related person unless the aggregate amount of cash to be received per share by holders of the Western Common Stock is at least equal to the highest per share price paid in order to acquire any shares of Western Common Stock beneficially owned by such related person. A related person includes a person who beneficially owns 10% or more of the combined voting power of the corporation and an affiliate or associate of the corporation that was such a beneficial owner at any time within the previous two years.

  American General is subject to Part Thirteen of the TBCA, known as the "Business Combination Law", which became effective September 1, 1997. In general, the Business Combination Law prevents an "affiliated shareholder" (or its affiliates or associates) from entering into or engaging in a "business combination" with an

"issuing public corporation" during the three-year period immediately following the date on which the affiliated shareholder became an affiliated shareholder, unless (a) before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares that caused the affiliated shareholder to become an affiliated shareholder, or (b) not less than six months after the date such person became an affiliated shareholder, the business combination was approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates. For the purposes of the foregoing, "affiliated shareholder" is defined generally as a person that is or was within the proceeding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares; "business combination" is defined generally to include (i) mergers, share exchanges or conversions involving the affiliated shareholder, (ii) dispositions of assets involving the affiliated shareholder having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation,
(iii) certain issuances or transfers of securities by the corporation to the affiliated shareholder other than on a pro rata basis, (iv) certain plans or agreements relating to a liquidation or dissolution of the corporation involving an affiliated shareholder, (v) certain reclassifications, recapitalizations, distributions or other transactions that would have the effect of increasing the affiliated shareholder's percentage ownership of the corporation and (vi) the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation; and "issuing public corporation" in generally defined to include most publicly held Texas corporations, including American General.

SUPERMAJORITY VOTING PROVISIONS

  The Western National Charter requires an affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of capital stock of Western National in order to amend (i) constituency provisions; (ii) the provisions set forth above regarding certain business combinations; (iii) provisions permitting advance notice requirements in the Western National Bylaws regarding nominations for the Western National Board; and (iv) provisions allocating to the Western National Board, but not stockholders, the right to call special meetings of stockholders. The Western National Bylaws provide that they may only be amended by stockholders upon the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of capital stock of Western National entitled to vote generally in the election of directors, voting as a single class.

  The American General Bylaws and the American General Articles do not contain any supermajority voting requirements.

CONSTITUENCY PROVISIONS

  As more fully described below, directors of American General may consider both the long-term and short term interests of the corporation and its shareholders while directors of Western National may, consistent with the provisions of the Western National Charter, consider the interests of persons other than stockholders when discharging their duties.

  The Western National Charter provides that in determining what is in the best interests of Western National when considering the taking of any action, refraining from the taking of any action, including any action with respect to a tender offer or proposal of acquisition, merger, consolidation or sale of assets, a director may consider, in addition to the effects on stockholders, the effects on employees, communities, the long-term and short-term interests of Western National and other factors.

  The American General Bylaws and the American General Articles do not contain any constituency provisions. The TBCA, however, provides that in discharging the duties of a director of a corporation, a director, in considering the best interests of the corporation, may consider the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation.

DISSENTERS' RIGHTS

  As more fully described below, both the DGCL and the TBCA contain provisions that, subject to certain limitations and exceptions, permit stockholders to demand dissenters' rights in connection with mergers and certain other transactions.

  The DGCL provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange, quoted on NASDAQ or held of record by more than 2,000 stockholders or (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required pursuant to the merger to accept anything other than (A) shares of stock of the surviving corporation, (B) shares of stock of another corporation which are also listed on a national securities exchange, NASDAQ or held by more than 2,000 holders or (C) cash in lieu of fractional shares of such stock.

  Under the TBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all or substantially all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. However, dissenters' rights are not available with respect to a plan of merger in which there is a single surviving corporation or with respect to any plan of exchange if (1) the shares held by the shareholder are part of a class, shares of which are listed on a national securities exchange or NASDAQ or held of record by not less than 2,000 holders on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares) to be provided to any other holder of shares of the same class or series held by such shareholder and (3) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for his or her shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares that are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, (ii) approved for quotation as a national market security on NASDAQ, or (iii) held of record by not less than 2,000 holders and (b) cash in lieu of fractional shares otherwise entitled to be received.

LIMITATION ON DIRECTORS' LIABILITY

  As more fully described below, both the Western National Charter and the American General Articles contain provisions that, subject to certain exceptions and limitations, limit the liability of officers and directors to the corporation and its stockholders.

  Under the DGCL and the Western National Charter, directors shall not be personally liable to Western National or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Western National or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for intentional or negligent payment of unlawful dividends or stock redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

  The American General Articles, in accordance with Texas law, provide that a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent the director is found liable for
(i) a breach of the director's duty or loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

(iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. In addition, the American General Articles provide that any repeal or amendment of the foregoing provisions by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment, and that, in addition to the circumstances in which the director of the corporation is not liable as set forth in the preceding sentences, the director shall not be liable to the fullest extent permitted by any provisions of the statutes of Texas later enacted that further limits the liability of a director.

INDEMNIFICATION

  As more fully described below, the officers and directors of both Western National and American General are, subject to certain limitations and exceptions, indemnified for certain damages and costs incurred in connection with actual or threatened actions, suits and proceedings.

  Under the DGCL and the Western National Charter, Western National shall indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. Western National shall indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may not be such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director or officer against expenses actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the corporation.

  Under the TBCA, a corporation has the power to indemnify directors, officers, employees and agents of the corporations against certain liabilities and to purchase and maintain liability insurance for those persons. The American General Bylaws provide that American General will indemnify any person who was or is a named defendant or respondent or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal of such action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding, by reason of the fact that he is or was a director, officer or employee of American General, or is or was serving at the request of American General as a director, officer or employee of another foreign or domestic corporation, against judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, (i) in the case of conduct in his or her official capacity as a director of American General, to be in the best interests of American General, and (ii) in all other cases, to be not opposed to the best interests of American General, except that no indemnification shall be made available where such person is found liable for willful or intentional misconduct in the performance of his or her duty to American General.

DIVIDENDS

  As more fully described below, both the DGCL and the TBCA contain restrictions that limit the ability of Western National and American General to pay dividends.

  Under the DGCL, a corporation may, subject to restrictions in its certificate of incorporation, pay dividends out of surplus. If there is no surplus, the corporation may also pay dividends out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of the corporation amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

  Under the TBCA and subject to any restrictions in a corporation's articles of incorporation, the board of directors of a corporation may authorize and the corporation may make distributions; provided, that a distribution may not be made if (i) after giving effect to the distribution, the corporation would be insolvent or (ii) the distribution exceeds the surplus of the corporation. Notwithstanding the limitations on distributions set forth in clauses (i) and
(ii) above, a corporation may make a distribution involving a purchase or redemption of any of its own shares if the purchase or redemption is made by the corporation to: (i) eliminate fractional shares, (ii) collect or compromise indebtedness owed by or to the corporation, (iii) pay dissenting shareholders entitled to payment for their shares under the TBCA or (iv) effect the purchase or redemption of redeemable shares in accordance with the TBCA.

  Holders of American General Common Stock are entitled to receive dividends when, as and if declared by the American General Board out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of any series of American General Preferred Stock, to receive pro rata the net assets of American General.

                              SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF AMERICAN GENERAL

  American General does not know of any person that owns more than five percent of the American General Common Stock or the American General 7% Preferred Stock, except for those listed below. The percentage ownership has been calculated based on the number of issued and outstanding shares of American General Common Stock and the American General 7% Preferred Stock as of December 31, 1997.

                                                            SHARES
                                                         BENEFICIALLY   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER    TITLE OF CLASS       OWNED      OF CLASS
------------------------------------  ------------------ -------------  --------
INVESCO PLC ........................  Common Stock       14,961,901(1)     6.2%
 11 Devonshire Square
 London EC2M 4YR England
The Capital Group Companies, Inc. ..  Common Stock       13,958,210(2)     5.7%
 333 South Hope Street
 Los Angeles, CA 90071
Putnam Investments, Inc. ...........  Common Stock       13,062,886(3)     5.4%
 One Post Office Square
 Boston, Massachusetts 02109
Fayez Sarofim & Co. ("Sarofim Co.")   Common Stock       13,010,479(4)     5.3%
 and Fayez S. Sarofim...............
 Two Houston Center
 Suite 2907
 Houston, Texas 77010
*  *  *
The Lucy B. Gooding 1995 Living
 Trust..............................  7% Preferred Stock    753,422(5)    32.5%
 2970 St. Johns Avenue
 Jacksonville, FL
The Bryan Trust ....................  7% Preferred Stock    479,236(6)    20.7%
 One Independent Drive
 Jacksonville, FL
The Olive Julia Gibson Bryan Testa-
 mentary Trust......................  7% Preferred Stock    186,506(6)     8.0%
 One Independent Drive
 Jacksonville, FL

--------
(1) Based on a Schedule 13G dated February 10, 1997. INVESCO PLC and certain of its subsidiaries report shared voting and investment power with respect to all of the shares reported in the table.
(2) Based on a Schedule 13G dated February 12, 1997. The Capital Group Companies, Inc. reports sole voting power with respect to 59,350 of such shares and sole dispositive power with respect to 13,958,210 of such shares and disclaims beneficial ownership with respect to 13,958,210 of such shares.
(3) Based on a Schedule 13G dated January 27, 1997. Putnam Investments, Inc. reports shared voting power with respect to 113,108 of the shares reported in the table.
(4) Based on a Schedule 13G dated February 13, 1997. Mr. Sarofim may be deemed to share investment power with respect to all of the shares reported in the table. He shares voting power with Sarofim Co. and Sarofim Trust Co. with respect to not more than 11,234,551 of such shares. Such powers also may be deemed to be shared with clients of Sarofim Co. or Sarofim Trust Co., or with trustees, other fiduciaries, clients or others. The shares reported in the table exclude 13,100 shares owned by family members of Mr. Sarofim, as to which Mr. Sarofim and Sarofim Co. disclaim beneficial ownership.
(5) Lucy B. Gooding, Robert A. Mills, and Bonnie H. Smith are trustees of The Lucy B. Gooding 1995 Living Trust.
(6) Jacob F. Bryan IV, G. Howard Bryan, and Cynthia Craig Bliss are beneficiaries and/or trustees of The Bryan Trust and The Olive Julia Gibson Bryan Testamentary Trust. In addition to the shares reported in the table, G. Howard Bryan has direct beneficial ownership of 8,033 shares of Preferred Stock. Such trusts are being managed by a subsidiary of The Capital Group Companies, Inc. and the shares held by such trusts are included in the calculation of beneficial ownership of Common Stock by The Capital Group Companies, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF WESTERN NATIONAL COMMON
STOCK

  Western National does not know of any person that owns more than five percent of the Company Common Stock, except as set forth below.

           NAME AND ADDRESS                   SHARES
          OF BENEFICIAL OWNER           BENEFICIALLY OWNED PERCENT OF CLASS(1)
          -------------------           ------------------ -------------------
AGC Life Insurance Company.............   32,201,964(2)           46.2%
American General Center
Nashville, Tennessee 37250
The Prudential Insurance Company of
 America...............................    4,131,969(3)            5.9%
Prudential Plaza
Newark, New Jersey 01702

--------
(1) Based on the 69,715,157 outstanding shares of Company Common Stock on January 7, 1998.
(2) AGC Life Insurance Company is a wholly-owned subsidiary of American
    General.
(3) Based on a Schedule 13G dated January 28, 1997 which states that Prudential Insurance Company of America ("Prudential") has sole voting and dispositive power with respect to 62,600 shares of Company Common Stock and shares voting and dispositive power with respect to 4,069,369 shares of Company Common Stock. Prudential holds 13,200 of such shares for the benefit of its general account, and 4,118,769 of such shares are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

                                 LEGAL MATTERS

  The legality of the American General Common Stock to be issued in the Merger will be passed upon for American General by Susan A. Jacobs, Deputy General Counsel of American General. Certain United States federal income tax consequences of the Merger have been passed upon for the Company by Sullivan & Cromwell, special United States tax counsel to the Company, and for American General by Skadden, Arps, Slate, Meagher & Flom (Illinois), special United States tax counsel to American General.

                                    EXPERTS

  The consolidated financial statements and schedules of Western National Corporation at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus and Registration Statement, have been audited by Coopers & Lybrand LLP, independent auditors, as set forth in their report incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and schedules of American General and its subsidiaries at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         FUTURE STOCKHOLDER PROPOSALS

  Western National expects to hold an annual meeting of stockholders during the second quarter of 1998 unless the Merger is completed prior thereto. Rules of the Commission set forth standards as to what stockholder proposals are required to be included in a proxy statement. Any Western National stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 annual meeting of Western National must submit such proposal to the Secretary of Western National a reasonable time before Western National mails such proxy materials. A copy of the Western National Bylaws may be obtained from the Corporate Secretary of Western National.

                     MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to American General and Western National may be set forth, in the case of American General, in the American General 10-K, the American General Form 10-Qs and the American General Form 8-K filed on January 26, 1998, and in the case of Western National, in the Western National 10-K, which are incorporated by reference in this Proxy Statement/Prospectus. All documents filed by American General pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the final adjournment of the Special Meeting shall be deemed to be incorporated herein by reference, and to be a part hereof from the date of filing of such documents. All documents filed by Western National pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the final adjournment of the Special Meeting shall be deemed to be incorporated herein by reference, and to be a part hereof from the date of filing of such documents. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Any person, including any beneficial owner to whom this Proxy Statement/Prospectus is delivered, who wishes to obtain copies of these documents may contact American General or Western National, as applicable, at its address and telephone number set forth under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         WESTERN NATIONAL CORPORATION,

                          AMERICAN GENERAL CORPORATION

                                      AND

                            ASTRO ACQUISITION CORP.

                         DATED AS OF SEPTEMBER 11, 1997
                    (AND AS AMENDED AS OF JANUARY 15, 1998)

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
RECITALS..................................................................    1
ARTICLE I
  The Merger; Closing; Effective Time.....................................    1
  1.1.  The Merger........................................................    1
  1.2.  Closing...........................................................    1
  1.3.  Effective Time....................................................    1
ARTICLE II
  Certificate of Incorporation and By-Laws of the Surviving Corporation...    1
  2.1.  The Certificate of Incorporation..................................    1
  2.2.  The By-Laws.......................................................    1
ARTICLE III
  Officers and Directors of the Surviving Corporation.....................    2
  3.1.  Directors.........................................................    2
  3.2.  Officers..........................................................    2
ARTICLE IV
  Effect of the Merger on Capital Stock; Exchange of Certificates.........    2
  4.1.  Effect on Capital Stock...........................................    2
        (a)  Merger Consideration.........................................    2
        (b)  Cancellation of Shares.......................................    2
        (c)  Merger Sub; Parent Shares....................................    3
  4.2.  Allocation of Merger Consideration; Election Procedures...........    3
        (a)  Allocation...................................................    3
        (b)  Election Procedures; Proration...............................    3
        (c)  Distributions with Respect to Unexchanged Shares; Voting.....    5
        (d)  Transfers....................................................    5
        (e)  Fractional Shares............................................    5
        (f)  Termination of Exchange Fund.................................    5
        (g)  Lost, Stolen or Destroyed Certificates.......................    5
        (h)  Affiliates...................................................    6
        (i)  Withholding..................................................    6
  4.3.  Adjustments to Prevent Dilution...................................    6
  4.4.  Dissenting Shares.................................................    6
  4.5.  Termination Right; Adjustment Right...............................    6
  4.6.  Further Adjustment................................................    7
ARTICLE V
  Representations and Warranties..........................................    7
  5.1.  Representations and Warranties of the Company.....................    7
        (a)  Organization, Good Standing and Qualification................    7
        (b)  Capital Structure............................................    8
        (c)  Corporate Authority; Approval and Fairness...................    8
        (d)  Governmental Filings; No Violations..........................    9
        (e)  Company Reports; Financial Statements........................    9
        (f)  Absence of Certain Changes...................................   10
        (g)  Litigation and Liabilities...................................   10
        (h)  Contracts....................................................   10
        (i)  Employees....................................................   11

                                                                            PAGE
                                                                            ----
        (j)  Compliance with Laws; Permits................................   12
        (k)  Takeover Statutes............................................   13
        (l)  Taxes........................................................   13
        (m)  Brokers and Finders..........................................   13
  5.2.  Representations and Warranties of Parent and Merger Sub...........   13
        (a)  Capitalization of Merger Sub.................................   13
        (b)  Organization, Good Standing and Qualification................   14
        (c)  Capital Structure............................................   14
        (d)  Corporate Authority..........................................   15
        (e)  Governmental Filings; No Violations..........................   15
        (f)  Parent Reports; Financial Statements.........................   15
        (g)  Absence of Certain Changes...................................   16
        (h)  Litigation and Liabilities...................................   16
        (i)  Contracts....................................................   16
        (j)  Compliance with Laws; Permits................................   17
        (k)  Ownership of Shares..........................................   17
        (l)  Brokers and Finders..........................................   17
        (m)  Available Funds..............................................   17
ARTICLE VI
  Covenants...............................................................   17
  6.1.  Interim Operations................................................   17
  6.2.  Information Supplied..............................................   19
  6.3.  Stockholders Meeting..............................................   19
  6.4.  Filings; Other Actions; Notification..............................   19
  6.5.  Access............................................................   20
  6.6.  Affiliates........................................................   20
  6.7.  Stock Exchange Listing............................................   20
  6.8.  Publicity.........................................................   20
  6.9.  Benefits..........................................................   21
        (a)  Stock Options................................................   21
        (b)  Employee Benefits............................................   21
  6.10. Expenses..........................................................   22
  6.11. Indemnification; Directors' and Officers' Insurance...............   22
  6.12. Takeover Statute..................................................   23
  6.13. Parent Vote.......................................................   23
  6.14. Election to Parent's Board of Directors...........................   23
  6.15. Amendment to Shareholder's Agreement..............................   23
  6.16. Acquisition Proposals.............................................   23
  6.17. Fiduciary Duties..................................................   24
  6.18. Intercompany Dividend.............................................   24
ARTICLE VII
  Conditions..............................................................   24
  7.1.  Conditions to Each Party's Obligation to Effect the Merger........   24
        (a)  Stockholder Approval.........................................   24
        (b)  NYSE Listing.................................................   25
        (c)  Regulatory Consents..........................................   25
        (d)  Litigation...................................................   25
        (e)  S-4..........................................................   25

                                                                            PAGE
                                                                            ----
  7.2.  Conditions to Obligations of Parent and Merger Sub.................   25
        (a) Representations and Warranties.................................   25
        (b) Performance of Obligations of the Company......................   25
        (c) Consents Under Agreements......................................   25
  7.3.  Conditions to Obligation of the Company............................   26
        (a) Representations and Warranties.................................   26
        (b) Performance of Obligations of Parent and Merger Sub............   26
        (c) Consents Under Agreements......................................   26
ARTICLE VIII
  Termination..............................................................   26
  8.1.  Termination by Mutual Consent......................................   26
  8.2.  Termination by Either Parent or the Company........................   26
  8.3.  Termination by the Company.........................................   27
  8.4.  Termination by Parent..............................................   27
  8.5.  Effect of Termination and Abandonment..............................   27
ARTICLE IX
  Miscellaneous and General................................................   28
  9.1.  Survival...........................................................   28
  9.2.  Modification or Amendment..........................................   28
  9.3.  Waiver of Conditions...............................................   28
  9.4.  Counterparts.......................................................   28
  9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL......................   28
  9.6.  Notices............................................................   29
  9.7.  Entire Agreement; No Other Representations.........................   29
  9.8.  No Third Party Beneficiaries.......................................   29
  9.9.  Obligations of Parent and of the Company...........................   30
  9.10. Severability.......................................................   30
  9.11. Interpretation.....................................................   30
  9.12. Assignment.........................................................   30

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of September 11, 1997 and amended as of January 15, 1998, among Western National Corporation, a Delaware corporation (the "Company"), American General Corporation, a Texas corporation ("Parent"), and Astro Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations.")

                                   RECITALS

  WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

  WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, cove- nants and agreements in connection with this Agreement.

  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      The Merger; Closing; Effective Time

  1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

  1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, New York, New York, at 9:00 A.M. on the first business day after the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing, but in no event prior to January 1, 1998 (the "Closing Date").

  1.3. Effective Time. As soon as practicable following the Closing, Parent and the Surviving Corporation will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

                                  ARTICLE II

     Certificate of Incorporation and By-Laws of the Surviving Corporation

  2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein and by applicable law.

  2.2. The By-Laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein and by applicable law.

                                  ARTICLE III

              Officers and Directors of the Surviving Corporation

  3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

  3.2. Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                  ARTICLE IV

        Effect of the Merger on Capital Stock; Exchange of Certificates

  4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

  (a) Merger Consideration. Subject to Sections 4.2, 4.5 and 4.6 each share of the Common Stock, par value one-thousandth of a dollar ($.001) per share, of the Company (the "Shares") issued and outstanding at the Effective Time (other than Shares owned by Parent or any direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company shall be converted into, and become exchangeable for, at the election of the holder of Shares in accordance with Section 4.2(b): (i) $29.75 in cash (the "Cash Consideration"), or (ii) the number of shares of Common Stock, par value $.50 per share, of Parent ("Parent Common Stock") equal to the ratio (the "Conversion Ratio") determined by dividing $29.75 by the average of the per share high and low sales prices, regular way (rounded to four decimal points, the "Average Parent Price") of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten (10) trading days (the "Averaging Period") ending on (and including) the fifth trading day (the "Determination Date") prior to the Closing (the "Stock Consideration") (the Cash Consideration or the Stock Consideration, as applicable, being hereinafter referred to as the "Merger Consideration"), provided, that (x) subject to
Section 4.5 and 4.6, if the Average Parent Price is equal to or less than $47.00, (A) the Cash Consideration shall be adjusted to an amount equal to the sum of (aa) the product of .3165 multiplied by such Average Parent Price, plus
(bb) $14.875, and (B) the Conversion Ratio shall be adjusted to equal the sum of (aa) .3165 plus (bb) the ratio of $14.875 to such Average Parent Price; and
(y) if the Average Parent Price is equal to or greater than $53.00 and less than $60.00, (A) the Cash Consideration shall be adjusted to an amount equal to the sum of (aa) the product of .2807 multiplied by such Average Parent Price, plus (bb) $14.875, and (B) the Conversion Ratio shall be adjusted to equal the sum of (aa) .2807 plus (bb) the ratio of $14.875 to such Average Parent Price.

  All references in this agreement to Parent Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights ("Parent Rights") to purchase Parent Preferred Shares (as defined in Section 5.2(c)) pursuant to the Parent Rights Agreement (as defined in Section 5.2(c)), except where the context otherwise requires. At the Effective Time, all Shares (other than Shares owned by Parent and its Subsidiaries, except for shares owned on behalf of third parties ("Parent Shares"), and Dissenting Shares, as hereinafter defined (collectively, "Excluded Shares")) shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to
Section 4.2(e) cash in lieu of fractional shares and any dividends or other distributions pursuant to Section 4.2(c).

  (b) Cancellation of Shares. Each Share issued and outstanding immediately prior to the Effective Time and owned by the Company (other than Shares that are owned on behalf of third parties), shall, by virtue of the

Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

  (c) Merger Sub; Parent Shares. At the Effective Time, (i) each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, and (ii) each Parent Share shall remain outstanding and shall, after the Effective Time, represent one share of Common Stock of the Surviving Corporation.

  4.2. Allocation of Merger Consideration; Election Procedures.

  (a) Allocation. Notwithstanding anything in this Agreement to the contrary, the number of Shares (the "Cash Election Number") to be converted into the right to receive Cash Consideration in the Merger, and the number of Shares (the "Stock Election Number") to be converted into the right to receive Stock Consideration in the Merger shall in each case be equal to fifty percent (50%) of (i) the number of Shares issued and outstanding immediately prior to the Effective Time of the Merger less (ii) the number of Excluded Shares.

  (b) Election Procedures; Proration.

  (i) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Shares, Certificates representing the shares of Parent Common Stock and any cash to be issued or paid pursuant to Section 4.1 and any cash, dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to Section 4.2(c) (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

  (ii) Subject to allocation, conversion and proration in accordance with the provisions of this Section 4.2, each record holder of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled (A) to elect to receive in respect of each such Share (x) Cash Consideration (a "Cash Election") or (y) Stock Consideration (a "Stock Election") or (B) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such Shares (a "Non-Election"). Shares in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Agreement (collectively, "Non-Election Shares") shall, as nearly as possible, be deemed (A) Shares in respect of which Stock Elections have been made in an amount equal to fifty percent (50%) of the total number of such Shares (Shares in respect of which a Stock Election has been made, together with Shares in respect of which a Stock Election is deemed to be made pursuant to this Article IV being hereinafter referred to as "Stock Election Shares"), and (B) Shares in respect of which Cash Elections have been made in an amount equal to fifty percent (50%) of the total number of such Shares (Shares in respect of which a Cash Election has been made, together with Shares in respect of which a Cash Election is deemed to be made pursuant to this Article IV being hereinafter referred to as "Cash Election Shares").

  (iii) Elections pursuant to Section 4.2(b)(ii) shall be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a "Form of Election") to be provided by the Exchange Agent for that purpose to holders of record of Shares (other than holders of Excluded Shares), together with appropriate transmittal materials, at the time of mailing to holders of record of Shares of the Prospectus/Proxy Statement (as defined in Section 6.2) in connection with the stockholders meeting referred to in Section 6.3. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be
(x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the business day that is two trading days prior to the Closing Date (which date shall be publicly announced by Parent as soon as practicable but in no event less than five trading days prior to the Closing Date) (the "Election Deadline") and (y) in the case of Shares that are not held in book entry form, accompanied by the Certificate(s) representing the Shares as to which the election is being made or an affidavit of loss and indemnification in lieu thereof (or by an appropriate guarantee of delivery of such Certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided that such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). For Shares that are held in book entry form, Parent shall establish procedures for the delivery of such Shares, which Procedures shall be reasonably acceptable to the Company. The Company shall use its best efforts to as promptly as practicable make a Form of Election available to all Persons who become holders of record of Shares (other than Excluded Shares) between the date of mailing described in the first sentence of this Section 4.2(b)(iii) and the Election Deadline. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

  (iv) An election may be revoked or amended, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Shares that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with paragraph (b)(ii), such Shares shall be Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Shares have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Shares shall promptly be returned without charge to the Person submitting the same.

  (v) In the event that the aggregate number of Cash Election Shares exceeds the Cash Election Number all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

    (A) Cash Election Shares shall be deemed converted to Stock Election Shares, on a pro-rata basis for each record holder of Shares with respect to those Shares, if any, of such record holder that are Cash Election Shares, to the minimum extent necessary so that the aggregate number of Cash Election Shares following such conversion shall equal as closely as practicable the Cash Election Number; all such Cash Election Shares so converted shall be converted into the right to receive Stock Consideration; and

    (B) any remaining Cash Election Shares shall be converted into the right to receive Cash Consideration.

  (vi) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

    (A) Stock Election Shares shall be deemed converted to Cash Election Shares, on a pro-rata basis for each record holder of Shares with respect to those Shares, if any, of such record holder that are Stock Election Shares, to the minimum extent necessary so that the aggregate number of Stock Election Shares following such conversion shall equal as closely as practicable the Stock Election Number; all such Stock Election Shares so converted shall be converted into the right to receive Cash Consideration; and

    (B) any remaining Stock Election Shares shall be converted into the right to receive Stock Consideration.

  (vii) In the event that clause (v) of this Section 4.2(b) is not applicable, all Cash Election Shares shall be converted into the right to receive Cash Consideration, and in the event that clause (vi) of this Section 4.2(b) is not applicable, all Stock Election Shares shall be converted into the right to receive Stock.

  (viii) The Exchange Agent, in consultation with Parent and the Company, shall make all computations to give effect to this Section 4.2.

  (ix) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration together with any other cash, dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

  For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

  (c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of the Parent Common Stock after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Article IV. Thereafter, subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

  (ii) Holders of unsurrendered Certificates representing Stock Election Shares shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

  (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for Merger Consideration (and cash in lieu of fractional interests in accordance with Section 4.2(e)) without any interest thereon, as provided in this Article IV.

  (e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall equal the product of (i) such holder's proportionate interest in a share of Parent Common Stock, and (ii) the Average Parent Price.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2 upon due surrender of their Certificates (or affidavits of loss and indemnification in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2 upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

  (h) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange into Stock Consideration by any "affiliate" (as determined pursuant to Section 6.6) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.6 hereof.

  (i) Withholding. The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

  4.3. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

  4.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no Share, the holder of which shall be entitled to assert, and shall have complied with the provisions of Section 262 of the DGCL as to, dissenter's rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive Merger Consideration hereunder, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of
Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the DGCL, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, or (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Section 262, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Section 262, and each such Share shall not be considered a Dissenting Share but shall thereupon be converted into, and treated as, a Non-Election Share in accordance with, and subject to the provisions of, this Article IV. The Company shall give Parent (X) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments received by the Company relating to shareholders' rights of appraisal and (Y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

  4.5. Termination Right; Adjustment Right. (a) The Board of Directors of the Company shall have the right to elect to abandon the Merger and terminate this Agreement following the Determination Date but prior to the Effective Time if the Average Parent Price shall be less than $40.00 (the "Floor Price"), subject to the following subparagraph (b).

  (b) If the Company makes an election to abandon the Merger and terminate this Agreement under subparagraph (a), above, it shall give prompt written notice thereof to Parent, provided, that such notice may be withdrawn by the Company at any time prior to the close of business on the second trading day prior to the Closing Date. If the Company shall have the right to terminate this Agreement pursuant to subparagraph (a), above, but shall not have done so, or at any time within four business days of the Company's having done so, Parent shall have the right, but not the obligation, to increase the aggregate Merger Consideration which would be delivered to the stockholders of the Company such that the per-share value of the Merger Consideration (valued, in the case of the Stock Consideration component of the Merger Consideration, at the Average Parent Price) is equal to the per share value of the Merger Consideration that would have been received if the Average Parent Price had been equal to the Floor Price. Any adjustment made by Parent pursuant to this subparagraph (b) shall be made in accordance with Section 4.6(a). If Parent elects to make the adjustment provided for herein, within the period provided for, it shall give prompt written notice thereof to the Company (and the Effective Time shall in such case be the third business day following such election by Parent) and of the increase in the Stock Consideration and the Cash Consideration which will be delivered to holders of Shares and the per-share value thereof, whereupon no abandonment or termination shall be deemed to have occurred and this Agreement shall remain in full force and effect in accordance with its terms (except as the Merger Consideration shall have been so increased).

  4.6. Further Adjustment. Notwithstanding any provisions of this Article IV:

  (a) if the Company elects to abandon the Merger and terminate this Agreement pursuant to Section 4.5(a), and Parent exercises its rights to increase the Merger Consideration pursuant to Section 4.5(b), then the Cash Consideration shall be $27.53 per Share, and the Conversion Ratio shall equal the ratio of $27.53 to the Average Parent Price; and

  (b) if the Average Parent Price is equal to or greater than $60.00, then the Cash Consideration shall be $31.71 per Share, and the Conversion Ratio shall equal the ratio of $31.71 to such Average Parent Price.

                                   ARTICLE V

                        Representations and Warranties

  5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that:

  (a) Organization, Good Standing and Qualification. (i) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Significant Subsidiaries' certificates of incorporation and by-laws, each as amended to date. The Company's and its Significant Subsidiaries' certificates of incorporation and by-laws so delivered are in full force and effect.

  As used in this Agreement, the term (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries; (ii) "Significant Subsidiary" shall have the meaning given such term in Rule 1.02(w) of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iii) "Company Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (i) in law, rule, or regulation or generally accepted accounting principles or interpretations thereof that applies to the Company or (ii) in economic or business conditions generally or in the life insurance or annuity industries specifically shall not be considered when determining if a Company Material Adverse Effect has occurred, except to the extent that any such change has had, or may reasonably be expected to have, a disproportionate effect on the Company and its Subsidiaries.

  (ii) The Company conducts its insurance operations through Western National Life Insurance Company, a Texas corporation ("LIFECO"). LIFECO is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as hereinafter defined).

  (iii) Except for the Company's Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

  (b) Capital Structure. The authorized capital stock of the Company consists of 500,000,000 Shares, of which 69,773,183 Shares were outstanding as of the close of business on September 11, 1997, and 50,000,000 shares of Preferred Stock, par value one-thousandth of one dollar ($.001) per share (the "Preferred Shares"), of which no shares were outstanding as of the close of business on September 11, 1997. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of September 11, 1997, there were 4,827,730 Shares reserved for issuance pursuant to the Company's 1993 Stock and Incentive Plan (the "Stock Plan") and 500,000 Shares reserved for issuance pursuant to the Western Save Plan. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above or in the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

  (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

  (ii) Based upon the recommendation of the Special Committee of the board of directors of the Company (the "Special Committee") appointed by the board of directors of the Company in connection with the Merger, the board of directors of the Company has approved this Agreement and the Merger and the other transactions contemplated hereby. The Special Committee and the Board of Directors of the Company have received the opinion of the Special Committee's financial advisors, Donaldson, Lufkin & Jenrette Securities Corporation, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair to such holders

(other than Parent and its Affiliates (as defined in Rule 12b-2 under the Exchange Act)) from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Special Committee and the Company's Board of Directors and may not be relied on by Parent or Merger Sub.

  (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, (D) required to be made with the NYSE and
(E) the filing of appropriate documents with, and approval of, the Commissioner of Insurance of Texas, and such consents as may be required under the Investment Company Act of 1940, as amended, and the Investment Advisors Act of 1940, as amended, and under the insurance laws of any state in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, to the knowledge of the Executive Officers of the Company, following consultation with counsel, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby. The term "knowledge" when used in this Agreement with respect to the executive officers of the Company shall mean the actual knowledge of Michael J. Poulos, Richard W. Scott, John A. Graf, Arthur R. McGimsey, Michael J. Akers, Dwight
L. Cramer and Kent W. Lamb without obligation of any further review or inquiry, except where otherwise noted, and does not include information of which they may be deemed to have constructive knowledge only.

  (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Subject to the exception set forth with respect to clauses (B) and (C) above, Section 5.1(d) of the Company Disclosure Letter sets forth, to the knowledge of the executive officers of the Company, a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement.

  (e) Company Reports; Financial Statements. (i) The Company has delivered or made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1994 (the "Audit Date"), including (i) the Company's Annual Report on Form 10-K for the years ended December 31, 1994, 1995 and 1996 and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

  (ii) Since the Audit Date, LIFECO has filed all annual or quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority (collectively, the "Company SAP Statements") except for such filings or submissions the failure to so file or submit is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Financial statements included in the Company SAP Statements and prepared on a statutory basis, including the notes thereto, have been prepared in all material respects in accordance with accounting practices prescribed or permitted by applicable state regulatory authorities in effect as of the date of the respective statements, and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto. Such financial statements present fairly the respective statutory financial positions and results of operation of LIFECO as of their respective dates and for the respective periods presented therein.

  (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, business or results of operations of the Company and its Subsidiaries or, to the knowledge of the executive officers of the Company, any development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) except as otherwise permitted by this Agreement, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iii) except as required by GAAP or applicable statutory accounting principles, any material change by the Company in accounting principles, practices or methods;
(iv) any material addition, or any development involving a prospective material addition, to the Company's consolidated reserves for future policy benefits or other policy claims and benefits other than as a result of ordinary sales activities; or (v) except as required by GAAP or applicable statutory accounting principles, any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of LIFECO. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course.

  (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to environmental and occupational safety and health matters, that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

  (h) Contracts. The Company has made available to Parent or the representatives of Parent a true, accurate and complete copy of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

  (i) is material to the Company and which is not disclosed as an exhibit to the Company Reports; or

  (ii) is a reinsurance or retrocession contract which requires the payment of premiums by the Company or the Company Subsidiaries of amounts in excess of $500,000 per year; or

  (iii) is a distribution or other Contract which accounts (or is reasonably likely to account) for 5% or more of the Company's or the Company
Subsidiaries' premiums and deposits annually; or

  (iv) contains covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of the Company Subsidiaries to acquire equity securities of any person or entity; or

  (v) is an employment or severance contract applicable to any employee of the Company or the Company Subsidiaries, including without limitation contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than any such Contract which by its terms is terminable by the Company or any of the Company Subsidiaries on not more than 60 days' notice without material liability.

  (i) Employees

  (A) None of the employees of the Company or any of the Company Subsidiaries are represented by any labor organization, and no union claims to represent these employees have been made. To the knowledge of the executive officers of the Company, there have been no union organizing activities with respect to employees of the Company Subsidiaries within the past five years. The Company Subsidiaries are not, and have not been, engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, nor is there pending any unfair labor practice charge.

  (B) The Company and the Company Subsidiaries have not during the past two years ending on the date hereof effectuated a "plant closing" or "mass layoff" (as defined in the WARN Act) affecting any of their sites of employment or one or more facilities or operating units within any site of employment or facility, nor is any scheduled from the date hereof until the end of the 90-day period beginning on the Effective Time.

  (C) Except as would not be reasonably likely to result in a Company Material Adverse Effect, the Company and the Company Subsidiaries are not parties to any lawsuit, administrative charge, or investigation brought or to the knowledge of the executive officers of the Company threatened by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries or applicant for employment by the Company or any of the Company Subsidiaries, in any federal, state or local court or administrative agency sounding in any of the following claims or causes of action; illegal discrimination (race, color, sex, age, disability, national origin) sexual harassment, illegal retaliation, wrongful discharge, breach of employment contract, or any other tort or contract-based cause of action arising out of the employer-employee relationship and have not in the three year period ending on the date hereof been a party to any class action alleging any of the claims or causes of action stated in this Paragraph.

  (D) Except as disclosed pursuant to Section 5.1(h)(v), there are not in effect any contracts of employment with any present or former employees and, in the opinion of the Company and its Subsidiaries, no written personnel policies, rules, or procedures or verbal statements applicable to employees of the Company or any of the Company Subsidiaries serves to modify in any way the employment-at-will relationship that exists between the Company or any of the Company Subsidiaries and their respective employees.

  (ii) Employee Benefits

  (A) A copy of each material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Compensation and Benefit Plans") and any trust agreement or insurance contract funding such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.1(i) of the Company Disclosure Letter. With respect to each Compensation and Benefit Plan, the Company has heretofore also delivered or made available to Buyer true and complete copies of each of the following documents: (aa) if the Compensation and Benefit Plan is not a written plan, a description thereof; (bb) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (cc) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; and (dd) the most recent determination letter received from the Internal Revenue Service with respect to each Compensation and Benefit Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

  (B) All Compensation and Benefit Plans are in substantial compliance with all applicable Law (as hereinafter defined), including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA") in all material respects. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), or will file for such determination letter prior to the expiration of the remedial amendment period for such Pension Plan, and the Company is not aware of any circumstances likely to result in revocation or denial of any such favorable determination letter. The trusts maintained under any such Compensation and Benefit Plan are exempt from taxation under section 501(a) of the Code. As of the date hereof, there are no pending or, to the knowledge of the executive officers of the Company, threatened or anticipated claims relating to the Compensation and Benefit Plans other than routine claims for benefits. To the knowledge of the executive officers of the Company, there is no matter pending (other than routine determination filings) before the IRS, the Department of Labor or the PBGC. Neither the Company, any Subsidiary, any Compensation and Benefit Plan, any trust created thereunder, nor any trustee, administrator, or other fiduciary thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Compensation and Benefit Plan, any such trust, or any trustee, administrator or other fiduciary thereof, or any party dealing with any Compensation and Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502 of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

  (C) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on the most recent consolidated balance sheet as of the date hereof filed or incorporated by reference in the Company Reports prior to the date hereof.

  (D) No Compensation and Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than
(aa) coverage mandated by applicable law, (bb) death or survivor benefits under any pension plan, or (cc) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

  (E) The consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event,
(aa) entitle any employees of the Company or its Subsidiaries to severance pay, (bb) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (cc) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

  (F) Within the six-year period ending on the Effective Time, neither the Company nor any Subsidiary has sponsored, maintained, or contributed to any plan to which Title IV of ERISA applies. No Compensation and Benefit Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Compensation and Benefit Plan a plan described in section 4063(a) of ERISA.

  (j) Compliance with Laws; Permits. (i) The business and operations of LIFECO have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (including federal authorities with respect to variable insurance and annuity products) (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

  (ii) In addition to Insurance Laws, except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

  (k) Takeover Statutes. No restrictive provision of any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the Company's certificate of incorporation and by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement (including, without limitation, Section 203 of the DGCL).

  (l) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them, except to the extent that the failure to so file would not have a Company Material Adverse Effect and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are shown as due on such tax return, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the executive officers of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the executive officers of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect.

  As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

  (m) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Special Committee of the board of directors of the Company has employed Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

  5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub each hereby represent and warrant to the Company that:

  (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

  (b) Organization, Good Standing and Qualification. (i) Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and its Significant Subsidiaries' certificates of incorporation and by-laws, each as amended to the date hereof. Parent's and its Significant Subsidiaries' certificates of incorporation and by-laws so delivered are in full force and effect.

  As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (i) in law, rule or regulation or GAAP or interpretations thereof that applies to Parent or (ii) in economic or business conditions generally or in the life insurance or annuity industries specifically shall not be considered when determining if a Parent Material Adverse Effect has occurred, except to the extent that any such change has had, or may reasonably be expected to have, a disproportionate effect on Parent and its Subsidiaries.

  (ii) Parent conducts its insurance operations principally through The Variable Annuity Life Insurance Company, American General Life Insurance Company, American General Life and Accident Insurance Company, The Franklin Life Insurance Company and USLIFE Insurance Company (collectively, the "Parent Insurance Subsidiaries"). Each of the Parent Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Parent SAP Statements (as hereinafter defined).

  (iii) Except for Parent's Subsidiaries, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to Parent.

  (c) Capital Structure. As of June 30, 1997: (i) the authorized capital stock of Parent consisted of 300,000,000 shares of Parent Common Stock and 60,000,000 shares of Preferred Stock, par value $1.50 per share, of Parent ("Parent Preferred Shares"), (ii) 243,079,485 shares of Parent Common Stock, and 2,317,701 shares of Parent Preferred Shares (all of which are shares in the series designated 7% Convertible Preferred Stock) were issued and outstanding, and (iii) stock options to acquire 4,630,068 shares of Parent Common Stock (the "Parent Stock Options") were outstanding under all stock option plans of Parent (collectively, the "Parent Stock Plans"). All the issued and outstanding shares of capital stock of Parent are validly issued, fully paid and nonassessable and free of preemptive rights. All the shares of Parent Common Stock reserved for issuance in exchange for shares of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Since June 30, 1997 to the date hereof, no shares of Parent's capital stock have been issued, except Parent Common Stock issued pursuant to the exercise of Parent Stock Options or upon conversion of shares of 7% Convertible Preferred Stock. Except for (i) Parent Stock Options,
(ii) 2,317,701 shares of 7% Convertible Preferred Stock of Parent, (iii) 4,500,000 shares of 6% Convertible Monthly Income Preferred Securities, Series A, of American General Delaware, L.L.C. and (iv) the Series A Junior Participating Preferred Stock Purchase Rights attached to the Parent Common Stock as of the date of this Agreement, there are no options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock. Parent has delivered to the Company a complete and correct copy of the Rights Agreement, dated as of July 29, 1989, as amended and supplemented as of the date hereof (the "Parent Rights Agreement") relating to the Series A Junior Preferred Stock Purchase Rights issued thereunder. Neither Parent nor any of its Subsidiaries has outstanding any Voting Debt.

  (d) Corporate Authority.

  (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

  (ii) The board of directors of Parent and Merger Sub have each approved this Agreement and the Merger and the other transactions contemplated hereby.

  (iii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" laws.

  (e) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act, the Exchange Act, (C) to comply with state securities or "blue sky" laws,
(D) required to be made with the NYSE and (E) the filing of appropriate documents with, and approval of, the Commissioner of Insurance of Texas, and such consents as may be required under the insurance laws of any state in which the Company, Parent or any of their respective subsidiaries is domiciled or does business, to the knowledge of the executive officers of Parent, following consultation with counsel, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. The term "knowledge" when used in this Agreement with respect to the executive officers of Parent shall mean the actual knowledge of its officers holding a title of "Senior Vice President" or above, without obligation of any further review or inquiry, and does not include information of which they may be deemed to have constructive knowledge only.

  (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Significant Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

  (f) Parent Reports; Financial Statements.

  (i) Parent has delivered to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1994 (the "Parent Audit Date"), including (i) Parent's Annual Report on Form 10-K for the years ended December 31, 1994, 1995 and 1996 and (ii) Parent's Quarterly Report on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Parent Reports"). As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

  (ii) Since the Parent Audit Date, each of the Parent Insurance Subsidiaries has filed all annual or quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority (collectively, the "Parent SAP Statements"). Financial Statements included in the Parent SAP Statements and prepared on a statutory basis, including the notes thereto, have been prepared in all material respects in accordance with accounting practices prescribed or permitted by applicable state regulatory authorities in effect as of the date of the respective statements, and such accounting practices have been applied on a substantially consistent basis throughout the periods involved, except as expressly set forth in the notes or schedules thereto. Such financial statements present fairly the respective statutory financial positions and results of operation of each of the Parent Insurance Subsidiaries as of their respective dates and for the respective periods presented therein.

  (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, business or results of operations of Parent and its Subsidiaries or, to the knowledge of the executive officers of Parent, any development or combination of developments that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) except as required by GAAP or applicable statutory accounting principles, any material change by Parent in accounting principles, practices or methods; (iii) except as otherwise permitted by this Agreement, any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iv) any material addition, or any development involving a prospective material addition, to Parent's consolidated reserves for future policy benefits or other policy claims and benefits other than as a result of ordinary sales activities; or (v) except as required by GAAP or applicable statutory accounting principles, any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Parent Insurance Subsidiary.

  (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to environmental and occupational safety and health matters, that, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

  (i) Contracts. Parent has made available to the Company or the representatives of the Company a true, accurate and complete copy of each Contract to which Parent or any of the Parent Subsidiaries is a party or by which it is bound which:

    (i) is material to Parent and which is not disclosed as an exhibit to Parent Reports; or

    (ii) is a reinsurance or retrocession contract which requires the payment of premiums by Parent or the Parent Subsidiaries of amounts in excess of $5,000,000 per year; or

    (iii) is a distribution or other Contract which accounts (or is reasonably likely to account) for 5% or more of Parent's or the Parent Subsidiaries' premiums and deposits annually; or

    (iv) contains covenants limiting the freedom of Parent or any of the Parent Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of the Parent Subsidiaries to acquire equity securities of any person or entity; or

    (v) is an employment or severance contract applicable to any employee of Parent or the Parent Subsidiaries, including without limitation contracts to employ executive officers and other contracts with officers or directors of Parent or any of the Parent Subsidiaries, other than any such Contract which by its terms is terminable by Parent or any of the Parent Subsidiaries on not more than 60 days' notice without material liability (collectively, together with such contracts as are filed as exhibits to the Parent Reports, the "Parent Contracts").

  (j) Compliance with Laws; Permits. (i) The business and operations of the Parent Insurance Subsidiaries have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

  (ii) In addition to Insurance Laws, except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of the Parent and its Subsidiaries have not been, and are not being conducted in violation of any Laws, except for violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

  (k) Ownership of Shares. Parent "beneficially owns" or is the "beneficial owner" of 32,201,964 Shares (as such terms are defined in Section 13D of the Exchange Act and the rules and regulations promulgated thereunder) and all of the information contained in Parent's filings with the SEC on Schedule 13D, as amended as of the date of this Agreement, is true and correct in all material respects, it being understood that Parent will amend such Schedule 13D promptly following the execution of this Agreement.

  (l) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Goldman, Sachs & Co. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

  (m) Available Funds. Parent has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement.

                                  ARTICLE VI

                                   Covenants

  6.1. Interim Operations. (a) The Company covenants and agrees that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

  (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

  (ii) it shall not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries other than sales, dispositions or transfers of such capital stock between the Company and/or its Subsidiaries; (B) amend its certificate of incorporation or by-laws; (C) split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends not in excess of $.04 per Share; or (E) repurchase, redeem or otherwise acquire, except in connection with the Stock Plan (including any Tax withholding in connection with awards under the Stock Plan), or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

  (iii) neither it nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than Shares issuable pursuant to options outstanding on the date hereof under the Stock Plan or Shares issuable under the Compensation and Benefit Plans) or, other than in the ordinary and usual course of business, any other property or assets and; (B) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (C) other than in the ordinary and usual course of business, make or authorize or commit for any capital expenditures in excess of $10,000,000 or make any significant acquisition of, or investment in, assets or stock of any other Person or entity; or (D) incur any funded indebtedness except as set forth in Section 6.1(a)(iii) of the Company Disclosure Letter;

  (iv) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases) or enter into any transaction, agreement or arrangement with or for the benefit of any of their respective officers, directors or employees, other than any such transactions, agreements or arrangements that have been previously disclosed to Parent and are entered into in the ordinary and usual course of business; provided, however, that, the Company shall be permitted to take all actions necessary or appropriate to provide for the cashless exercise of options outstanding under the Stock Plan and, following consultation with Parent, to pay bonuses in respect of 1997 prior to the Closing Date that are consistent with past practices, and, subject to the consent of Parent, additional bonuses;

  (v) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

  (vi) neither it nor any of its Subsidiaries shall make or change any Tax election, settle any material audit, file any amended Tax Returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; and

  (vii) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  (b) Parent covenants and agrees that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

  (i) the business of it and its Significant Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Significant Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

  (ii) it shall not declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends; and

  (iii) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  6.2. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) any Transaction Statement on Schedule 13E-3 to be filed with the SEC by the Company concurrently with the filing of the preliminary proxy materials relating to the Merger (the "Transaction Statement") will, at the time the Transaction Statement is filed with the SEC, at the time the S-4 Registration Statement becomes effective, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company and at the date of the meeting of the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material law required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  6.3. Stockholders Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement. Subject to Section 6.18 of this Agreement, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval.

  6.4. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly prepare, and the Company shall file with the SEC, the Prospectus/Proxy Statement and the Transaction Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use its best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company.

  (b) The Company and Parent each shall use its best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated the date on which the S-4 Registration Statement shall become effective, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

  (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

  (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

  (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

  6.5. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that none of the Company, Parent nor their respective Representatives shall be required to give access to documents or disclose information if access to the documents or disclosure of the information would result in the loss of an attorney-client privilege and, provided, further, no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by either of its officers, as the case may be.

  6.6. Affiliates. Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Stockholders Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall seek to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit A (the "Affiliates Letter"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

  6.7. Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date.

  6.8. Publicity. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

  6.9. Benefits.

  (a) Stock Options.

  (i) At the Effective Time, each outstanding option to purchase Shares (a "Company Option") under the Stock Plan, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time and the Shares received in such exercise been deemed to be Stock Election Shares (without regard to any proration thereof) (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing; provided, however, that in the case of any Company Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company shall make all necessary arrangements to permit the assumption of the unexercised Company Options by Parent pursuant to this Section.

  (ii) Effective at the Effective Time, Parent shall assume each Company Option in accordance with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the Parent Common Stock subject to such Company Options, and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

  (b) Employee Benefits.

  (i) From and after the Effective Time, Parent shall, or shall cause the Company or any Subsidiary to, honor and be bound by the terms and conditions of each Compensation and Benefit Plan and each employee or executive benefit plan, program or agreement, including, without limitation, severance agreements, sponsored or maintained by the Company or any Subsidiary or to which the Company or any Subsidiary is party or which has been adopted by the board of directors of the Company prior to the date hereof (a "Company Benefit Arrangement"). Nothing in the immediately preceding sentence shall be construed to limit the right of Parent or any Parent Subsidiary, as the case may be, following the Effective Time to amend, modify or terminate any such Company Benefit Arrangement pursuant to the terms and conditions thereof as in effect immediately prior to the Effective Time.

  (ii) Without limiting the generality of the foregoing, from and after the Effective Time, Parent shall, or shall cause the Company and its Subsidiaries to, make available to each person who is an employee of the Company and its subsidiaries at the Effective Time (the "Company Employees") employee benefit plans and programs which are either (a) the same as are made available to the employees of Parent, on terms and conditions generally applicable to the employees of Parent (except that no accrued service credit will be given to Company Employees for service prior to the Effective Time under Parent's defined benefit retirement plan) or (b) no less favorable to the Company Employees than the terms and conditions of the Company Benefit Arrangements in which they were participating immediately prior to the Effective Time. Notwithstanding the foregoing, in no event shall any employee receive duplicate benefits with respect to any period of service. To the extent any employee benefit plan or program in which any Company Employee participates after the Effective Time (x) imposes any pre-existing condition limitation, such condition shall be waived, (y) has a deductible or requires a co-payment by the Company Employee that is subject to a maximum out-of-pocket limitation, there shall be credited against any such deductible or limitation any costs incurred by such Company Employee during the comparable period under the terms of the corresponding Company Benefit Arrangement prior to the Effective Time or (z) imposes a waiting period, for purposes of eligibility or vesting, the Company Employees will receive credit for service with the Company or its Subsidiaries prior to the Effective Time.

  6.10. Expenses. Parent will pay, or will cause the Surviving Corporation to pay, all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that, in the event that the Merger is not consummated, expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

  6.11. Indemnification; Directors' and Officers' Insurance. (a) Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

  (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

  (c) For not less than six years after the Effective Time, Parent shall and shall cause the Surviving Corporation to, maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

  (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

  6.12. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

  6.13. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

  6.14. Election to Parent's Board of Directors. At the Effective Time of the Merger, Parent shall promptly increase the size of its Board of Directors in order to cause Mr. Michael J. Poulos to be appointed to Parent's board of directors and, subject to fiduciary obligations under applicable law, shall use its best efforts to cause Mr. Michael J. Poulos to be elected as a director of Parent at the first annual meeting of stockholders of Parent with a proxy mailing date after the Effective Time.

  6.15. Amendment to Shareholder's Agreement. Simultaneously with the execution of this Agreement, Parent and the Company shall enter into an amendment to the Shareholder's Agreement, dated as of December 2, 1994 (the "Shareholder's Agreement"), between Parent and the Company, in the form attached as Exhibit B hereto.

  6.16. Acquisition Proposals. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this
Section 6.16 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the Company stockholders under applicable law and (B) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in customary form. The Company shall notify Parent of any Acquisition Proposal

(including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. The term "Acquisition Proposal" as used herein means any tender or exchange offer involving the capital stock of the Company or any of the Company Subsidiaries, any proposal for a merger, consolidation or other business combination involving the Company or any of the Company's Subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any of the Company's Subsidiaries, any proposal or offer with respect to any recapitalization or restructuring of the Company or any of the Company's Subsidiaries, or any proposal or offer with respect to any other transactions similar to any of the foregoing with respect to the Company of any of the Company Subsidiaries, other than the Merger contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal and shall notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Board of Directors of the Company no longer seeks the making of any Acquisition Proposal.

  6.17. Fiduciary Duties. The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) enter into any agreement (other than a confidentiality agreement entered into in accordance with Section 6.16(B)(y)) with respect to any Acquisition Proposal, or (iv) terminate this Agreement in response to an Acquisition Proposal unless, in each case, the Company receives an unsolicited Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with independent legal counsel and financial advisors, that such action is necessary in order to comply with its fiduciary duties to stockholders under applicable law. Nothing contained in this Section 6.17 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Board of Directors of the Company based on the advice of independent legal counsel, is required under applicable law; provided that, except as otherwise permitted in this Section 6.17, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. The parties agree that nothing in this Agreement shall require any director of the Company to violate any applicable Law.

  6.18. Intercompany Dividend. If Parent so requests, on or before the business day immediately preceding the Closing Date, the Company will cause LIFECO to declare and pay a dividend to the Company in such amount as Parent may request, subject to legally available funds, such dividend to be paid in the form of a demand promissory note or such other form as the parties may mutually agree.

                                  ARTICLE VII

                                  Conditions

  7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

  (a) Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole stockholder of Merger Sub in accordance with applicable law and the certificate and by-laws of each such corporation.

  (b) NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

  (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from (i) the Texas Department of Insurance and the Missouri Department of Insurance and (ii) any other Governmental Entity the failure to make or obtain which would be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect or in the imposition of criminal sanctions, in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

  (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order").

  (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

  7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in this Agreement that is qualified by a "Company Material Adverse Effect" standard shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and (ii) such representations and warranties that is not so qualified (the "Non-Qualified Representations") shall be true and correct in all material respects as of the date of the Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by the Chairman or any Vice Chairman of the Company to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 7.2(a) shall be deemed to have been satisfied even if such Non-Qualified Representations are not so true and correct unless the failure of such Non-Qualified Representations to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chairman or any Vice Chairman of the Company to such effect.

  (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent of approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

  (d) Terminations. No policyholder, contractholder or group of policyholder or contractholder affiliates, or Persons writing, selling, distributing or producing business, that individually accounted for 10% or more of the annual premium or annuity income (as determined in accordance with SAP) of the Company and the Company Subsidiaries, taken as a whole, for the twelve-month period then ended, shall have (x) terminated or given written notice of its intention to terminate any agreements in effect on the date hereof or (y) adversely modified the terms of such agreements in a manner reasonably likely to result in a Company Material Adverse Effect.

  (e) The employment and severance agreements between Parent and certain employees of the Company entered into on the date hereof shall not have been repudiated by such employees.

  7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

  (a) Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified by a "Parent Material Adverse Effect" standard shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date), and (ii) such representations and warranties that is not so qualified (the Non-Qualified Parent Representations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), and the Company shall have received a certificate signed on behalf of Parent by the Vice Chairman or the President of Parent and the President of Merger Sub to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 7.3(a) shall be deemed to have been satisfied even if such Non-Qualified Parent Representations are not so true and correct unless the failure of such Non-Qualified Parent Representations to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect or is reasonably likely to prevent or to materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

  (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by the Vice Chairman or President of Parent and the President of Merger Sub to such effect.

  (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

                                 ARTICLE VIII

                                  Termination

  8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

  8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if
(i) the Merger shall not have been consummated by June 30, 1998, whether such date is before or after the date of approval by the stockholders of the Company (the "Termination Date"), (ii) the approval of the Company's stockholders required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

  8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by action of the Board of Directors of the Company if (a) the Board of Directors of the Company shall have taken or resolved to take any of the actions set forth in, and in accordance with the terms of, clauses (i)--
(iv) of Section 6.17, (b) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach, and which would be reasonably likely to result in the failure of a condition to Closing contained in Section 7.1 or 7.3 of this Agreement to be satisfied, or (c) subject to Section 4.4(b), the Board of Directors of the Company shall have exercised its rights under Section 4.4(a).

  8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent if (a) the Board of Directors of the Company shall have taken or resolved to take any of the actions set forth in clauses
(i)--(iv) of Section 6.17, or (b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the party committing such breach, and which would be reasonably likely to result in the failure of a condition to Closing contained in Section 7.1 or 7.2 of this Agreement to be satisfied.

  8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 8.5(b) and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

  (b) In the event that (i) this Agreement is terminated by Parent pursuant to
Section 8.4(a), (ii) this Agreement is terminated by the Company pursuant to
Section 8.3(a), or (iii) prior to the termination of this Agreement any Person shall have commenced a tender or exchange offer which would, if successful, result in the acquisition by such Person of fifty-one percent (51%)or more of the outstanding Shares and such tender or exchange offer is completed not later than six (6) months following the termination of this Agreement, the Company shall promptly, but not later than two business days after the date of any such termination (or the date of completion of such tender or exchange offer, as the case may be), pay to Parent in same day funds an amount, not to exceed $7.5 million, equal to the reasonably documented out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any fees and expenses of financial advisors and legal counsel. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

                                  ARTICLE IX

                           Miscellaneous and General

  9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.7 (Stock Exchange Listing), 6.9 (Benefits),
6.10 (Expenses) and 6.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 4.4 (Termination Right; Adjustment Right) Section 6.8 (Publicity), Section 6.10 (Expenses), and
Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

  9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

  9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

  9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counter- part being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

  9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

  if to Parent or Merger Sub

  American General Corporation
  2929 Allen Parkway
  Houston, Texas 77019
  Attention: President
  fax: (713) 831-1266

  (with a copy to:
  Morris J. Kramer, Esq
  Skadden, Arps, Slate, Meagher & Flom, LLP
  919 Third Avenue
  New York, NY 10022
  fax: (212) 735-2000)

  if to the Company

  Western National Corporation
  5555 San Felipe, Suite 900
  Houston, Texas 77056
  Attention: President
  fax: (713) 888-7894

  (with a copy to:
  James C. Morphy, Esq.
  Sullivan & Cromwell
  125 Broad Street
  New York, NY 10004
  fax: (212) 558-3588)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

  9.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

  9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

  9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

  9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

  9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          WESTERN NATIONAL CORPORATION

                                                  /s/ Michael J. Poulos
                                          By: ---------------------------------
                                             Name: Michael J. Poulos
                                             Title:  Chairman, President and
                                                  Chief Executive Officer

                                          AMERICAN GENERAL CORPORATION

                                                  /s/ Robert M. Devlin
                                          By: ---------------------------------
                                             Name: Robert M. Devlin
                                             Title:  Chairman and Chief
                                              Executive Officer

                                          ASTRO ACQUISITION CORP.

                                                  /s/ Robert M. Devlin
                                          By: ---------------------------------
                                             Name: Robert M. Devlin
                                             Title:  Chairman and President

                                                                        ANNEX B

                                     LOGO

                                                               January 26, 1998

Special Committee and the Board of Directors
Western National Corporation
5555 San Felipe Road
Houston, TX 77056

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the stockholders of Western National Corporation ("Western National" or the "Company") of the consideration to be received by such stockholders, other than American General Corporation ("American General"), pursuant to the terms of the Agreement and Plan of Merger, dated as of September 11, 1997 and amended as of January 15, 1998 (the "Agreement"), among the Company, American General and Astro Acquisition Corp. ("Astro"), an indirect wholly-owned subsidiary of American General pursuant to which Astro will be merged (the "Merger") with and into the Company.

  Pursuant to the Agreement, each share of the Common Stock, par value one-thousandth of a dollar ($0.001) per share, of the Company (the "Shares") issued and outstanding (other than Shares owned by American General or its subsidiaries or Shares owned by the Company) shall be converted into, and become exchangeable for, at the election of the holder of Shares: (i) $29.75 in cash (the "Cash Consideration"), or (ii) the number of shares of Common Stock, par value $0.50 per share, of American General ("American General Common Stock") equal to the ratio (the "Conversion Ratio") determined by dividing $29.75 by the average of the per share high and low sales prices (the "Average Price") of American General Common Stock for the ten (10) trading days ending on (and including) the fifth trading day (the "Determination Date") prior to the Closing (the "Stock Consideration") (the Cash Consideration or the Stock Consideration, as applicable, the "Merger Consideration"); provided that (x) subject to the terms of the merger agreement, if the Average Price is equal to or less than $47.00, (A) the Cash Consideration shall be adjusted to an amount equal to the sum of (aa) the product of .3165 multiplied by such Average Price, plus (bb) $14.875, and (B) the Conversion Ratio shall be adjusted to equal the sum of (aa) .3165 plus
(bb) the ratio of $14.875 to such Average Price; and (y) if the Average Price is equal to or greater than $53.00 and less than $60.00, (A) the Cash Consideration shall be adjusted to an amount equal to the sum (aa) the product of .2807 multiplied by such Average Price, plus (bb) $14.875, and (B) the Conversion Ratio shall be adjusted to equal the sum of (aa) .2807 plus (bb) the ratio of $14.875 to such Average Price. Pursuant to the Agreement, the Board of Directors of the Company has the right to elect to abandon the Merger and terminate the Agreement following the Determination Date if the Average Price is less than $40.00, provided, however, that American General has the right, but not the obligation, to increase the aggregate Merger Consideration to be delivered to stockholders of the Company such that the per share value of the Merger Consideration is equal to the per share value of the Merger Consideration that would have been received if the Average Price had been equal to $40.00, whereupon no abandonment or termination shall be deemed to have occurred.

  The number of Shares to be converted into the right to receive Cash Consideration in the Merger, and the number of Shares to be converted into the right to receive Stock Consideration in the Merger shall in each case be equal to fifty percent (50%) of (i) the number of Shares issued and outstanding immediately prior to the effective time of the Merger less (ii) the number of Shares owned by American General and its subsidiaries (except for Shares owned on behalf of third parties) and dissenting shares.

  In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto and the Shareholders' Agreement dated December 2, 1994 by and among American General, AGC Life Insurance Company, and Western National and Amendment No. 1 thereto dated September 13, 1996. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and American General including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning 1997 and ending 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and American General with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and American General, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and American General or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which American General Common Stock will trade at any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction or whether such stockholder should elect cash consideration or stock consideration.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has participated as a co-manager in certain public offerings of debt securities by American General and has received usual and customary compensation for such services.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration is fair to the stockholders of the Company, other than American General, from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION


                                             /s/ Mark K. Gormley
                                          By:--------------------------
                                            Mark K. Gormley
                                            Managing Director

                                                                    ANNEX C
-------------------------------------------------------------------------------
Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

                                                                   LOGO

-------------------------------------------------------------------------------

PERSONAL AND CONFIDENTIAL
-------------------------

September 11, 1997

Board of Directors
American General Corporation
2929 Allen Parkway
Houston, TX 77019

Ladies and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to American General Corporation (the "Company") of the Aggregate Consideration (as defined below) to be paid for each share of Common Stock, par value $.001 per share (the "Western National Common Stock"), of Western National Corporation ("Western National"), pursuant to the Agreement and Plan of Merger dated as of September 11, 1997 among Western National, the Company and Astro Acquisition Corp. ("Merger Sub"), an indirect wholly-owned subsidiary of the Company (the "Agreement"). Pursuant to the Agreement, Merger Sub will be merged with Western National (the "Merger") and each outstanding share of Western National Common Stock (a "Share") (other than Shares owned by the Company or its subsidiaries) will be converted into (i) a number of shares of Common Stock, par value $0.50 per share, of the Company (the "Company Common Stock") determined as set forth in the Agreement (the "Stock Consideration") or (ii) $29.75 per Share in cash, subject to adjustment as set forth in the Agreement (the "Cash Consideration"). Holders of Shares may elect to convert such Shares into the right to receive either Stock Consideration or Cash Consideration, subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The total amount of Stock Consideration and Cash Consideration to be paid by the Company pursuant to the Agreement is collectively referred to herein as the "Aggregate Consideration."

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including acting as its financial advisor in connection with its joint venture project with Grupo Nacional Provincial, S.A., having sold 6,400,000 shares of Company Common Stock to the Company in connection with an accelerated stock buyback on April 15, 1997, having acted as lead manager or as Initial Purchaser in five issues of fixed income or convertible securities in 1995 and 1996, including a public offering of 6.00% Convertible Monthly Income Preferred Securities issued by American General Delaware, L.L.C. on May 24, 1995, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

  LOGO

  Goldman, Sachs & Co. is a full service securities firm and in the course of our normal trading activities (including the foregoing stock buyback) we have accumulated, as of September 10, 1997, (i) an aggregate net long position of 1,406,640 shares of Western National Common Stock, and (ii) an aggregate net short position of 1,139,317 shares of the Company Common stock.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Shareholder's Agreement dated December 2, 1994 between Western National and the Company, as amended; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company and Western National for the five years ended December 31, 1996; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Western National; certain other communications from the Company and Western National to their respective shareholders; and certain internal financial analyses and forecasts of certain cost savings (the "Synergies") expected by the Company to be achieved as a result of the Merger. In addition, we have reviewed financial and operational information for Western National which included among other things, audited financial statements for the years 1994, 1995 and 1996 and certain internal financial analyses and forecasts for Western National prepared by its management. We also have held discussions with members of the senior management of the Company and Western National regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies and the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement. In addition, we have reviewed the reported price and trading activity for the shares of the Company Common Stock and Western National Common Stock, compared certain financial and stock market information for the Company and Western National with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the annuity and insurance industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the Synergies and projections, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Western National and that such forecasts will be realized in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Western National or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Aggregate Consideration to be paid by the Company is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.
-------------------------------
GOLDMAN, SACHS & CO.

                                                                        ANNEX D

               EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE
                   STATE OF DELAWARE RELATING TO THE RIGHTS
                          OF DISSENTING STOCKHOLDERS

262 APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S) (S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.